Exhibit 2.1

ASSET PURCHASE AGREEMENT

dated as of March 16, 2023

by and among

LABORATORY CORPORATION OF AMERICA HOLDINGS,

Enzo Clinical Labs, Inc.

and

ENZO BIOCHEM, INC.

i

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

SCHEDULES

Attached

DISCLOSURE SCHEDULES

Attached

EXHIBITS

Exhibit A	Form of Assignment and Assumption of Lease

Exhibit B	Form of Assignment, Assumption and Bill of Sale

Exhibit C	Form of Escrow Agreement

Exhibit D	Form of Intellectual Property Agreement

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of March 16, 2023 (the “Effective Date”), is entered into by and among Laboratory Corporation of America Holdings, a Delaware corporation (“Buyer”), Enzo Clinical Labs, Inc., a New York corporation (“Seller”), and Enzo Biochem, Inc., a New York corporation (“Seller Parent”). Buyer, Seller and Seller Parent are collectively herein referred to as the “Parties” and each individually as a “Party.”

RECITALS

WHEREAS, Seller Parent, indirectly through Seller, is engaged in the business of performing diagnostic tests in its clinical and anatomical pathology laboratories and provides related laboratory testing support services, in each case, including phlebotomy, accessioning, processing, electronic data interface support, supply warehousing and distribution, logistics, customer service, and consumer services to support healthcare entities, providers, patients, and other non-healthcare entities, including municipalities, employer groups, schools, unions, and trade organizations, both in the diagnosis and management of acute and chronic disease as well as general non acute screening, including drug testing and COVID-19 surveillance testing (the “Business”);

WHEREAS, Seller desires, and Seller Parent desires to cause Seller, to sell, assign and transfer, and Buyer desires to purchase, assume and accept from Seller, all of Seller’s right, title and interest in and to certain assets related to the Business, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors of Seller Parent has (i) approved and declared advisable this Agreement and the transactions contemplated hereby on the terms and subject to the conditions set forth herein, (ii) declared and determined that it is in the best interests of the stockholders of Seller Parent that Seller Parent and Seller enter into this Agreement and consummate the transactions contemplated hereby on the terms and subject to the conditions set forth herein, (iii) directed that this Agreement be submitted to a vote at a meeting of the stockholders of Seller Parent for approval and adoption, and (iv) recommended that the stockholders of Seller Parent approve and adopt this Agreement and the transactions contemplated hereby; and

WHEREAS, contemporaneously with the execution of this Agreement, and as an inducement to the willingness of Buyer to enter into this Agreement, certain stockholders of Seller Parent (the “Principal Stockholders”) are entering into an agreement with Buyer pursuant to which, among other things, the Principal Stockholders have agreed, subject to the terms thereof, to vote all shares of common stock of Seller Parent over which each has voting control in favor of adoption of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, agreements, representations, and warranties contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and incorporating the above recitals with and into this Agreement, the Parties hereby agree as follows:

Article I
DEFINITIONS

1.1 Definitions. When used in this Agreement, these terms have these meanings:

(a) “Acceptable Confidentiality Agreement” means a confidentiality agreement that is either (i) in effect as of the execution and delivery of this Agreement and containing provisions that require any counterparty thereto (and any of its Affiliates and Representatives named therein) that receives material non-public information of or with respect to the Business to keep such information confidential, or (ii) executed, delivered and effective after the execution and delivery of this Agreement and containing provisions that require any counterparty thereto (and any of its Affiliates and Representatives named therein) that receives material non-public information of or with respect to the Business to keep such information confidential and containing confidentiality provisions, a “non-solicitation” provision and a “standstill” provision, in each case (x) no less favorable to Seller and Seller Parent, in the aggregate and in any material respect, than those set forth in the Confidentiality Agreement, and (y) permits the sharing of information by Seller and Seller Parent to Buyer in accordance with Section 5.2 of this Agreement.

(b) “Acquired Assets” means

(1) the assets of Seller that are primarily used in the Business and not included in the Excluded Assets, including:

(i) all customer accounts of the Business, all customer files and records, sales data, lists of courier routes, customer requirements, and ordering patterns used by the Business;

(ii) copies or originals of any and all past and pending documents of sales and service information, billing records, sales and promotional literature (including marketing, advertising, promotional, sales, and training materials), payor lists, inventory cost records, quality control records and procedures, machinery and equipment records, mailing lists, purchase orders, customer records (including correspondence) and sample materials, in each case, in any form or medium, that are used or held for use in the operation or conduct of the Business;

(iii) all of Seller’s customer and vendor lists, pricing and cost information and customer relationships;

(iv) all inventory and supplies used in connection with the operation of the Business as of the Closing Date and located at any Assigned Location, but including customer supplies of the Business located at Seller’s site in Farmingdale, NY, and all applicable warranties against manufacturers or vendors but excluding inventory and supplies located at patient service centers that are not Assigned Locations;

(v) (A) all other owned tangible personal property and equipment, including owned furniture, fixtures and laboratory equipment, used in connection with the operation of the Business as of the Closing Date and located at any Assigned Location (including, for the avoidance of doubt, the owned tangible personal property and equipment located at the Manhattan STAT Laboratory), (B) the leased or rented tangible personal property and equipment that is related to an Assigned Contract, and (C) the owned tangible personal property and equipment at Seller’s site in Farmingdale, NY set forth on Schedule 1.1(b)(v), except in each case for that tangible personal property and equipment reasonably needed to provide the STAT Services (as reasonably determined by the Parties) and the tangible personal property and equipment located at patient service centers that are not Assigned Locations, and, in each case, all applicable warranties against manufacturers or vendors;

(vi) all reserves, security and other deposits, advances and prepaid expenses and credits related to the Assigned Contracts or any other Acquired Assets, including those listed on Schedule 1.1(b)(vi);

(vii) all orders arising from the Business (excluding the Standing Orders and Hold Orders of the Business prior to the Closing except as otherwise provided in Section 1.1(b)(xii));

(viii) all Seller’s rights to telephone and facsimile numbers primarily used in the operation of the Business, including those set forth on Section 3.20 of the Disclosure Schedules, to the extent transferable;

(ix) the Assigned Contracts;

(x) all of Seller’s claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind against third parties relating to the Assigned Contracts arising from and after the Closing Date, choate or inchoate, known or unknown, contingent or non-contingent, and whether or not liquidated, in each case arising out of or related to events from and after the Closing Date;

(xi) the benefit of and all rights to enforce any covenants, warranties, representations or guarantees under the Assigned Contracts (including covenants or warranties made by any Person in connection with the Assigned Contracts or services furnished to Seller affecting the Assigned Contracts), in each case, relating to matters arising from and after the Closing Date;

(xii) copies of the Books and Records;

(xiii) all Material Permits used or held for use in connection with any Assigned Location or the operation of the Business in connection with any Assigned Location, including the applicable Material Permits set forth on Section 3.5(a)(i) of the Disclosure Schedules, to the extent transferable;

(xiv) the motor vehicles used in connection with the Business, including those listed on Section 3.23 of the Disclosure Schedules, and all applicable warranties against manufacturers or vendors;

(xv) the laboratory-related IT Assets set forth on Schedule 1.1(b)(xv);

(xvi) all accounts receivable and other receivables relating to the Business arising from services performed on and after the Closing Date, other than those accounts receivable and other receivables arising from Add-On Testing Services;

(xvii) all goodwill and going concern value associated with the assets described in the foregoing clauses; and

(2) the following assets of Seller and Seller Parent (including the Affiliates of Seller Parent) (collectively, the “Acquired Intellectual Property Assets”):

(i) the Intellectual Property exclusively used in the Business including the trade names “Enzo Labs”, “Enzo Clinical Labs”, “GoTestMeNow” and variations thereof and all rights to the domain names “enzoclinicallabs.com”, “enzodirect.com” and “gotestmenow.com” and variations thereof. For the avoidance of doubt, the Acquired Intellectual Property Assets shall not include any patents or any Intellectual Property of any type in or to any products, including reagents, probes, antibodies, dyes, or the GENFLEX equipment that, prior to the Closing, were manufactured or otherwise procured for the Business by Seller Parent or its subsidiaries.

(c) “Action” means any action, complaint, claim, suit, litigation, audit, investigation or other legal proceeding at law or in equity by or before, or otherwise involving, any Governmental Authority.

(d) “Add-On Testing Services” shall have the meaning set forth in Section 7.14(a).

(e) “Adverse Recommendation Change” shall have the meaning set forth in Section  5.2(d).

(f) “Affiliate” means, with respect to any specified Person, a Person, directly or indirectly, through one or more intermediaries, controlled by, under common control with, or controlling such Person. For purposes of this definition, “control” of a Person means the possession, direct or indirect, of the power to (i) vote more than 50% of the equity interests of such Person, (ii) elect more than 50% of the members of the board of directors (or other similar governing body) of such Person, or (iii) direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

(g) “Aggregate Ticking Fee” shall have the meaning set forth in Section 2.3(e).

(h) “Aggregate Ticking Fee Closing Payment” shall mean an amount equal to the following percentages of the Aggregate Ticking Fee paid on the Closing Date:

(i) If the Closing Date is on or prior to the Final Transaction Expiration Date, (A) if the HSR Clearance Date occurred prior to the Shareholder Approval Date, 50% of the Aggregate Ticking Fee paid from the Shareholder Approval Date to the Closing Date, or (B) if the HSR Clearance Date occurred after the Shareholder Approval Date, 100% of the Aggregate Ticking Fee paid for the period from the Shareholder Approval Date to the HSR Clearance Date, and 50% of the Aggregate Ticking Fee paid from the HSR Clearance Date to the Closing Date.

(ii) If the Closing Date is after the Final Transaction Expiration Date, (A) if the HSR Clearance Date occurred prior to the Shareholder Approval Date, 50% of the Aggregate Ticking Fee paid from the Shareholder Approval Date to the Final Transaction Expiration Date (if any) and 100% of the Aggregate Ticking Fee paid thereafter, or (B) if the HSR Clearance Date occurred after the Shareholder Approval Date, 100% of the Aggregate Ticking Fee paid for the period from the Shareholder Approval Date to the HSR Clearance Date (or the Final Transaction Expiration Date, if earlier), 100% of the Aggregate Ticking Fee paid from the Final Transaction Expiration Date to the HSR Clearance Date (if the HSR Clearance Date occurs after the Final Transaction Expiration Date), 50% of the Aggregate Ticking Fee paid from the HSR Clearance Date to the Final Transaction Expiration Date (if the Final Transaction Expiration Date occurs after the HSR Clearance Date), 50% of the Aggregate Ticking Fee paid from the HSR Clearance Date to the Closing Date (if the HSR Clearance Date occurs after the Final Transaction Expiration Date), 100% of the Aggregate Ticking Fee paid from the Final Transaction Expiration Date to the Closing Date (if the Final Transaction Expiration Date occurs after the HSR Clearance Date) and 100% of the Aggregate Ticking Fee paid from the Shareholder Approval Date to the Closing Date (if both the Shareholder Approval Date and the HSR Clearance Date occur after the Final Transaction Expiration Date).

(i) “Agreement” shall have the meaning set forth in the preamble hereto.

(j) “Alternative Transaction” shall have the meaning set forth in Section 5.2(a).

(k) “Amended STAT Services Agreement” means, that certain STAT Services Agreement between Seller and Buyer, dated as of October 17, 2022, as amended by the STAT Services Agreement Amendment.

(l) “Anti-Corruption Law” shall have the meaning set forth in Section 3.4(c).

(m) “Anti-Kickback Statute” shall have the meaning set forth in Section 3.5(g).

(n) “Apportioned Obligations” shall have the meaning set forth in Section 7.5(b).

(o) “Assigned Contracts” means, collectively, (i) each Assigned Real Property Lease and (ii) each Contract set forth on Schedule 1.1(o).

(p) “Assigned Locations” shall have the meaning set forth in Section 5.8.

(q) “Assigned Real Property Leases” shall be the Real Property Leases for the Assigned Locations as such Real Property Leases may be extended, renewed or amended pursuant to the Lease Extensions.

(r) “Assigned Real Property List” shall have the meaning set forth in Section 5.8.

(s) “Assignment and Assumption of Leases” means the Assignment and Assumption of Lease Agreements, in the forms set forth on Exhibit A hereto.

(t) “Assignment, Assumption and Bill of Sale” means an Assignment, Assumption and Bill of Sale, in the form set forth on Exhibit B hereto.

(u) “Assumed Liabilities” means the Liabilities under the Assigned Contracts arising on or after the Closing Date, but excluding any Liabilities arising on or after the Closing Date that are based on facts, circumstances, or occurrences arising prior to the Closing Date, or relating to any breach, violation or failure to perform that occurred prior to the Closing Date. In no event shall Assumed Liabilities include any Excluded Liabilities.

(v) “BAAs” means business associate agreements, as described under HIPAA at 45 C.F.R. §§ 164.502(e) and 164.504(e).

(w) “Balance Sheet Date” shall have the meaning set forth in Section 3.22(a).

(x) “Board Recommendation” shall have the meaning set forth in Section 3.2(b).

(y) “Books and Records” means all books and records of Seller and Seller Parent exclusively relating to the Business (excluding all patient information and other information that is not reasonably necessary to operate the Business) but specifically including copies of all records with respect to Standing Orders and Hold Orders for patients of the Business and any orders that are placed but not performed prior to the Closing.

(z) “Business” shall have the meaning set forth in the Recitals.

(aa) “Business Day” means any day other than (i) a Saturday, Sunday or federal holiday or (ii) a day on which commercial banks in New York are required to or may be closed.

(bb) “Business Employee” means each employee of Seller who spends the majority of their time working on the Business or who spends a majority of their time supporting the Business.

(cc) “Business Intellectual Property” shall have the meaning set forth in Section 3.28(b).

(dd) “Business Service Provider” means any employee, contractor, subcontractor, Representative, consultant or agent of Seller or Buyer or any of their respective Affiliates and who has acted in such capacity at any time within the 12-month period immediately preceding the date of hire, recruitment, solicitation, or retention; provided, however, that independent consultants and agents who have provided professional services to Seller shall not be deemed a Business Service Provider, and no Person shall be deemed a Business Service Provider of Seller or its Affiliates except to the extent such Person’s engagement pertained to the Business.

(ee) “Buyer” shall have the meaning set forth in the preamble hereto.

(ff) “Buyer Group” means Buyer and its agents and Representatives.

(gg) “Buyer Indemnified Parties” shall have the meaning set forth in Section 9.1(a).

(hh) “Cap” shall have the meaning set forth in Section 9.6(a)(ii).

(ii) “CLIA” shall have the meaning set forth in Section 3.5(a).

(jj) “Client Setup Data” shall have the meaning set forth in Section 3.7(a).

(kk) “Closing” shall have the meaning set forth in Section2.3(a).

(ll) “Closing Date” shall have the meaning set forth in Section2.3(a).

(mm) “Code” means the Internal Revenue Code of 1986, as amended or supplemented from time to time.

(nn) “Competition Laws” means the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, and any other federal, state, local or non-United States statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other Laws, each as amended from time to time, that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

(oo) “Confidential Information” means confidential information regarding the Business or the Acquired Assets or information of Buyer that is not generally known or generally available to the public, and which shall include the following with respect to the Business, the Acquired Assets, Buyer or Seller (solely with respect to the Business and the Acquired Assets), as applicable, whether written or not: (i) information regarding operations, assets, liabilities or financial condition; (ii) information regarding bidding, quotations, price, sales, profits, merchandising, marketing and promotions (including marketing strategies and concepts), advertising campaigns, capital expenditures, costs, joint ventures, business alliances, products, services or purchasing; (iii) information regarding the terms, conditions and relationship the Business, Buyer or Seller has with Business Service Provider (other than employees), including their identities, responsibilities, qualifications, benefits, compensation and files; (iv) customer lists, databases and other information and reports related to current or prospective customers, including, in each case, information regarding their identities, contact persons and purchasing patterns; (v) information regarding current or prospective vendors, suppliers, distributors or other business partners; and (vi) forecasts, projections, budgets, strategies, and business plans. Additionally, “Confidential Information” shall include all of the terms and conditions of this Agreement. Notwithstanding the foregoing, “Confidential Information” shall not include information which (A) as of the date of disclosure is already known to the receiving party, (B) is or becomes generally known or generally available to the public through no act or fault of Seller or any of its Affiliates, (C) is lawfully disclosed to the receiving party by a third party which is not known to the receiving party to be obligated to maintain and preserve such information as confidential and proprietary, or (D) is independently developed by or for the receiving party without the benefit of any Confidential Information.

(pp) “Confidentiality Agreement” shall have the meaning set forth in Section 7.2(a).

(qq) “Consents” shall mean any consents, notices, novations, approvals, authorizations, licenses, certificates, registrations, permissions, requirements, waivers, exemptions, leases, subleases, permits and agreements (or modifications or amendments thereto) required in order to transfer or assign any Acquired Asset.

(rr) “Contract” shall mean any legally binding agreement, contract, lease (including the Real Property Leases), note, indenture, mortgage, loan, evidence of Debt, purchase or sale order, letter of credit, franchise agreement, employment agreement, license, sublicense, instrument or other written commitment or arrangement, and all amendments, supplements or modifications thereto. For purposes of this Agreement, the term “Contract” shall include any series of related Contracts.

(ss) “CPT” shall have the meaning set forth in Section 3.22(c).

(tt) “Customers” means those customers with respect to the Business who ordered testing services from Seller at any time during the 24 months prior to the Closing.

(uu) “Daily Ticking Fee” shall have the meaning set forth in Section 2.3(e).

(vv) “Data Room” shall have the meaning set forth in Section 7.11.

(ww) “DEA” shall have the meaning set forth in Section 3.5(g).

(xx) “Debt” means, with respect to any Person at any date, without duplication: (i) all obligations (including the principal amount thereof and, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon) for borrowed money or in respect of loans or advances, whether short term or long term, whether or not represented by a bond, debenture, note, or other security instrument and whether or not convertible into any other security or instrument, (ii) all obligations evidenced by bonds, debentures, notes, swap agreements or other similar instruments or debt securities, (iii) any deferred obligation for the payment of the purchase price of any property or other asset purchased (other than current accounts payable that were incurred in the Ordinary Course of Business), (iv) all obligations in respect of letters of credit and bankers’ acceptances issued for the account of such Person, (v) all obligations arising from cash/book overdrafts or negative cash balances, (vi) all obligations arising from deferred compensation arrangements or employee bonuses (whether accrued or not), (vii) all obligations secured by a Lien (other than Permitted Liens) on the property or other assets of such Person (whether or not debt secured thereby has been assumed), (viii) all capital lease obligations determined in accordance with GAAP, (ix) notes and accounts payable to any Affiliates of such Person (and in the case of Seller or Seller Parent, to any of their respective stockholders) or any officers or employees of such Person, (x) all guarantees of such Person in connection with any of the foregoing, and (xi) all accrued interest, prepayment premiums or penalties related to any of the foregoing.

(yy) “Debt Amount” means all Debt that shall be paid off at the Closing pursuant to Section 2.8(a)(iv) provided that the Debt Amount may not exceed the total amount of the Purchase Price before the exclusion of the Debt Amount.

(zz) “Deductible” shall have the meaning set forth in Section 9.6(a)(i).

(aaa) “Disclosure Schedules” shall have the meaning set forth in the preamble to Article III.

(bbb) “Disputed Items” shall have the meaning set forth in Section 2.3(c).

(ccc) “DOJ” shall have the meaning set forth in Section 5.3(a).

(ddd) “Draft Purchase Price Allocation” shall have the meaning set forth in Section 2.6.

(eee) “Effective Date” shall have the meaning set forth in the preamble hereto.

(fff) “Employee Plan” means any plan, program, agreement, policy or arrangement, whether or not reduced to writing, and whether covering a single individual or a group of individuals, that is (i) a welfare plan within the meaning of Section 3(1) of ERISA, (ii) a pension benefit plan within the meaning of Section 3(2) of ERISA, (iii) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right, profit sharing or similar equity-based plan or agreement, or (iv) any other deferred-compensation, retirement, severance, retention, change-in-control, leave, vacation, welfare-benefit, bonus, incentive or fringe-benefit plan, program, agreement or arrangement maintained for the benefit of any Business Employee, officer, director or consultant of the Business.

(ggg) “Environmental Law” means all Laws relating to pollution or the protection of the environment or (with respect to exposure to Hazardous Substances) protection of human health or safety, including all those relating to the use, generation, recycling, processing, labeling, production, manufacture, remediation, treatment, storage, transportation, handling, exposure to, disposal, Release or threatened Release of Hazardous Substances.

(hhh) “ERISA” means the federal Employee Retirement Income Security Act of 1974, as amended.

(iii) “Escrow Account” means the account into which the Escrow Amount is deposited with the Escrow Agent and held by it, subject to disbursement as provided in Section 9.6 and the Escrow Agreement.

(jjj) “Escrow Agent” means Western Alliance Bank, an Arizona corporation, as escrow agent under the Escrow Agreement, or any successor Person appointed in accordance with the terms of the Escrow Agreement.

(kkk) “Escrow Agreement” means the Escrow Agreement in substantially the form attached hereto as Exhibit C.

(lll) “Escrow Amount” means $5,000,000.

(mmm) “Escrow Fund” means the Escrow Amount deposited with the Escrow Agent in the Escrow Account, as such amount may increase or decrease from time to time as provided in this Agreement or the Escrow Agreement.

(nnn) “Estimated Prepaid Amount” shall have the meaning set forth in Section  2.3(b).

(ooo) “Estimated Vacation Rollover Amount” shall have the meaning set forth in Section  2.3(b).

(ppp) “Exchange Act” shall have the meaning set forth in Section 3.3(c).

(qqq) “Excluded Accounts” shall have the meaning set forth in Section 3.5(c).

(rrr) “Excluded Assets” means the following assets of Seller or its Affiliates:

(i) cash and cash equivalents;

(ii) fee title interest in and to any real property and leasehold interests in any real property that are not Assigned Locations;

(iii) all other owned and leased tangible personal property and equipment that are not Acquired Assets or are otherwise primarily used in the Excluded Business;

(iv) the minute books, stock records and corporate seal, as applicable, of Seller and Seller Parent;

(v) insurance policies and rights thereunder (except insurance benefits, including rights and proceeds, arising from or relating to the Acquired Assets prior to the Closing Date);

(vi) accounts or notes receivable arising out of the operation of the Business prior to the Closing, specimens processed by Seller prior to the Closing and the Add-On Testing Services (and excluding for avoidance of doubt, those accounts receivable or notes receivable arising from Standing Orders, Hold Orders and future orders arising from the Business after the Closing);

(vii) all rights related to and assets of any benefit plans;

(viii) all Contracts that are not Assigned Contracts;

(ix) all rights to refunds of Taxes of Seller or its Affiliates, including (A) any refunds of Taxes relating to the operation of the Business or use, ownership or operation of the Acquired Assets attributable to any period (or portion thereof) ending on or prior to the Closing, and (B) subject to Sections 7.5(a) and 7.5(b), any refunds of Taxes relating to the sale of the Acquired Assets pursuant to this Agreement;

(x) all equity interests in any Person;

(xi) subject to the Intellectual Property Agreement, all Intellectual Property and intangible property used in or held on behalf of the Excluded Business, including the name “Enzo” and any derivative thereof;

(xii) any and all proprietary diagnostics platforms and products of Seller Parent or its Affiliates that are not assets of the Business, including the GENFLEX® and Ampiprobe platforms;

(xiii) all rights in and to Seller’s LIS;

(xiv) except as expressly set forth in the Intellectual Property Agreement, the right to use the name “Enzo” or any derivative thereof in any business other than the Business;

(xv) all other owned or leased tangible personal property and equipment that are not Acquired Assets, including those reasonably needed to provide the services under the Amended STAT Services Agreement (the “STAT Services”) (as reasonably determined by the Parties) or located at Leased Real Properties that are not Assigned Locations, including any applicable patient service centers and Seller’s Farmingdale, NY site (except for the owned tangible personal property and equipment at Seller’s site in Farmingdale, NY set forth on Schedule 1.1(b)(v));

(xvi) all records, films, slides, blocks, tissue and other specimens maintained by Seller as of the Closing Date with respect to the Business;

(xvii) all inventory and supplies located at Leased Real Properties that are not Assigned Locations, including any applicable patient service centers and Seller’s Farmingdale, NY site; provided that for the avoidance of doubt customer supplies located at Seller’s Farmingdale, NY site shall be Acquired Assets; and

(xviii) any security, claim, remedy or other right related to any of the foregoing.

(sss) “Excluded Business” means the businesses (other than the Business) of Seller Parent or any of its Affiliates as conducted on the Effective Date, including diagnostic testing services for lab-to-lab and CROs provided by Seller Parent on the Effective Date to the extent related to research, development, marketing and selling research tools, diagnostics and therapeutics, and product and platform validation for commercial laboratory and health system customers of the Enzo Life Sciences and Enzo Therapeutics businesses of Seller Parent as provided by Seller Parent on the Effective Date. For avoidance of doubt, the Excluded Business shall not include the provision of clinical reference laboratory services, diagnostic or testing services or home testing kits.

(ttt) “Excluded Liabilities” means any Liability of Seller or its Affiliates or otherwise arising from or related to the Business or the Acquired Assets of any kind or nature whatsoever that is not an Assumed Liability including the following Liabilities: (i) any Liabilities arising out of, related to, or in connection with Seller’s or any other Person’s use, ownership or operation of the Business or the Acquired Assets prior to the Closing (for the avoidance of doubt, any Liabilities arising out of, related to, or in connection with Buyer’s or any other Person’s use, ownership or operation of the Business or the Acquired Assets on or after the Closing shall be Liabilities of Buyer); (ii) any Liability for claims or other Actions of, or Liens imposed on the Acquired Assets or any other assets of Buyer by, creditors of Seller or its Affiliates arising as a result of the transactions contemplated by this Agreement, whether arising prior to, at or after the Closing; (iii) any Liability of Seller Parent, Seller or their Affiliates for Taxes arising on or prior to the Closing, including, (A) subject to Section 7.5(a), any Liability for Taxes arising as a result of the operation of the Business or use, ownership or operation of the Acquired Assets attributable to any period (or portion thereof) ending on or prior to the Closing, and (B) subject to Section 7.5(b), any Taxes that arise as a result of the sale of the Acquired Assets pursuant to this Agreement; (iv) any Liabilities of Seller or its Affiliates arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including fees and expenses of counsel, accountants, consultants, advisers and others; (v) any Liabilities relating to or arising out of the Excluded Assets; (vi) any Liability arising out of Seller’s or Seller Parent’s obligations under or agreements with any Governmental Programs (including pursuant to any Provider Agreements) arising from the operation of the Business on or prior to the Closing Date; (vii) any Liability for laboratory testing results, any laboratory or medical malpractice claims, or any violation of or non-compliance with any Law arising from the operation of the Business prior to the Closing Date; (viii) any Liabilities for any present or former employees, officers, directors, retirees, independent contractors or consultants of Seller or Seller Parent arising from events occurring on or prior to the Closing Date, including any Liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, workers’ compensation, severance, retention, termination or other payments; (ix) any Liabilities under (A) any Contracts that are not Assigned Contracts, (B) subject to Section 2.5, Assigned Contracts to the extent arising prior to the Closing Date or (C) any Contracts (1) which, subject to Section 2.5, are not validly and effectively assigned to Buyer pursuant to this Agreement, or (2) to the extent such Liabilities arise out of or relate to a breach by Seller of such Contracts prior to the Closing; (x) any Liabilities arising out of, in respect of or in connection with the failure by Seller or any of its Affiliates to comply, in any respect, with its the certificate of incorporation, bylaws or other governing documents, in each case as amended or restated, or any Law or Governmental Order in connection with or on or prior to the Closing or any Action related thereto; (xi) any Liabilities related to infringement of third party intellectual property rights prior to the Closing; (xii) any Liabilities arising out of, or in respect of or in connection with the Enzo Direct Portal or the GoTestMeNow Portal; (xiii) any Liabilities arising out of, in respect of or in connection all records, films, slides, blocks, tissue and other specimens maintained by Seller with respect to the Business; and (xiv) any Liabilities related to matters set forth on Schedule 1.1(ttt).

(uuu) “Expense Reimbursement” shall have the meaning set forth in Section 8.6(b).

(vvv) “Export and Import Law” means (i) the Arms Export Control Act (22 U.S.C. 2778), the International Traffic in Arms Regulations (ITAR) (22 CFR Parts 120-130), the Export Control Reform Act of 2018, as amended, the Export Administration Regulations (EAR) (15 CFR Parts 730-774), the Laws administered by Customs and Border Protection (19 CFR Parts 1-199) or any other United States Laws regulating exports, imports or re-exports to or from the United States, including the export or re-export of goods, services or technical data from the United States; and (ii) any Laws of a foreign Governmental Authority regulating exports, imports or re-exports to or from such foreign country, including the export or re-export of any good, service or technical data.

(www) “FD&C Act” shall have the meaning set forth in Section 3.5(g).

(xxx) “FDA Law and Regulation” shall have the meaning set forth in Section 3.5(g).

(yyy) “Final Prepaid Amount” shall have the meaning set forth in Section 2.3(c).

(zzz) “Final Purchase Price Allocation” shall have the meaning set forth in Section 2.6.

(aaaa) “Final Transaction Expiration Date” means the date that is 120 days from the date of this Agreement.

(bbbb) “Financial Statements” shall have the meaning set forth in Section 3.22(a).

(cccc) “Foreign Official” means: (i) any officer or employee of a foreign Governmental Authority or any department, agency or instrumentality thereof (including a state-owned or state-controlled entity); (ii) any officer or employee of a public international organization; (iii) any Person acting in an official capacity for or on behalf of any such foreign Governmental Authority or department, agency or instrumentality thereof, or for or on behalf of any public international organization or any political party; or (iv) any party official or candidate of any party, excluding, in each case, any official of the government of the United States.

(dddd) “Fraud” means Delaware common law fraud in the making of the representations and warranties set forth in this Agreement.

(eeee) “FTC” shall have the meaning set forth in Section 5.3(a).

(ffff) “Fundamental Representations” shall have the meaning set forth in Section 9.5.

(gggg) “GAAP” means generally accepted accounting principles in the United States.

(hhhh) “Governmental Authority” means any United States federal, foreign, state or local government, or political subdivision thereof, or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body, and includes any contractor (e.g., a Medicare administrative contractor) acting on behalf of a Governmental Authority.

(iiii) “Governmental Order” means any order, writ, judgment, doctrine, requirement, ruling, assessment, injunction (whether temporary, preliminary or permanent), decree, stipulation, determination or award entered by or with any Governmental Authority.

(jjjj) “Governmental Programs” shall have the meaning set forth in Section 3.5(d).

(kkkk) “Guaranteed Obligations” shall have the meaning set forth in Section 9.6(e).

(llll) “Hazardous Substances” means (i) any substance, material or waste listed, defined or regulated due to its deleterious or as a “chemical substance,” “hazardous substance,” “hazardous material” or words of similar meaning and regulatory effect under any applicable Environmental Law, and (ii) petroleum or any fraction thereof, asbestos or asbestos-containing materials, polychlorinated biphenyls, radioactive materials and per- and poly-fluoroalkyl substances.

(mmmm) “HIPAA” means, collectively, the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations, as amended and supplemented by the Health Information Technology for Economic and Clinical Health Act of the American Recovery and Reinvestment Act of 2009, Pub. Law No. 111-5 and its implementing regulations, when each is effective and as each is amended from time to time.

(nnnn) “Hired Employee” shall have the meaning set forth in Section 7.9(a).

(oooo) “Hold Order” means an order for Testing that has been placed with Seller for which the patient has not been drawn.

(pppp) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

(qqqq) “HSR Clearance Date” means the date on which the waiting period under the HSR Act shall have expired or been terminated.

(rrrr) “Indemnitee” shall have the meaning set forth in Section 9.2(a).

(ssss) “Indemnitor” shall have the meaning set forth in Section 9.2(a).

(tttt) “Independent Accountant” shall have the meaning set forth in Section 2.3(c).

(uuuu) “Information Privacy and Security Laws” mean all requirements of Law concerning the Processing of Personal Information applicable to the Business, including, where so applicable, HIPAA, state data protection and breach notification laws, and state social security number protection laws, the Federal Trade Commission Act, the Gramm-Leach-Bliley Act (15 U.S.C. §§ 6801 – 6809), the Fair Credit Reporting Act and Fair and Accurate Credit Transactions Act of 2003 (15 U.S.C. §§ 1681 – 1681x), and state consumer protection laws.

(vvvv) “Insurance Policies” shall have the meaning set forth in Section 3.13.

(wwww) “Intellectual Property” means patents; trademarks and other similar designations of source or origin, trade names, corporate names, service marks, trade dress rights, internet domain names and goodwill associated with the foregoing; copyrights (including computer programs, and software, client software platforms including mobile applications therefor, intellectual property rights in information management systems, compilations, databases, moral rights and rights of attribution and integrity); trade secrets and all other confidential information, market know-how, inventions, proprietary processes and procedures, forms, catalogs, guides, manuals, formulae, models, and business methods, and registrations and applications for registration of any of the foregoing.

(xxxx) “Intellectual Property Agreement” means the Intellectual Property Agreement, in substantially the form set forth in Exhibit D hereto.

(yyyy) “Interface Configuration” shall have the meaning set forth in Section 5.4(b).

(zzzz) “Interim Period” shall have the meaning set forth in Section 5.1.

(aaaaa) “IOP” means an in-office phlebotomist.

(bbbbb) “IRS” means the Internal Revenue Service.

(ccccc) “IT Assets” means all of Seller’s computer systems, including software (including programs and applications, object and source code, databases, algorithms, and documentation), hardware, databases, firmware, middleware and platforms, interfaces, systems, networks, information technology equipment, facilities, websites, infrastructure, workstations, switches, data communications lines and associated documentation used by or on behalf of Seller in connection with the products, services and operation of the Business.

(ddddd) “IT Designee” shall have the meaning set forth in Section 5.4(c).

(eeeee) “Knowledge of Seller” or words of similar import means any of (i) Hamid Erfanian; (ii) Kara Cannon; (iii) Patricia Eckert; (iv) Rich Paladino; and (v) Matthew Kupferberg (A) is, or at any time has been, actually aware of such fact or matter or (B) reasonably should have discovered or otherwise become aware of such fact or matter in the course of performing his or her duties as an officer of Seller or Seller Parent, as applicable, during such officer’s term of office with Seller or Seller Parent, as applicable.

(fffff) “Laws” means all applicable foreign, national, federal, state, county, city, municipal, local, administrative and other laws, statutes, codes or treaties, common law rulings or regulations, ordinances, orders, rules and regulations.

(ggggg) “Lease Extension” has the meaning set forth in Section 5.8.

(hhhhh) “Leased Real Property” has the meaning set forth in Section 3.9(a).

(iiiii) “Leave of Absence Employees” shall have the meaning set forth in Section 7.9(a).

(jjjjj) “Liability” or “Liabilities” means, with respect to any Person, any Debt, liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, secured or unsecured, joint or several, disputed by a third party or undisputed, accrued or unaccrued, due or to become due in the future, vested or unvested, liquidated or unliquidated, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person (including that arising out of any Contract or tort, whether based on negligence, strict liability or otherwise).

(kkkkk) “Licenses” shall have the meaning set forth in Section 3.28(a).

(lllll) “Lien” means, with respect to any given assets or properties, all encumbrances, mortgages, defects of title, deeds of trust, security agreements and security interests, pledges, liens, conditional sales agreements, claims, restrictions, charges, preemptive rights, hypothecations, assignments, options, leases, subleases, encroachments, covenants, easements or rights of third parties of any kind and character arising or existing by operation of law, by judicial decree, judgment or arbitral decision, by Contract or otherwise, whether or not accrued or fixed, absolute or contingent, known or unknown, determined or determinable and whenever arising, including those evidenced by Contracts, deeds of trust, and security, conditional sale and other title retention agreements.

(mmmmm) “LIS” means laboratory information systems.

(nnnnn) “LIS Project” shall have the meaning set forth in Section 5.4(c).

(ooooo) “Losses” means any and all Liabilities, claims, demands, losses, damages, bonds, dues, assessments, fines, interest, penalties, Taxes, fees, costs (including costs of investigation, defense and enforcement of this Agreement), expenses (including any remediation costs) or amounts paid in settlement (in each case, including reasonable attorneys’ and experts’ fees and expenses).

(ppppp) “Manhattan STAT Laboratory” means the STAT laboratory operated by Seller on the Effective Date at the Assigned Location located at 44 East 67th Street, Suite 0101 (a/k/a Suite 1A), New York, NY 10022.

(qqqqq) “Material Adverse Effect” means any event, occurrence, fact, condition, change, effect, or circumstance that, individually or in the aggregate, has a material adverse effect on (i) the Business, or the results of operations, financial condition, assets, or operations of the Business or (ii) the Acquired Assets; provided, however, that in no event shall any event, occurrence, fact, condition, change, effect, or circumstance resulting from or arising out of any of the following, either alone or in combination, be taken into account when determining whether a Material Adverse Effect has occurred or may, would or could occur under the foregoing clauses: (A) (x) general economic conditions in the United States or the world as a whole or (y) general conditions in the capital or financial markets in the United States or the world as a whole; (B) changes in applicable Laws or GAAP (or the interpretation thereof); (C) political or social conditions (whether or not pursuant to the declaration of a national emergency or war), acts of war, terrorism or sabotage in the United States or any other country or region in the world (or any escalation with respect thereto); (D) earthquakes, hurricanes, tsunamis, tornadoes, floods, wild fires or other natural disasters or calamities; (E) epidemics, pandemics or disease outbreaks and other force majeure events; (F) the negotiation, execution, announcement or pendency of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with, or actual or potential loss or impairment of, customers, clients, suppliers, landlords, distributors, partners or employees, or on revenue, profitability and cash flows; (G) compliance with the terms of, or the taking of any action (or refraining to take any action) required by, this Agreement; (H) the taking of any action (or failing to take any action) at the request of Buyer; (I) any actions required to be taken under applicable Laws; or (J) any failure by the Business, or Seller or its Affiliates with respect to the Business, to meet financial forecasts, projections or estimates (but not the reasons underlying such failure unless such reasons are covered by one or the other clauses of this definition); provided, in the case of each of clauses (A), (B), (C), (D) and (E), that such event, occurrence, fact, condition, change, effect, or circumstance may be taken into account when determining whether a Material Adverse Effect has occurred to the extent that such event, occurrence, fact, condition, change, effect, or circumstance has a disproportionate impact on the Business relative to other companies in the industry and geographic location in which the Business operates.

(rrrrr) “Material Contracts” shall have the meaning set forth in Section 3.10(e).

(sssss) “Material Customers” shall have the meaning set forth in Section 3.7(a).

(ttttt) “Material Payor” shall have the meaning set forth in Section 3.7(a).

(uuuuu) “Material Permits” shall have the meaning set forth in Section 3.5(a).

(vvvvv) “Material Vendors” shall have the meaning set forth in Section 3.7(b).

(wwwww) “Medicare and Medicaid Programs” shall have the meaning set forth in Section 3.5(d).

(xxxxx) “Nonassignable Items” shall have the meaning set forth in Section  2.5.

(yyyyy) “Nonsolicit Period” shall have the meaning set forth in Section 7.13.

(zzzzz) “NY Guidelines” shall have the meaning set forth in Section 3.7(c).

(aaaaaa) “NYSE” shall have the meaning set forth in Section 3.3(c).

(bbbbbb) “OFAC” means the Office of Foreign Assets Control.

(cccccc) “Offered Employee” shall have the meaning set forth in Section 7.9(a).

(dddddd) “Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the Business, as conducted by Seller through the Effective Date materially consistent with past custom and practice.

(eeeeee) “OSHA” shall have the meaning set forth in Section 3.5(g).

(ffffff) “Outside Date” shall have the meaning set forth in Section 8.2(a).

(gggggg) “Parent Plan” means each plan, program, policy, agreement or other arrangement covering current or former employees, directors or consultants, that is (i) an employee welfare plan within the meaning of Section 3(1) of ERISA (whether or not subject to ERISA), (ii) an employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not subject to ERISA), including any plan which is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (iii) a stock option, stock purchase, stock appreciation right or other stock-based agreement, program or plan, (iv) an individual severance, retention, transaction bonus or other similar Contract, or (v) a bonus, incentive, deferred compensation, profit-sharing, retirement, post-retirement, vacation, severance or termination pay, benefit or fringe-benefit plan, program, policy, agreement or other arrangement, in each case that is sponsored, maintained or contributed to by Seller, Seller Parent or any of its or their subsidiaries or to which Seller, Seller Parent or any of its or their subsidiaries contributes or is obligated to contribute to, and in each case providing benefits to any Business Employee, other than any plan, program, policy, agreement or arrangement mandated by applicable Law that is sponsored, maintained or administered by a Governmental Authority, including any workers’ compensation plan, program or arrangement.

(hhhhhh) “Party” or “Parties” shall have the meanings set forth in the preamble hereto.

(iiiiii) “Payoff Letter” shall have the meaning set forth in Section 2.8(a)(iv).

(jjjjjj) “Payor Claims” shall have the meaning set forth in Section 3.5(d).

(kkkkkk) “PCI DSS” means the Payment Card Industry Data Security Standard.

(llllll) “Permit” means the franchises, licenses, permits, easements, variances, orders, certificates, registrations, accreditations, qualifications, filings, waivers, exemptions, clearance, Consents, approvals, identification numbers and other authorizations required by Law or any Governmental Authority to be held by a Person for a particular purpose.

(mmmmmm) “Permitted Lien” means (i) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures; (ii) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the Ordinary Course of Business for amounts not yet due and payable; (iii) easements, rights of way, zoning ordinances and other similar restrictions imposed by Law which, to the Knowledge of Seller, are not currently violated by the use of the Leased Real Property; (iv) the Liens set forth on Schedule 1.1(mmmmmm); (v) with respect to Intellectual Property, non-exclusive licenses entered into in the Ordinary Course of Business with customers and vendors of the Business, and (vi) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business; provided that Seller has made available to Buyer the underlying sales contract or equipment lease.

(nnnnnn) “Person” means any individual, partnership, limited liability company, corporation, estate, trust, organization, unincorporated association, joint venture, business or other legal entity, and any government or any governmental agency or political subdivision thereof.

(oooooo) “Personal Information” means, collectively, any information that (i) identifies (or in combination with other information may identify), relates to, describes, is capable of being associated with, or can be reasonably linked, directly or indirectly, to a natural person or household; (ii) is governed, regulated, or protected by one or more Information Privacy and Security Laws concerning the Processing of information relating to an identified or identifiable natural person, including, without limitation, any “protected health information” (as defined by HIPAA); or (iii) Seller or any of its Affiliates receive on behalf of Seller’s customers that is governed, regulated or protected by Information Privacy and Security Laws.

(pppppp) “PII Consents” has the meaning set forth in Section 3.17(a).

(qqqqqq) “Post-Closing Adjustment Objection Notice” shall have the meaning set forth in Section 2.3(c).

(rrrrrr) “Post-Closing Adjustment Statement” shall have the meaning set forth in Section 2.3(c).

(ssssss) “Post-Closing Tax Period” shall have the meaning set forth in Section 7.5(b).

(tttttt) “Prepaid Amount” shall have the meaning set forth in Section 2.3(b).

(uuuuuu) “Principal Stockholders” shall have the meaning set forth in the Recitals.

(vvvvvv) “Privacy Policies” means each past or present external, published privacy policy or notice of (A) Seller, including any such policy or notice relating to: (i) the privacy and security of the Personal Information of Customers; (ii) the Processing of any Personal Information; and (iii) any Seller employee Personal Information, and (B) Seller Parent, including any such policy or notice, but in each case solely to the extent relating to Seller’s activities with respect to (A)(i) or (ii) as set forth in this Section 1.1(vvvvvv).

(wwwwww) “Private Programs” shall have the meaning set forth in Section 3.5(d).

(xxxxxx) “Process,” “Processed,” “Processes,” or “Processing” means any operation or set of operations performed on Personal Information, whether or not by automatic means, such as receipt, collection, monitoring, maintenance, creation, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, processing, analysis, transfer, transmission, disclosure, dissemination or otherwise making available, combination, erasure, or destruction.

(yyyyyy) “Provider Agreements” shall have the meaning set forth in Section 3.5(d).

(zzzzzz) “Proxy Statement” shall have the meaning set forth in Section 3.25.

(aaaaaaa) “Purchase Price” shall have the meaning set forth in Section 2.3(a).

(bbbbbbb) “R&W Policy” means a Buyer-Side Representation and Warranty Insurance Policy issued in respect of the transactions contemplated by this Agreement, for the benefit of Buyer as the named insured.

(ccccccc) “Real Property Leases” has the meaning set forth in Section 3.9(a).

(ddddddd) “Referring Physician” shall have the meaning set forth in Section 3.5(e).

(eeeeeee) “Related Parties” shall have the meaning set forth in Section 8.6(f).

(fffffff) “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, disposing, or other release into the environment.

(ggggggg) “Release Date” shall have the meaning set forth in Section 9.6(b).

(hhhhhhh) “Representative” means, with respect to any Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

(iiiiiii) “Restraint” shall have the meaning set forth in Section 6.3(a).

(jjjjjjj) “Restricted Period” shall have the meaning set forth in Section 7.14(a).

(kkkkkkk) “Retention Bonus Amount” means an amount equal to the lesser of (x) one-half of the aggregate amount of the retention bonuses previously paid or to be paid by Seller to Business Employees, in each case, in connection with the transactions contemplated by this Agreement and (y) $1,600,000.

(lllllll) “Sanctions” means all applicable economic sanctions regulations, embargoes, and related measures enforced by (i) OFAC, including the Foreign Assets Control Regulations (31 CFR Parts 500-598) and lists administered by OFAC, including but not limited to the list of Specially Designated Nationals and Blocked Persons, the List of Foreign Sanctions Evaders, or the Sectoral Sanctions Identifications List; (ii) the U.S. Department of Commerce, including the Denied Persons List, the Entity List, or the Unverified List; (iii) the U.S. Department of State, including the Debarred List; (iv) the United Nations Security Council; (v) Her Majesty’s Treasury; the (vi) European Union and as adopted by its member states; or (vii) any other applicable sanctions authority.

(mmmmmmm) “Second Request” shall have the meaning set forth in Section 5.3(b).

(nnnnnnn) “Security Risk Assessments” shall have the meaning set forth in Section 3.17(e).

(ooooooo) “Seller” shall have the meaning set forth in the preamble hereto.

(ppppppp) “Seller Counsel” shall have the meaning set forth in Section 10.15.

(qqqqqqq) “Seller Indemnified Parties” shall have the meaning set forth in Section 9.1(b).

(rrrrrrr) “Seller Parent” shall have the meaning set forth in the preamble hereto.

(sssssss) “Seller Plans” shall have the meaning set forth in Section 7.9(d).

(ttttttt) “Seller Termination Fee” shall have the meaning set forth in Section 8.6(a).

(uuuuuuu) “Shareholder Approval Date” shall mean the date on which the Stockholder Approval is obtained.

(vvvvvvv) “Specified Circumstance” means (i) the condition set forth in Section 6.3(b) is not satisfied and has not been waived by both Seller and Buyer; or (ii) as a result of a Restraint under any applicable Competition Law, the condition set forth in Section 6.3(a) is not satisfied and has not been waived by both Seller and Buyer.

(wwwwwww) “Standing Order” means a test request for a specific patient requiring repetitive testing performed on a regular basis for a specified period of time to monitor a condition or disease.

(xxxxxxx) “Stark Law” shall have the meaning set forth in Section 3.5(a).

(yyyyyyy) “STAT Services” shall have the meaning set forth in Section 1.1(rrr)(xv).

(zzzzzzz) “STAT Services Agreement Amendment” means that certain Amendment No. 1, dated as of the Effective Date, to that certain STAT Services Agreement between Seller and Buyer, dated as of October 17, 2022.

(aaaaaaaa) “Stockholder Approval” shall have the meaning set forth in Section 3.2(b).

(bbbbbbbb) “Stockholder Meeting” shall have the meaning set forth in Section 5.6(a).

(cccccccc) “Straddle Period” shall have the meaning set forth in Section 7.5(b).

(dddddddd) “Superior Proposal” shall have the meaning set forth in Section 5.2(b).

(eeeeeeee) “Tax” means any assessment of any kind or nature imposed by any Governmental Authority, any duties including customs duties, any federal, state, local or non-U.S. income, gross receipts, business and occupancy, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), unclaimed property, escheatment, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other taxes or similar assessments, charges or fees, including the health insurance providers fee under the Patient Protection and Affordable Care Act (PPACA) Section 9010, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, deficiency or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the liability for Taxes of any other Person, whether as a result of (i) being a member of an affiliated, consolidated, combined or unitary group for any period, (ii) any express or implied obligation to indemnify any other Person, (iii) a Contract with any other Person or (iv) any other reason.

(ffffffff) “Tax Returns” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate, voucher or other document or information (including any amendments thereto) with respect to Taxes.

(gggggggg) “Testing” means all laboratory testing services.

(hhhhhhhh) “Transaction Documents” means this Agreement, the Assignment, Assumption and Bill of Sale, the Assignment and Assumption of Leases, the Escrow Agreement, the STAT Services Agreement Amendment, the Transition Services Agreement (if any), the Intellectual Property Agreement, and all other documents to be executed by one or more of the Parties, as identified in this Agreement, in connection with the consummation of the transactions contemplated hereby.

(iiiiiiii) “Transaction Taxes” shall have the meaning set forth in Section 7.5(a).

(jjjjjjjj) “Transition Services Agreement” shall have the meaning set forth in Section 7.16.

(kkkkkkkk) “Unresolved Claims” shall have the meaning set forth in Section 9.6(b).

(llllllll) “Unresolved Claims Amount” shall have the meaning set forth in Section 9.6(b)

(mmmmmmmm) “Vacation Rollover Amount” shall the dollar amount equal to the value of any accrued, but unused vacation time credited to any Hired Employee under any benefit plan maintained by Buyer and/or its Affiliates providing similar benefits to Hired Employee after the Effective Date pursuant to Section 7.9(d). The Vacation Rollover Amount shall be calculated as follows: The sum of the products of (i) the number of unused vacation hours, up to ten, accrued by each Hired Employee, multiplied by (ii) each respective Hired Employee’s regular hourly rate of pay. For employees classified as exempt, “regular hourly rate of pay” shall be calculated as follows: base salary divided by 52 divided by 40.

(nnnnnnnn) “WARN” means the Workers Adjustment and Retraining Notification Act of 1988, as amended.

(oooooooo) “WARN Laws” shall have the meaning set forth in Section  7.9(e).

1.2 Other Definitional Provisions. Unless the context clearly requires otherwise, references to the plural include the singular, to the singular include the plural, to the part include the whole and to the whole include the part. References to “Articles,” “Sections,” “Subsections,” “Exhibits” and “Schedules” are to Articles, Sections, Subsections, Exhibits and Schedules of this Agreement unless otherwise specifically provided. All references to statutes and related regulations shall include any amendments of same and any successor statute and regulations promulgated thereunder. A reference to any document, agreement or instrument shall include such document, agreement or instrument as amended, modified or supplemented from time to time. All words used in this Agreement will be construed to be of such gender or gender neutral as the context requires. A reference to any Person includes its permitted successors and permitted assigns. For purposes of this Agreement, (a) the words “include,” “includes” and “including” are not limiting and shall be deemed to be followed by the words “without limitation” unless context requires otherwise; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto,” “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.

Article II
SALE AND PURCHASE OF ACQUIRED ASSETS

2.1 Transfer of Acquired Assets. Subject to Section 2.2, and on the terms and subject to the conditions set forth in this Agreement, Seller (and solely with respect to the Acquired Intellectual Property Assets, Seller Parent and its Affiliates, if applicable) shall irrevocably sell, convey, assign, transfer, and deliver to Buyer, and Buyer shall purchase, accept and acquire from Seller (and solely with respect to the Acquired Intellectual Property Assets, Seller Parent and its Affiliates, if applicable), all of Seller’s (and solely with respect to the Acquired Intellectual Property Assets, Seller Parent’s and its Affiliates’, if applicable) right, title and interest in, to and under the Acquired Assets, free and clear of all Liens, except for Permitted Liens.

2.2 The Closing. Subject to the terms and conditions set forth in this Agreement, the closing of the transactions contemplated by this Agreement, namely the purchase and acquisition from Seller of the Acquired Assets, and the assumption by Buyer of the Assumed Liabilities (the “Closing”), shall take place electronically through the exchange of documents and signatures (a) on the first Monday that is a Business Day following the later of (i) the second Business Day following the date on which the last of the conditions to the Closing set forth in Article VI are satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time) and (ii) 120 days from the Effective Date or (b) at such other time, date or place as the Parties may agree (the “Closing Date”). At the option of the Parties, documents to be delivered at the Closing may be delivered by electronic transmission. For purposes of this Agreement, the Closing shall be deemed effective as of 12:01 a.m. ET time on the Closing Date.

2.3 Purchase Price.

(a) At the Closing, as payment for the Acquired Assets, Buyer shall pay to Seller $146,000,000 minus (i) the Estimated Vacation Rollover Amount plus (ii) the Estimated Prepaid Amount minus (iii) the Escrow Amount minus (iv) the Debt Amount minus (v) the Aggregate Ticking Fee Closing Payment plus (vi) the Retention Bonus Amount and (vii) minus any amounts deducted for motor vehicles as provided in Section 2.8(a)(ix) below (such collective amount, as may be adjusted by this Section 2.3, the “Purchase Price”), by wire transfer of immediately available funds in lawful currency of the United States of America to the account designated by Seller in writing at least four Business Days prior to the Closing. At the Closing, Buyer shall (x) deposit the Escrow Amount in accordance with Section 2.10 and (y) deliver or cause to be delivered on behalf of Seller or Seller Parent the amount payable to each holder of Debt identified in the Payoff Letters in order to fully discharge such Debt and terminate all applicable obligations and Liabilities of Seller or Seller Parent related thereto, as specified in the Payoff Letters and in accordance with this Agreement.

(b) No later than five Business Days prior to the Closing Date, Seller shall calculate (i) the amount of all reserves, security and other deposits, advances and prepaid expenses and credits that are assignable to Buyer and related to the Assigned Contracts or any other Acquired Asset (the “Prepaid Amount”), (ii) the Vacation Rollover Amount and (iii) the Retention Bonus Amount with respect to the applicable Business Employees, and provide to Buyer a statement setting forth each such calculation in reasonable detail with reasonable supporting documentation, including with respect to the Retention Bonus Amount the names and amounts payable to each individual employee and the date or anticipated date of the payment of such amounts to such individual employees. The Prepaid Amount set forth on such statement provided prior to the Closing (the “Estimated Prepaid Amount”) and the Vacation Rollover Amount set forth on such statement provided prior to the Closing (the “Estimated Vacation Rollover Amount”) shall, in each case, be used to calculate the Purchase Price to be paid by Buyer to Seller at the Closing pursuant to Section 2.3(a).

(c) As soon as reasonably practicable after the Closing Date, but in any event no later than 90 days thereafter, Buyer will calculate the Prepaid Amount and the Vacation Rollover Amount and provide Seller with a statement (the “Post-Closing Adjustment Statement”) setting forth each such calculation in reasonable detail with reasonable supporting documentation. The Post-Closing Adjustment Statement will be deemed to be accepted by Seller and shall be conclusive for purposes of determining the Prepaid Amount and the Vacation Rollover Amount, unless Seller delivers to Buyer, within 30 days following receipt of the Post-Closing Adjustment Statement from Buyer, a notice (each, a “Post-Closing Adjustment Objection Notice”) setting forth Seller’s objections to such Post-Closing Adjustment Statement in reasonable detail. If Seller and Buyer fail to resolve the issues raised in the Post-Closing Adjustment Objection Notice within 30 days of Buyer’s receipt of the Post-Closing Adjustment Objection Notice, Seller and Buyer shall submit the items under dispute in the Post-Closing Adjustment Statement (the “Disputed Items”) to Ernst & Young LLP (or if such firm is unable to serve, another nationally recognized independent firm jointly chosen by Buyer and Seller) (the “Independent Accountant”), for resolution in accordance with the dispute resolution provisions set forth in Section 2.3(d) and the relevant terms of this Agreement. Within ten Business Days following the final determination of the Prepaid Amount and the Vacation Rollover Amount, in each case, pursuant to this Section 2.3(c) (such amounts as so finally determined pursuant to this Section 2.3(c), the “Final Prepaid Amount” and the “Final Vacation Rollover Amount”), (w) if the difference of (1) the Final Prepaid Amount minus (2) the Final Vacation Rollover Amount is greater than (x) the difference of (1) the Estimated Prepaid Amount minus (2) the Estimated Vacation Rollover Amount, Buyer shall pay such difference to Seller, and (y) if the difference of (1) the Final Prepaid Amount minus (2) the Final Vacation Rollover Amount is less than (z) the difference of (1) the Estimated Prepaid Amount minus (2) the Estimated Vacation Rollover Amount, Seller and Seller Parent shall pay such difference to Buyer. Any payments required to be made pursuant to this Section 2.3(c) shall be made by wire transfer of immediately available funds in lawful currency of the United States of America to the account designated by Seller or Buyer, as applicable, in writing at least four Business Days prior to the date of such payment.

(d) If any Disputed Item is referred to the Independent Accountant for resolution pursuant to this Section 2.3, then the Independent Accountant shall determine only with respect to such Disputed Item submitted whether such Disputed Item requires adjustment and the amount of any such required adjustment.  Seller and Buyer shall be entitled to submit to the Independent Accountant such documents and other information to support their respective calculations of each Disputed Item. Seller and Buyer shall instruct the Independent Accountant to, and the Independent Accountant shall, (i) make its determination (A) based solely on such documentation submitted by Seller and Buyer in accordance with the guidelines and procedures set forth in this Agreement; (B) not on the basis of an independent review; and (C) within the range of values assigned to such Disputed Item by Seller and Buyer; (ii) complete its determination within 30 days of submission to the Independent Accountant; and (iii) notify both Seller and Buyer in writing of its final determination, which shall state in reasonable detail the findings of fact on which it is based. Any finding by the Independent Accountant shall be final, non-appealable and binding on Seller and Buyer and accompanied by a certificate from the Independent Accountant certifying that such determination was reached in accordance with the provisions of this Section 2.3.  Seller and Buyer shall each bear 50% of the fees and costs of the Independent Accountant for such determination.

(e) Beginning on the first Business Day after the Shareholder Approval Date, and again every day thereafter until the earlier of (i) the Closing Date and (ii) termination of this Agreement pursuant to Article VIII, Buyer shall be obligated to pay to Seller an amount equal to seventy-five thousand dollars ($75,000) per day during such period (the “Daily Ticking Fee”). On the last day of each month prior to the Closing or termination of this Agreement pursuant to Article VIII (and again on the date this Agreement is terminated, if applicable), Buyer shall deposit by wire transfer of immediately available funds in lawful currency of the United States of America to the account designated by Seller in writing an amount equal to the sum of all Daily Ticking Fee accrued during the period between such date and the date of the immediately preceding deposit of the Daily Ticking Fee; provided, however, that the aggregate amount of Buyer’s liability hereunder with respect to the Daily Ticking Fee shall not exceed seven million dollars ($7,000,000). The total amount of the accumulated Daily Ticking Fee owed hereunder by Buyer shall be the “Aggregate Ticking Fee”; provided, that for the avoidance of doubt, in no event shall the Aggregate Ticking Fee exceed seven million dollars ($7,000,000). If the Closing occurs, the Aggregate Ticking Fee Closing Payment shall be credited against the Purchase Price as set forth in Section 2.3(a) without any interest earned thereon. Upon the termination of this Agreement the Aggregate Ticking Fee will be applied as set forth in Section 2.3(f).

(f) Seller shall retain the Aggregate Ticking Fee as liquidated damages if (x) Buyer, on the one hand, or Seller or Seller Parent, on the other hand, has terminated this Agreement pursuant to Section 8.2(a), (y) as of 11:59 p.m. (New York City time) on the Outside Date a Specified Circumstance exists and (z) each of the conditions set forth in Section 6.3 (other than the conditions set forth in Section 6.3(a) as a result of a Restraint under any applicable Competition Law and Section 6.3(b)) and Section 6.2 (other than any requirement of receipt of a certificate regarding compliance with any such condition), in each case other than with respect to a Specified Circumstance, has been satisfied or waived (together the circumstances set forth in clauses (x), (y) and (z), a “Retention Event”); provided, that if this Agreement is terminated pursuant to Section 8.2(a) and (x) either Seller or Seller Parent is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representations or warranties of Seller or Seller Parent have become, after the Effective Date, and at that time remain, untrue, in each case such that it would result in the failure of any of the conditions set forth in Section 6.2 or Section 6.3 or (y) Seller or Seller Parent has failed to perform in any material respect any of its respective obligations under this Agreement such that Buyer’s conditions to close would not have been met, notwithstanding a Retention Event, Seller shall return the Aggregate Ticking Fee without interest to Buyer within two Business Days after termination of this Agreement in immediately available funds in lawful currency of the United States of America. If this Agreement is terminated pursuant to Sections 8.1, 8.2 (except a termination under Section 8.2(a) in connection with a Retention Event as limited by the proviso at the end of the preceding sentence) or 8.3, then Seller shall return the Aggregate Ticking Fee without interest to Buyer within two Business Days after termination of this Agreement in immediately available funds in lawful currency of the United States of America. Each of the Parties further acknowledges that the payment of the amounts specified in Section 2.3(e) and this Section 2.3(f) is not a penalty, but, in each case, is liquidated damages in a reasonable amount that will compensate Seller in the circumstances in which such amounts are permitted to be retained by Seller for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, which amount would otherwise be impossible to calculate with precision.

(g) Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 10.8, each of the Parties acknowledges and agrees that in the event the Aggregate Ticking Fee previously paid by Buyer to Seller is retained by Seller, retention of the Aggregate Ticking Fee pursuant to Section 2.3(f) shall constitute the sole and exclusive monetary remedy of Seller and Seller Parent, and their Related Parties, for all Losses and damages in respect of this Agreement, the transactions contemplated by this Agreement, any breach of any covenant or agreement or otherwise in respect of this Agreement, or the failure to consummate the transactions contemplated hereby, and upon retention of the Aggregate Ticking Fee pursuant to Section 2.3(f), Buyer, or its Related Parties, shall have no further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby or thereby (except that the Parties will remain subject to the Confidentiality Agreement and any covenants or obligations that expressly survive the termination of this Agreement, and nothing herein shall limit any Party’s remedies with respect thereto), and none of Seller, Seller Parent or their Related Parties shall seek to recover any other damages or seek any other remedy, whether based on a claim at law or in equity, in contract, tort or otherwise, with respect to any Losses suffered in connection with this Agreement or the transactions contemplated hereby (except with respect to the Confidentiality Agreement and any covenants or obligations that expressly survive the termination of this Agreement and any remedies available to the any Party with respect thereto). For the avoidance of doubt, this Section 2.3(g) applies only in the event of a valid termination under Article VIII. Notwithstanding the foregoing, nothing in this Section 2.3(g) shall relieve any Party or its Related Parties from liability for damages arising from Fraud by any other Party or its Related Parties.

(h) While Seller may pursue a grant of specific performance or other equitable relief under Section 10.8, subject to Section 8.5, under no circumstances shall Seller be permitted or entitled to receive both a grant of specific performance or other equitable relief and the Aggregate Ticking Fee, in connection with the termination of this Agreement (except with respect to the Confidentiality Agreement and any covenants or obligations that expressly survive the termination of this Agreement).

2.4 Assumption of Liabilities. Subject to the terms and conditions of this Agreement, at and as of the Closing, Buyer shall assume the Assumed Liabilities, in accordance with this Section 2.4. Buyer shall not assume, and Seller and Seller Parent, as applicable, shall retain, the Excluded Liabilities. Seller shall be responsible for and shall pay when due all of the Excluded Liabilities. Other than the Assumed Liabilities, nothing contained in this Agreement shall be construed as an agreement by Buyer to assume any Liability or to perform any obligation of Seller or Seller Parent or their Related Parties. For the avoidance of doubt, all pre-paid expenses, rent, equipment rent, utilities and similar items pursuant to the Assigned Contracts (which are not paid under any other Transaction Document), any similar expenses or amounts paid, and goods paid for by Seller but not delivered prior to the Closing whether payable before or after the Closing, shall be apportioned between the period beginning before and ending the day prior to the Closing and the period beginning on the Closing. Seller shall be liable for all amounts apportioned to periods prior to the Closing and Buyer shall be liable for all amounts apportioned to periods on and after the Closing. Buyer and Seller shall settle all prorations within 90 Business Days following the Closing Date. Notwithstanding anything in this Agreement to the contrary, if the documents described in Section 2.8(a)(vi) are not delivered to Buyer on or prior to the date that is at least 30 days before the Closing Date, then Seller shall pay any rent due for the Assigned Locations for the first rent period following the Closing Date, consistent with prior practice, and Buyer shall reimburse Seller therefor promptly following receipt of the evidence of such payment from Seller.

2.5 Nonassignable Items. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to sell, convey, assign, sublease or transfer any Acquired Assets if an attempted sale, conveyance, assignment, sublease or transfer thereof, without the Consent of any Person, would constitute a breach of, or in any way affect, the rights of Seller with respect to such Acquired Assets (“Nonassignable Items”). Seller shall use its commercially reasonable efforts to obtain, and Buyer shall use its commercially reasonable efforts to cooperate in seeking, all Consents and to resolve all impracticalities of sale, conveyance, assignment, sublease or transfer necessary to convey to Buyer all Nonassignable Items as quickly as practicable on and after the Effective Date, and without any change to the material terms of such items, and Seller shall continue such efforts as may be required for a period of six months after the Closing Date, to facilitate the full and expeditious transfer to Buyer of legal title to the Acquired Assets. Prior to the obtaining of any such Consent, Seller and Buyer shall cooperate with each other in any reasonable and lawful arrangements designed to provide to Buyer the benefits of use of any Nonassignable Item for its term, and to the extent that Buyer receives such benefits, it will assume the Liabilities of Seller thereunder to the extent that Buyer would have been responsible therefor if such Consent had been obtained. Once Consent is obtained, Seller shall promptly assign such Nonassignable Item to Buyer, and Buyer shall assume the Liabilities thereunder; provided that nothing contained in this Section  2.5 or elsewhere in this Agreement shall be deemed to constitute an agreement to exclude from the Acquired Assets the benefits, nor from the Assumed Liabilities the Liabilities associated with such benefits, under any Assigned Contract as to which Consent may be necessary.

2.6 Purchase Price Allocation. Buyer shall prepare an allocation of the Purchase Price, and any Liabilities of Seller or Seller Parent treated as assumed by Buyer for Tax purposes among the Acquired Assets in accordance with Section 1060 of the Code (and any similar provision of state, local, or non-U.S. Law, as appropriate), for approval by Seller (the “Draft Purchase Price Allocation”), which approval shall not be unreasonably withheld, conditioned or delayed, and which, upon such approval, shall be binding upon Buyer and Seller as the “Final Purchase Price Allocation.” Seller shall provide such information as Buyer may reasonably request to assist Buyer with preparing the Draft Purchase Price Allocation, including the net book value (to the extent reasonably determinable) for purposes of GAAP as of the Closing of any tangible assets that are Acquired Assets and a description of such item, original cost and date of acquisition (in each case, to the extent reasonably determinable), to assist Buyer with preparing the Draft Purchase Price Allocation. The Draft Purchase Price Allocation shall be prepared in a manner consistent with Schedule 2.6. Buyer shall deliver the Draft Purchase Price Allocation to Seller within 30 days after the Parties agree to the Post-Closing Adjustment Statement pursuant to Section 2.3(c), and Seller shall inform Buyer in writing within 30 days of receiving the Draft Purchase Price Allocation if Seller does not approve the Draft Purchase Price Allocation or any portion thereof. If Seller does not provide written notice to Buyer that Seller objects to the Draft Purchase Price Allocation within the 30-day period, then the Draft Purchase Price Allocation shall become the Final Purchase Price Allocation. If Seller provides Buyer a written objection to the Draft Purchase Price Allocation within such 30-day period (together with a statement explaining Seller’s particular objections to the Draft Purchase Price Allocation along with Seller’s reasons for any objections), then Buyer and Seller shall cooperate in good faith for a period of 30 days to resolve their differences. If Buyer and Seller resolve their differences within such 30-day period, the Draft Purchase Price Allocation, as amended to reflect any changes agreed upon by Buyer and Seller, shall become the Final Purchase Price Allocation. If Buyer and Seller are unable to resolve their differences within such 30-day period, Buyer and Seller and their respective Affiliates shall be entitled to allocate the Purchase Price to the Acquired Assets in such manner as each independently determines is reasonable, and there shall be no Final Purchase Price Allocation. If a Final Purchase Price Allocation is established, Buyer and Seller and their respective Affiliates shall report and file all Tax Returns which each of them is required by Law to file and report (including, but not limited to, Internal Revenue Service Form 8594) in all respects and for all purposes consistent with the Final Purchase Price Allocation. In the event that (a) the Final Prepaid Amount differs from the Estimated Prepaid Amount or (b) the Final Vacation Rollover Amount differs from the Estimated Vacation Rollover Amount, the Parties and their Affiliates shall update the IRS Form 8594 in a manner consistent with Schedule 2.6. If a Final Purchase Price Allocation is established, neither Buyer, Seller, nor any of their respective Affiliates, shall take any position on any Tax Return, audit or otherwise that is inconsistent with such Final Purchase Price Allocation, if any, unless required to do so by applicable Law. In the event that the Final Purchase Price Allocation is disputed by any Governmental Authority, the Party receiving notice of the dispute shall promptly notify the other Party in writing of such notice and resolution of the dispute.

2.7 Certain Acknowledgments. No part of this Agreement shall be construed to induce, encourage, solicit or reimburse the referral of any patients or business, including any patient or business funded in whole or in part by federal or state government programs (i.e., Medicare, Medicaid, TRICARE, etc.). The Parties acknowledge and agree that there is no requirement under this Agreement or any other agreement between the Parties to refer patients to Buyer or its Affiliates. None of Seller, any of its Affiliates or any of their respective officers, directors or employees shall, at any time, directly or indirectly, require, request or otherwise influence the decision of any physician that practices as an employee or contractor of Seller or any of its Affiliates to order any services from Buyer or any of its Affiliates. No payment made under this Agreement is in return for the referral of patients or business, including those paid in whole or in part by federal or state government programs. Seller and Seller Parent each agrees and covenants that none of the proceeds of the transactions contemplated by this Agreement will be paid, or otherwise provided, directly or indirectly, to any physician or their immediate family members (as defined by the Stark Law) who are affiliated with Seller or its Affiliates and who have referred or are in a position to refer Testing to the Business.

2.8 Closing Deliverables.

(a) At the Closing, Seller and/or Seller Parent, as applicable, shall deliver to Buyer the following:

(i) the Assignment, Assumption and Bill of Sale, with respect to the Acquired Assets and Assumed Liabilities;

(ii) a certificate of a duly authorized officer of Seller, dated as of the Closing Date, certifying that the conditions set forth in Sections 6.2(a), 6.2(b) and 6.2(e) have been satisfied;

(iii) (A) a properly completed IRS Form W-9 executed by Seller and (B) if applicable, any certificate, affidavit or other documentation required by applicable Law to establish that no withholding is required under applicable state, local or non-U.S. Tax Laws in connection with Buyer’s purchase of the Acquired Assets;

(iv) payoff letters duly executed by each holder of Debt underlying any Lien, including those Liens which are set forth on Schedule 2.8(a)(iv), (other than a Permitted Lien) on any Acquired Asset (each, a “Payoff Letter”), pursuant to which letters such holders shall agree that upon payment of the amount specified in such Payoff Letter (A) all outstanding obligations of Seller or Seller Parent arising under or related to the applicable Debt shall be repaid, discharged and extinguished in full; (B) all Liens (other than Permitted Liens) in favor of such holder in connection therewith shall be released, including by filing termination statements with respect to all UCC financing statements;

(v) the Escrow Agreement, duly executed by Seller;

(vi) assignments of leases in form and substance of the Assignment and Assumption of Leases, duly executed by Seller (or its applicable Affiliates) and the applicable lessor and applicable Lease Extensions, duly executed by Seller and the applicable lessor, each in form and substance reasonably satisfactory to Buyer, including with respect to compliance with applicable regulatory requirements, collectively, for 80% (rounded up to the nearest whole number) of the Assigned Locations set forth on Schedule 5.8, including each of the Assigned Locations described as “required” on Schedule 5.8, and all consents or waivers and completion of the landlord disclosure letter in the form provided by Buyer from the applicable lessor required in connection herewith, each in form and substance reasonably satisfactory to Buyer, accompanied by all properly completed IRS Form W-9s to the extent reasonably obtainable by Seller;

(vii) if requested by Buyer pursuant to Section 7.16, the Transition Service Agreement, duly executed by Seller and Seller Parent;

(viii) the Intellectual Property Agreement, duly executed by Seller and Seller Parent and any other Affiliate of Seller that owns any Acquired Intellectual Property Assets;

(ix) any vehicle title, registration documents or bills of sale or other payoff documents necessary to effect the transfer of titles to those Acquired Assets comprised of the motor vehicles listed in Section 3.23 of the Disclosure Schedules, free and clear of all Liens except for Permitted Liens; provided that at least 30 days prior to Closing Seller shall identify by written notice to Buyer the motor vehicles for which transfer of title will not be made at Closing (which shall not comprise more than 1/4th of the number of the motor vehicles listed on Section 3.23 of the Disclosure Schedules), in which event such identified number of motor vehicles need not be delivered at Closing, and Buyer shall be entitled to deduct the value of such vehicles from the Purchase Price at Closing (based on Kelly Blue Book sale prices), and if title to any of those identified motor vehicles is transferred to Buyer within 30 days following Closing, Buyer shall promptly pay to Seller the amount so deducted for such motor vehicles; and

(x) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

(b) At the Closing, Buyer shall deliver to Seller the following:

(i) the Purchase Price;

(ii) the Assignment, Assumption and Bill of Sale, duly executed by Buyer;

(iii) a certificate of a duly authorized officer of Buyer, dated as of the Closing Date, certifying that the conditions set forth in Sections 6.1(a) and 6.1(b) have been satisfied;

(iv) a copy of the bound commitment in respect of the R&W Policy and evidence that the R&W Policy is in full force and effect;

(v) the Escrow Agreement, duly executed by Buyer and the Escrow Agent

(vi) the Intellectual Property Agreement, duly executed by Buyer; and

(vii) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Seller, as may be required to give effect to this Agreement.

2.9 Other Documentation. With respect to Assigned Locations for which Assignment and Assumptions of Leases and Lease Extensions were not delivered at the Closing, as soon as reasonably practicable, and in any event within 60 days following the Closing, subject to the terms of Section 2.5 and Section 2.8(a)(vi), Seller shall deliver to Buyer assignments of leases in form and substance of the Assignment and Assumption of Leases, duly executed by Seller (or its applicable Affiliates) and any applicable Lease Extensions in form and substance reasonably satisfactory to Buyer including with respect to compliance with applicable regulatory requirements, for the remainder of the Assigned Locations and all consents or waivers and landlord disclosure letters from the applicable lessor of such Assigned Locations required in connection herewith, each in form and substance reasonably satisfactory to Buyer, and all properly completed IRS Form W-9s to the extent reasonably obtainable by Seller in connection herewith.

2.10 Escrow. Subject to the terms and conditions of this Agreement, at the Closing, Buyer shall deposit, or cause to be deposited, the Escrow Amount by wire transfer of immediately available funds into an account designated by the Escrow Agent. The Escrow Fund shall be held, managed and distributed by the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement to satisfy claims, if any, made by Buyer or any other Buyer Indemnified Party against Seller pursuant to Article IX. Each of Buyer and Seller agree to take all actions reasonably necessary to cause any payment to be made pursuant to the Escrow Agreement, including by delivering executed written instructions to the Escrow Agent and directing the Escrow Agent to make such payments.

Article III
REPRESENTATIONS AND WARRANTIES OF SELLER AND SELLER PARENT

Except as set forth in the schedules delivered by Seller and Seller Parent to Buyer prior to the execution of this Agreement, which schedules shall reference the specific section of this Article III to which such schedules relate (collectively, the “Disclosure Schedules”) (provided, that any fact or condition disclosed in any section or subsection of the Disclosure Schedules shall be deemed to be an exception to another section of the Disclosure Schedules to the extent the relevance of such exception to such other sections is readily apparent on the face of such disclosure without reference to any matters referenced therein), each of Seller and Seller Parent, as applicable, represents and warrants to Buyer:

3.1 Organization, Standing and Power; No Subsidiaries. Each of Seller and Seller Parent is a corporation, duly organized, validly existing, and in good standing under the Laws of the State of New York, and has the requisite power and authority to own, lease and operate its properties and assets, including the Acquired Assets, and to carry on the Business as now being conducted. True, correct and complete copies of the certificate of incorporation and bylaws, as amended through the Effective Date, of Seller and Seller Parent have been delivered to Buyer. Seller does not have any subsidiaries.

3.2 Authority.

(a) Each of Seller and Seller Parent has all requisite power and authority to execute and deliver the Transaction Documents to which it is, or will be, a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to receipt of Stockholder Approval. The execution and delivery by each of Seller and Seller Parent of this Agreement and the other Transaction Documents to which it is, or will be, a party, the performance by each of Seller and Seller Parent of its obligations hereunder and thereunder and the consummation by each of Seller and Seller Parent of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action, and no other action, or approval on the part of Seller or Seller Parent or the stockholders of Seller Parent is necessary to authorize this Agreement or the other Transaction Documents or to consummate the transactions contemplated hereby or thereby, except the Stockholder Approval. This Agreement has been duly executed and delivered by each of Seller and Seller Parent and, assuming the due authorization, execution and delivery thereof by Buyer, constitutes the legal, valid and binding obligation of Seller and Seller Parent, enforceable against Seller and Seller Parent in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). When each other Transaction Document to which Seller and Seller Parent are or will be a party has been duly executed and delivered by Seller and Seller Parent, as applicable (assuming due authorization, execution and delivery by each other party thereto), each such Transaction Document will constitute a legal, valid and binding obligation of Seller and Seller Parent, as applicable, enforceable against Seller and Seller Parent in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by general equity principles (regardless of whether enforcement is sought in a proceeding in equity or at law).

(b) The affirmative vote of the holders of a majority of the outstanding shares of Seller Parent’s common stock entitled to vote to approve the transactions contemplated by this Agreement (the “Stockholder Approval”) is the only vote or consent of the holders of any class or series of Seller’s or Seller Parent’s capital stock that is necessary in connection with the consummation of the transactions contemplated by this Agreement, and no other corporate or stockholder proceedings are necessary to approve this Agreement or to consummate the transactions contemplated hereby. Prior to the execution of this Agreement, at a meeting duly called and held, the board of directors of Seller Parent duly, validly and adopted resolutions (i) approving and declaring advisable this Agreement and the transactions contemplated hereby on the terms and subject to the conditions set forth herein, (ii) declaring and determining that it is in the best interests of the stockholders of Seller Parent that Seller Parent and Seller enter into this Agreement and consummate the transactions contemplated hereby on the terms and subject to the conditions set forth herein, (iii) directing that this Agreement be submitted to a vote at a meeting of the stockholders of Seller Parent for approval and adoption, and (iv) recommending that the stockholders of Seller Parent approve and adopt this Agreement ((i), (ii), (iii) and (iv) being collectively referred to herein as the “Board Recommendation”), which resolutions, as of the date of this Agreement, have not been rescinded, modified or withdrawn in any way.

3.3 No Conflict; Required Filings and Consents.

(a) Neither Seller nor Seller Parent is in default under or in violation or breach of any provision of its certificate of incorporation, bylaws or other governing documents, in each case as amended or restated. Seller is not in material default under or in material violation of any provision of any Assigned Contract to which it is a party or Assigned Contract by which it or any of its properties or assets is bound and which is material to the Business, the transactions contemplated hereby, or Buyer’s unencumbered possession or use of the Acquired Assets, and except as disclosed on Section  3.3(a) of the Disclosure Schedules, neither Seller nor Seller Parent has received any written notice that Seller is in default or violation thereunder.

(b) The execution and delivery of the Transaction Documents by each of Seller and Seller Parent do not, and the performance of the Transaction Documents by Seller and Seller Parent and the consummation of the transactions contemplated hereby or thereby will not (with or without notice or lapse of time): (i) conflict with or violate the certificate of incorporation, bylaws or other governing documents, in each case as amended or restated, of Seller or Seller Parent, (ii) conflict with or violate, in any material respect, any Law or Governmental Order in effect as of the Effective Date and applicable to Seller, Seller Parent, the Business, the Assumed Liabilities or the Acquired Assets, or (iii) except as set forth in Section  3.3(b) of the Disclosure Schedules, conflict with, result in any violation or breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration, first refusal, first offer or cancellation of, or require payment under, or require any notice or consent under, any of the Assigned Contracts or Assigned Real Property Leases, or result in the creation or imposition of any Lien (other than Permitted Liens) on any of the Acquired Assets.

(c) Except (i) as disclosed on Section 3.3(c) of the Disclosure Schedules, (ii) for the filing with the SEC of the preliminary proxy statement, the Proxy Statement and any related filings under Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iii) the Stockholder Approval, (iv) filings, permits, clearances, authorizations, consents, orders and approvals as may be required pursuant to the rules and regulations of the New York Stock Exchange (“NYSE”) and (v) the pre-merger notifications requirements under the HSR Act, the execution and delivery of the Transaction Documents by Seller and Seller Parent does not, and the performance of the Transaction Documents by Seller and Seller Parent and the consummation of the transactions contemplated hereby and thereby will not require Seller or Seller Parent obtain any Consent, Permit or order of, make any filing with or notification to, or procure other action by, any Person based on any Laws.

3.4 International Trade and Anti-Corruption. During the past five years, and except as set forth on Section 3.4 of the Disclosure Schedules:

(a) The Business has not violated any Export and Import Law or Sanctions, or made a voluntary disclosure with respect to any violation of any Export and Import Law or Sanctions. The Business is and has prepared and timely applied for all import and export licenses required under any Export and Import Law or Sanctions for the conduct of its business. Neither the Business nor, to the Knowledge of Seller, any employee or agent of the Business: (i) is or has been a Person with whom transactions are prohibited or limited under any Law including applicable Sanctions; or (ii) has violated or made a voluntary disclosure regarding any such Law. No product, service or financing provided by the Business has been, directly or indirectly, provided to, sold to or performed for or on behalf of a national of, or Persons located in, the Crimea Region of Ukraine, Cuba, Iran, North Korea, Syria or any other country, region or Person against which the United States maintains, or has maintained at the time of relevant activity, Sanctions.

(b) No Sanctions-related, export-related or import-related Law, investigation or inquiry is or has been pending or, to the Knowledge of Seller, threatened against the Business or any employee or agent of the Business (in such Person’s capacity as an employee or agent of the Business) by or before (or, in the case of a threatened matter, that would come before) any Governmental Authority.

(c) Neither the Business nor any of the Business’s employees have, and, to the Knowledge of Seller, no agent of the Business or any other Person associated with or acting for or on behalf of the Business or the Acquired Assets has: (i) directly or indirectly violated any provision of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., the UK Bribery Act of 2010 or any other applicable anti-corruption or anti-bribery law or similar Law (each, an “Anti-Corruption Law”); (ii) directly or indirectly made, offered, promised or authorized any unlawful payment, loan or transfer of anything of value, including any reward, bribe, payoff, influence payment, kickback, rebate, contribution, gift, entertainment, advantage or benefit of any kind, to or for the benefit of any Person, including a Foreign Official, for the purpose of: (A) influencing any act or decision of such Person; (B) inducing such Person to do or omit to do any act in violation of a lawful duty; (C) obtaining or retaining business for or with any Person; (D) expediting or securing the performance of official acts of a routine nature; or (E) otherwise securing any improper advantage; (iii) established or maintained any unlawful fund of corporate monies or other properties; (iv) created or caused the creation of any false or inaccurate books and records of the Business related to any of the foregoing; or (v) been the subject of any actual or, to the Knowledge of Seller, threatened (in writing) investigation, allegation, inquiry or enforcement proceeding by any Governmental Authority regarding any offense or alleged offense under any Anti-Corruption Law, and no event has occurred and no condition or circumstance exists that will or could reasonably be expected to give rise to any such investigation, allegation, inquiry or proceeding.

3.5 Legal Compliance; Licenses; Permits and Registration.

(a) Section 3.5(a)(i) of the Disclosure Schedules contains a true, correct and complete list of all material Permits (including, 510(k) clearances, Medicare, Medicaid and other provider numbers, state laboratory licenses, employment Permits, CLIA and DEA certifications and other Permits, but excluding any Permits required under Environmental Laws, which are covered by Section 3.26(b)), necessary for the operation and conduct of the Business, use of the Assigned Locations (and any facilities at the Assigned Locations) and ownership, lease, operation and use of the Acquired Assets (the “Material Permits”). Except as would not be material to the Business or the Acquired Assets taken as a whole, each Business Employee that is required to have a professional permit or licensure for the performance of his/her duties as an employee of Seller or Seller Parent is duly licensed and registered by the applicable Governmental Authority if required under applicable Law, and is in good standing to engage in the licensed activity, and said permit or registration has not been suspended, revoked or restricted in any manner. Each Material Permit is valid, subsisting, and in full force and effect, and the execution and delivery by Seller and Seller Parent of this Agreement and the other Transaction Documents, the performance of this Agreement and the other Transaction Documents by Seller and Seller Parent and the consummation of the transactions contemplated hereby and thereby, shall not in any material respect (with or without notice or lapse of time) (1) conflict with or violate, or breach the terms of, or constitute a default (or any event that with notice or lapse of time or both would become a default) under, or give others any rights of termination or amendment under, any Material Permit, or (2) except as set forth on Section 3.5(a)(ii) of the Disclosure Schedules, require the consent, approval or act of, waiver from, notice to, or the making of any filing with, any Governmental Authority in connection with the transactions contemplated hereby. There is no Action pending or, to the Knowledge of Seller, threatened against Seller, Seller Parent or any of their respective, directors, officers, members, managers or employees that has or would reasonably be expected to result in the revocation, termination, suspension, or material limitation or restriction of any Material Permits or the imposition of any fine, penalty or other sanctions for violation of any Law relating to any Material Permit. Seller and Seller Parent are in material compliance with the terms of all Material Permits and with all requirements, standards and procedures of the Governmental Authorities that issued them related thereto. Seller has made available to Buyer true, complete and correct copies of all material, non-routine (i) surveys, reports, and subpoenas related to any and all certification, licensure or other governmental investigations, inspections, inquiries and audits and summaries of all proficiency test results related to the Business, for the three year period prior to the Effective Date, (ii) written inquiries, notices, and subpoenas related to utilization, reimbursement or other audits or investigations by any Governmental Authority or other Person related to the Business for the three year period prior to the Effective Date, (iii) filings related to the Business pursuant to Section 1877 of the Social Security Act and the regulations promulgated thereunder (the “Stark Law”), including any voluntary self-disclosures, as well as pursuant to any similar counterpart state Laws, for the three-year period prior to the Effective Date, and (iv) all filings made by Seller related to the Business pursuant to the Clinical Laboratory Improvement Amendments, 42 U.S.C 263a, and all regulations promulgated thereunder (“CLIA”) for the three year period prior to the Effective Date, and all of the materials referenced by clauses (i) through (iv) are described on Section 3.5(a)(iii) of the Disclosure Schedules.

(b) Except as disclosed in Section 3.5(b) of the Disclosure Schedules, neither Seller nor Seller Parent is in breach or violation of, or default under, nor has been at any time during the past five years in breach or violation of, or default under, nor has been given written notice or been charged with any breach or violation of, any Law in any material respect (including under any Governmental Program or Private Program), applicable to the Business, the operation thereof and the ownership or use of Acquired Assets or the Assumed Liabilities;

(c) During the past three years, neither Seller, Seller Parent, nor any directors, officers, or to the Knowledge of Seller, employees of Seller or Seller Parent have directly or indirectly, overtly or covertly, in violation of any Law in connection with the Business (i) made, or agreed to make, any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment or transfer of value to any Person (including, in the case of an individual, any family members of such Person and in the case of an entity, any Affiliates of such entity), regardless of form, whether in money, property or services or other remuneration, including (A) to obtain favorable treatment in securing business, (B) to pay for favorable treatment for business secured, or (C) to obtain special concessions or pay for special concessions already obtained for or in respect of Seller, or (ii) established or maintained any fund or asset that has not been recorded in the books and records of Seller. Other than as set forth on Section 3.5(c) of the Disclosure Schedules, there are no physicians, practice groups or other health care providers who refer testing to Seller and receive distributions or other compensation based in whole or in part on the volume or value of such testing referred by the physician (collectively, the physicians, practice groups and other health care providers on Section 3.5(c) of the Disclosure Schedules, the “Excluded Accounts”).

(d) Except as disclosed in Section 3.5(d)(i) of the Disclosure Schedules, Seller (i) is certified for participation and reimbursement under Titles XVIII and XIX of the Social Security Act (the “Medicare and Medicaid Programs”) and the TRICARE Program (the Medicare and Medicaid Programs, the TRICARE Program, and such other “Federal health care programs” (as defined in 42 U.S.C. § 1320a-7b(f)), are referred to collectively as the “Governmental Programs”), (ii) currently participates in each Governmental Program in which it is enrolled pursuant to a provider agreement, if required by the applicable Governmental Program (the “Provider Agreements”) and receives payments from private, non-governmental programs (including any private insurance program) (such private, non-governmental programs are referred to collectively as “Private Programs”), (iii) is, to the Knowledge of Seller, in good standing with the Governmental Programs and material Private Programs, and (iv) has, to the Knowledge of Seller, no outstanding overpayments or refunds due to Governmental Programs or Private Programs, or asserted by a Governmental Authority or Private Program, individually in excess of $150,000, or in the aggregate in excess of $500,000 except as disclosed in Section 3.5(d)(i) of the Disclosure Schedules. Except as disclosed in Section 3.5(d)(i)(w) of the Disclosure Schedules, during the past three years Seller has timely filed all material claims and reports required to be filed prior to the Effective Date with respect to the Governmental Programs and Private Programs, all fiscal intermediaries and/or carriers, and other insurance carriers (“Payor Claims”). All Payor Claims that have been filed during the past three years have been complete, accurate and in compliance with applicable Laws in all material respects. Except as set forth in Section 3.5(d)(i)(x) of the Disclosure Schedules, Seller has paid or caused to be paid all known and undisputed refunds and overpayments that have become due pursuant to Payor Claims. Other than any refund, overpayment, discount or adjustment that occurs in the Ordinary Course of Business, Seller has not during the past three years claimed or received reimbursements from Governmental Programs or Private Programs in excess of the amounts permitted by applicable Laws, and has no Liability under any Governmental Program or Private Program. Except as disclosed in Section 3.5(d)(i)(y) of the Disclosure Schedules, there are no pending or, to Knowledge of Seller, threatened proceedings, investigations, or audits relating to Seller’s participation in any Governmental Program or Private Program, other than in the Ordinary Course of Business. Neither Seller nor Seller Parent is subject to, nor has Seller or Seller Parent been subject to in the last twelve (12) months, any material non-routine pre-payment utilization review activities from Governmental Programs. Neither Seller nor Seller Parent has been excluded from participation in any Governmental Program or any material Private Program. During the past three years, all billing practices of Seller and Seller Parent with respect to all Governmental Programs and Private Programs related to the Business have been in material compliance with all Laws applicable to Seller and Seller Parent.

(e) Section 3.5(e) of the Disclosure Schedules lists all financial relationships (whether or not memorialized in writing), including any joint venture, partnership, co-ownership or other arrangement involving any ownership or investment interest, that Seller has had in the last five years, with any individual that, to the Knowledge of Seller, is a physician who refers or has referred to Seller or Seller Parent for laboratory testing (a “Referring Physician”), or family member of a Referring Physician, by the Business, and all such relationships are in compliance in all material respects with the Anti-Kickback Statute (as defined below) and the Stark Law. For purposes of this Section 3.5(e) and Section 3.7(c), the term “financial relationship” has the meaning set forth in 42 U.S.C. § 1395nn and the regulations promulgated thereunder.

(f) Except as set forth in Section 3.5(f) of the Disclosure Schedules, neither Seller nor Seller Parent nor, to the Knowledge of Seller, any director, officer, employee or agent of Seller or Seller Parent:

(i) has been convicted of or charged with any violation of any Laws related to any Governmental Program;

(ii) has been convicted of or charged with any violation of Laws related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation, or controlled substances; or

(iii) is excluded, suspended or debarred from participation, or is otherwise ineligible to participate, in any Governmental Program.

(g) In connection with the operation of the Business, Seller and Seller Parent, including with respect to their respective systems and operations and Material Contracts are not now, and have not during the past three years been, in default or violation of, (i) the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b), and all regulations promulgated thereunder (known as the “Anti-Kickback Statute”), (ii) the Stark Law, and all regulations promulgated thereunder, (iii) the Federal False Claim Act, 31 U.S.C. § 3729, and all regulations promulgated thereunder, (iv) the Occupational Safety and Health Act, and all regulations promulgated thereunder that apply to the Business (known as “OSHA”), (v) the Federal Food, Drug and Cosmetic Act (the “FD&C Act”), 21 U.S.C. § 301 et seq., and all regulations promulgated by the United States Food and Drug Administration thereunder (together with the FD&C Act, the “FDA Law and Regulation”), (vi) CLIA, (vii) applicable Laws of the United States Drug Enforcement Administration (“DEA”), (viii) state anti-kickback, fee-splitting and patient brokering Laws, and (ix) state Laws governing self-referral and the licensure and operation of clinical laboratories, in each case, as applicable to the Business; and

(h) To the Knowledge of Seller, there is no civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, proceeding or request for information pending against Seller associated with the Acquired Assets, where Seller or Seller Parent has material Liability (whether actual or contingent), for failure to comply with FDA Law and Regulation.

3.6 Absence of Changes. In the 12-month period prior to the date of this Agreement, (a) Seller and Seller Parent have operated the Business in the Ordinary Course of Business, (b) except as disclosed on Section 3.6 of the Disclosure Schedules, other than in the Ordinary Course of Business, none of Seller or Seller Parent has taken any action that would have required the consent of Buyer under Section 5.1 of this Agreement had such action or failure to act occurred between the date of the Agreement and the Closing and (c) no event, occurrence, fact, condition, change, effect or circumstance has occurred which, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect.

3.7 Customers, Tests, Payors; Suppliers and Supplies.

(a) Section 3.7(a) of the Disclosure Schedules sets forth (1) a list of the top customers of the Business (which customers represent 80% of the sales of the Business) (“Material Customers”), and (2) a list of the top ten payors of the Business (by volume of sales from such payors) and an indication of whether they are in network or out-of-network, in each case for the 2021 and 2022 fiscal years, and for the six-month period ended January 31, 2023 (“Material Payor”). Section 3.7(a)(i) of the Disclosure Schedules accurately sets forth, with respect to each Material Customer, the information set forth in Annex 3.7(a)(i) with all fields accurately completed (such information, excluding the monthly test code order volume, the “Client Setup Data”). Neither Seller nor Seller Parent has received any written or, to the Knowledge of Seller, other notice from any Material Customer or Material Payor to the effect that it will, and to the Knowledge of Seller, no Material Customer or Material Payor intends to, cease doing business with or materially diminish the amount or terms (whether related to payment, price or otherwise) of the business that it is currently doing with Seller or Seller Parent with respect to the Business or, after the Closing Date, will be doing with Buyer (whether as a result of the consummation of the transactions contemplated hereby or otherwise). Section 3.7(a)(ii) of the Disclosure Schedules accurately sets forth, with respect to each such Material Customer the client and patient pricing information of the Business in the form set forth on Annex 3.7(a)(ii). Section 3.7(a)(iii) of the Disclosure Schedules accurately sets forth the name of each customer of the Business as of the Effective Date and the percentage of Seller’s total revenue of the Business for the 12-month period ended December 31, 2022, attributable to each such customer. At the Effective Date and periodically thereafter as set forth in Section 5.4(a), Section 3.7(a)(iv) of the Disclosure Schedules accurately sets forth the name of each customer by practice of the Business as of the Effective Date and the open Standing Orders and Hold Orders, attributable to each such practice, as of each such date (including to reflect any new customer accounts gained since the previous date of delivery).

(b) Section 3.7(b) of the Disclosure Schedules sets forth a list of the top 10 vendors of the Business (by volume of revenue paid to such suppliers for the 2021 and 2022 fiscal years, and for the one-month period ended January 31, 2022) (“Material Vendors”). Since January 1, 2022, Seller has not received any notice from, and to the Knowledge of Seller, no Material Vendor to the effect that any such Material Vendor intends to cease doing business with or materially diminish the amount or terms (whether related to payment, price or otherwise) of the business that it is currently doing with Seller or Seller Parent with respect to the Business or, after the Closing Date, will be doing with Buyer (whether as a result of the consummation of the transactions contemplated hereby or otherwise).

(c) Neither Seller nor Seller Parent provides, and has not for the past three years, provided, to its customers of the Business any supplies other than those supplies listed in Section 3.7(c)(i) of the Disclosure Schedules, none of which are excluded supplies per the NY Guidelines, and provides such supplies in compliance in all material respects with Law and with applicable guidance set forth by an applicable Governmental Authority, including the guidelines attached hereto (the “NY Guidelines”). Other than as specifically set forth in Section 3.7(c)(ii) of the Disclosure Schedules, Seller and Seller Parent each does not provide, and has not for the past three years provided, any services, items, supplies, remuneration or any other benefit to any customer or potential customer of the Business and there are no other financial relationships with any Customer or potential customer of the Business, including any consulting arrangement or similar engagement.

3.8 Good Title to and Use of Assets.

(a) Seller (and not its Affiliates) has sole and exclusive, good and marketable title to, or, in the case of property held by lease under Contract, an exclusive and valid leasehold interest in, and right to use, all of the tangible Acquired Assets, free and clear of any Liens other than Permitted Liens, and, subject to obtaining the Consents set forth in Section  3.3(c) of the Disclosure Schedules, each of Seller and Seller Parent has the authority and right to, and at the Closing, shall, sell, assign, transfer and deliver to Buyer title to the Acquired Assets free and clear of all Liens, other than Permitted Liens.

(b) The Acquired Assets are (to the extent applicable) in good operating condition (ordinary wear and tear excepted) and are adequate for the uses to which they are being put, and none of such tangible Acquired Assets is in need of maintenance or repairs except for ordinary, routine maintenance and repairs. Except for the Excluded Assets and Intellectual Property (the sufficiency of which is addressed solely with respect to Section 3.28 below) the Acquired Assets comprise all of the assets, properties, Contracts and rights utilized by Seller and Seller Parent in connection with the conduct of the Business and are sufficient for Buyer to operate the Business following the Closing in substantially the manner as operated by Seller and Seller Parent prior to the Closing.

3.9 Real Property.

(a) Section 3.9(a)(x) of the Disclosure Schedules sets forth a true, complete and correct list (with addresses) of the locations at which the Business is operated subject to a lease, sublease or other occupancy agreement, including any and all STAT laboratory locations and patient service centers used in the Business and any other locations where Testing with respect to the Business is performed, and for each location listed indicates whether, to the Knowledge of Seller, it is directly or indirectly owned by a physician or by an immediate family member of a physician (collectively, the premises at such locations at which the Business is operated, the “Leased Real Property”). Neither Seller nor Seller Parent owns any real property at which the Business is operated. Except as set forth on Section 3.9(a)(y) of the Disclosure Schedules, Seller (or its applicable Affiliate) has an exclusive right to lease, sublease, or occupy, and enjoys peaceful and undisturbed possession of the Leased Real Property, and, subject to the terms of the lease (or sublease, or occupancy agreement, as applicable) (collectively, the “Real Property Leases”) demising such Leased Real Property, Seller (or its applicable Affiliate) has the exclusive right to assign such right. Seller has delivered to Buyer a true and complete copy of each Real Property Lease. Except as set forth on Section 3.9(a)(z) of the Disclosure Schedules, with respect to each of the Assigned Real Property Leases: (1) Seller (or its applicable Affiliate) has a valid and enforceable leasehold interest in each Assigned Location; (2) none of Seller or any of its Affiliates (as applicable) have received written notice of any existing defaults thereunder by Seller or its Affiliate (as applicable) that remains outstanding nor, to the Knowledge of Seller, are there any existing defaults by the lessor thereof; (3) to the Knowledge of Seller, no event has occurred which (with notice, lapse of time or both) would constitute a breach or default thereunder by any of Seller or its Affiliates (as applicable) or, to the Knowledge of Seller, any other party thereto; (4) Seller or its Affiliates (as applicable) has not subleased or otherwise granted to any person rights to use, enjoy or occupy any portion of the Assigned Locations; (5) to the Knowledge of Seller, there is no pending or threatened (in writing) condemnation or similar proceeding affecting the Assigned Locations and, to the Knowledge of Seller, the Assigned Locations are not subject to any rights of first refusal, first offer, purchase options or rights of occupancy except as set forth in the applicable Assigned Real Property Lease; and (6) no party to any Assigned Real Property Lease has exercised any termination or cancellation rights with respect thereto and no party has given notice of any significant dispute with respect to any Real Property Lease.

(b) Except as set forth on Section 3.9(b) of the Disclosure Schedules, all buildings, structures, fixtures and other improvements located on the Assigned Locations for which Seller or any of its Affiliates (as applicable) is responsible are in good operating condition and repair and are adequate for its intended uses and purposes in the Ordinary Course of Business and other uses currently conducted by Seller or any of its Affiliates (as applicable) at such location.

(c) Seller does not own, and has never owned, any fee interest in any real property used by it in connection with the Business.

3.10 Material Contracts.

(a) Section 3.10(a) of the Disclosure Schedules sets forth a true, complete and correct list (subsections of the Disclosure Schedules are numbered to correspond to the subsections of this Section 3.10(a)) of all of the following Contracts to the extent such Contracts are exclusively used in the Business, or will otherwise be Assigned Contracts, and to which Seller or any of its Affiliates is a party:

(i) all Contracts that relate to equipment or personal property located at the Assigned Locations, the purchase of sale or inventory, accounts receivable, raw materials, commodities, supplies, goods, products, or for the furnishing or receipt of services, in each case, the performance of which will extend over a period of more than six months from the date of such Contract or that involve payments to or from Seller anticipated to be in excess of $50,000 in any one calendar year;

(ii) all Contracts with customers, payors or vendors that involve payments to or from Seller or its Affiliate anticipated to be in excess of $50,000 in any one calendar year;

(iii) all Contracts with other service providers related to the collection of laboratory tests and forwarding such results for Testing, that involve payments to or from Seller anticipated to be in excess of $50,000 in any one calendar year;

(iv) any Contracts with any vendor that provides services relating to billing, coding and/or reimbursement;

(v) all Contracts with IOPs (each of which agreements describes the services being provided by the IOP), that involve payments to or from Seller or its Affiliate anticipated to be in excess of $50,000 in any one calendar year;

(vi) all Contracts pursuant to which Seller or its Affiliate (x) licenses any Intellectual Property to another Person and (y) licenses any Intellectual Property from another Person, except for agreements pertaining to commercially available, mass-market software, that involve payments to or from Seller anticipated to be in excess of $50,000 in any one calendar year, licenses that are merely appurtenant to Contracts for purchased or leased equipment to permit the intended use of such equipment, or licenses granted to customers, contractors, consultants, or vendors in the Ordinary Course of Business;

(vii) the Real Property Leases;

(viii) any Contracts (pending or executed) relating to the acquisition or disposition of (A) any business of Seller (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise), (B) any material asset of the Business other than in the Ordinary Course of Business, or (C) a series or group of related transactions or events of the type specified in clauses (A) and (B) above;

(ix) any Contract that is a partnership, limited liability company, or joint venture agreement with another Person;

(x) any material Contract (or group of related Contracts) under which Seller has permitted any Acquired Asset to become subject to any Lien, except Permitted Liens;

(xi) any Contracts under which Seller or its Affiliate is, or may become, obligated to incur any material severance pay or special compensation obligations which would become payable, increased or accelerated by reason of the Transaction Documents or the transactions contemplated hereby or thereby;

(xii) any collective bargaining agreement, memorandum of understanding, side letter, neutrality, or card check agreement, profit sharing, defined compensation, severance or other plan or arrangement for the benefit of Seller’s current or former directors, officers and employees;

(xiii) any Contracts contemplating annual payments in excess of $100,000 per year providing for the employment or consultancy with an individual on a full-time, part-time, consulting or other basis to any officer, director, employee or consultant (other than an Employee Plan), or any Contract pursuant to which Seller has an obligation to pay a transaction-related bonus or severance to any individual or any other payments that would become payable, directly or indirectly, by reason of execution of the Transaction Documents or the consummation of the transactions contemplated hereby and thereby;

(xiv) any material agency, dealer, distributor, sales representative, marketing or other similar agreement;

(xv) any Contract which contains an option, grants any right of first refusal, right of first negotiation, or right of first offer in favor of any Person;

(xvi) except as may be entered into in the Ordinary Course of Business, any warranty Contract with respect to products sold or indemnity agreements with any supplier or customer to the Business under which Seller or its Affiliate is obligated to indemnify such supplier or customer against product liability claims;

(xvii) any Contract with any Governmental Authority;

(xviii) all Contracts subjecting the Business to non-competition or other similar material restrictions on its ability to conduct the Business anywhere in the world, containing any material exclusivity, “most favored customer,” or other similar restrictions on any party thereto, or pursuant to which the Business has the benefit of material non-competition, confidentiality or other similar restrictions by another Person; and

(xix) all other Contracts (or group of related Contracts) included in the Assigned Contracts that involve payments to or from Seller or its Affiliate anticipated to be in excess of $50,000 in any one calendar year or the performance of which involves consideration in excess of $50,000 over the life of such Contract.

(b) Except as set forth in Section  3.10(b) of the Disclosure Schedules, none of the Material Contracts materially limit Seller or any assignee thereof in any way from competing anywhere or from soliciting any Person as a customer, client, payor or employee, or require Seller to refer any Testing to any third party. Each Material Contract is legal, valid and binding, in compliance with all applicable Laws, in full force and effect, and enforceable against Seller in accordance with its terms, and, to the Knowledge of Seller, the other parties thereto, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Seller is not in material breach or default (with or without notice or lapse of time, or both) under any Material Contract and, to the Knowledge of Seller, no other party to any of the Material Contracts has materially breached or defaulted thereunder or has repudiated any provision thereof. To the Knowledge of Seller, no event has occurred or circumstance exists that (with or without notice or lapse of time, or both) would result in a material breach of, or give Seller or other Person the right to declare a material default or exercise any remedy under, or accelerate the maturity or performance of or payment under, or cancel, terminate or modify, any Material Contract. As of the Closing, Seller will have made all required payments under leases included in the Material Contracts, unless validly waived or otherwise satisfied. Seller has delivered to Buyer true, accurate and complete copies of all written Material Contracts (or, with respect to oral Material Contracts, a written summary), together with all amendments or modifications thereto.

(c) Except as set forth on Section  3.10(c) of the Disclosure Schedules, Seller has not, and to the Knowledge of Seller, no party to any Material Contract has, exercised any termination rights with respect thereto.

(d) Section 3.10(d) of the Disclosure Schedules lists any Contract pursuant to which Seller and/or any of its Affiliates provides or receives material goods or services (including licenses) that are related to both the Business and any other business operated by Seller or any of its Affiliates.

(e) As used herein, “Material Contracts” means all of the Contracts of the type required to be listed in Section 3.10(a) of the Disclosure Schedules, whether or not listed in the Disclosure Schedules.

3.11 Bankruptcy. Seller (a) is not in receivership or dissolution, (b) has not made any assignment for the benefit of creditors, (c) has not admitted in writing its inability to pay its Debts as they mature, (d) has not been adjudicated as bankrupt, or (e) has not filed a petition in voluntary bankruptcy, a petition or answer seeking reorganization, or an arrangement with creditors under federal bankruptcy Law or any other similar Law of the United States or any state thereof, nor has any such petition been filed against Seller.

3.12 Prepaid Expenses. Section  3.12 of the Disclosure Schedules sets forth a true, complete and correct list of all reserves, security and other deposits, advances and prepaid expenses and credits related to the Business. Each reserve, security or other deposit, advance or prepaid expense or credit listed on Section 3.12 of the Disclosure Schedules assignable to Buyer in connection with the transactions contemplated by this Agreement without the consent or approval of any other Person.

3.13 Insurance. Section  3.13 of the Disclosure Schedules sets forth a true, complete and correct list and description (showing type, number, insurer name and date of expiration) of all current insurance policies or binders, including policies by which the Business, any of the Acquired Assets, Assumed Liabilities or the Business Employees are insured, and any fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by Seller or its Affiliates relating to the Business, the Acquired Assets or the Assumed Liabilities (collectively, the “Insurance Policies”). The description includes for each Insurance Policy the type of policy, policy number, name of insurer and date of expiration. Seller has made available to Buyer true, accurate and complete copies of all Insurance Policies, in each case, as amended or otherwise modified and in effect. Each Insurance Policy is in full force and effect on the date of this Agreement and all premiums due on such Insurance Policies have been paid. There are no claims related to the Business, the Acquired Assets or the Assumed Liabilities pending under any such Insurance Policies as to which coverage has been denied or disputed and during the past five years no insurer has denied or disputed (or otherwise reserved its rights with respect to) the coverage of any claim pending under any Insurance Policy or, to Knowledge of Seller, has threatened in writing to cancel any Insurance Policy with respect to the Business. Neither Seller nor its Affiliates are in default, in any material respect, with respect to its obligations under any insurance policy relating to the Business maintained by it, and Seller has not been denied insurance coverage or been subject to any gaps in insurance coverage with respect to the Business, Acquired Assets or Assumed Liabilities in the last two years. Neither Seller nor any of its Affiliates have received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. Neither Seller nor any of its Affiliates have any self-insurance or co-insurance programs relating to the Business, the Acquired Assets or the Assumed Liabilities.

3.14 Litigation; Governmental Orders.

(a) Except as disclosed on Section 3.14(a)(i) of the Disclosure Schedules, there is no Action to which Seller, Seller Parent or any Business Employee or any director or officer of Seller or Seller Parent (in their capacity as such) is, or in the last five years has been, a party (either as plaintiff or defendant) or, to the Knowledge of Seller, threatened, in each case, which materially and adversely affects the Business, the Acquired Assets or the Assumed Liabilities or in any manner challenges or seeks the recission of, or seeks to prevent, enjoin, alter, materially delay the consummation of, or otherwise relates to, the Transaction Documents or the transactions contemplated hereby or thereby. Except as disclosed on Section 3.14(a)(ii) of the Disclosure Schedules, there is no Action which Seller presently intends to initiate. Except as described on Section 3.14(a)(iii) of the Disclosure Schedules, Seller is not subject to any arbitration proceedings under collective bargaining agreements.

(b) Except as disclosed on Section 3.14(b) of the Disclosure Schedules, no Governmental Order is, or in the last five years has been, issued or, to the Knowledge of Seller, is threatened which is applicable to Seller, the Acquired Assets or the Business, nor any unsatisfied judgments or awards against, relating to or affecting the Acquired Assets or the Business.

3.15 Brokers or Finders. No agent, finder, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or agent’s commission or any other similar commission or fee in connection with any of the transactions contemplated by the Transaction Documents, based upon arrangements made by or on behalf of Seller or Seller Parent or any of their Affiliates, for which Buyer or any of its Affiliates could have any liability or responsibility whatsoever.

3.16 Disqualifying Background. Neither Seller nor Seller Parent has ever been debarred, suspended or otherwise excluded from participating in any state or federally funded healthcare program.

3.17 Privacy and Data Security; Information Technology.

(a) Seller has been during the past six years and is in material compliance with Information Privacy and Security Laws. In addition, Seller has been during the past three years and is in material compliance with (i) the terms of all Contracts to which it is a party setting forth Personal Information privacy, security, or breach notification requirements or restrictions (including provisions that impose conditions or restrictions on the receipt, collection, monitoring, maintenance, creation, transmission, processing, use, analysis, disclosure, storage, transfer, or disposal and security of Personal Information); (ii) the Privacy Policies; (iii) each approval, consent, ratification, permission, waiver, order or authorization received by Seller from any Governmental Authority relating to the privacy or security of Personal Information received, collected, created, or maintained by Seller; (iv) to the extent applicable to Seller, PCI DSS; and (v) the terms of all consents and authorizations obtained by Seller or provided to Seller from a Customer and that apply to Seller’s receipt, use, processing or disclosure of Personal Information in connection with the Business (collectively as set forth in subsection (v), “PII Consents”). Seller has entered into all agreements it is required to enter into by Information Privacy and Security Laws in connection with the collection, receipt, access, transfer, processing, use and disclosure of Personal Information, including any BAAs required by HIPAA where Seller acts as the “covered entity” or the upstream “business associate” under such BAA (as each term is defined under HIPAA at 45 C.F.R. § 160.103) and any data processing agreements or standard contractual clauses governing the international transfer of Personal Information required by the EU General Data Protection Regulation as applicable to Seller.

(b) Seller has established, and is and has been during the past three years in material compliance with, a reasonable written information security program that: (i) implements reasonable and appropriate administrative, technical and physical safeguards that protect the security, confidentiality, and integrity of all IT Assets and all Personal Information in the Acquired Assets; (ii) is reasonably designed to prevent unauthorized access, use or disclosure of Personal Information in the IT Assets and Acquired Assets; (iii) materially complies with Information Privacy and Security Laws and industry standards related to the industry in which the Business operates; (iv) includes reasonable policies and procedures that apply to Seller with respect to privacy, data protection, processing, security and the collection and use of Personal Information in the IT Assets and Acquired Assets gathered or accessed in the operation of the Business; (v) reasonably identifies threats to the confidentiality or security of Personal Information in the Acquired Assets and intrusions into IT Assets that Process Personal Information; and (vi) to the extent applicable to Seller, complies with PCI DSS. Seller takes and have at all times in the past three years taken, in connection with the Business, all reasonable steps to require that any third parties acting on behalf of Seller that Process Personal Information in the Acquired Assets provide similar reasonable and appropriate safeguards, in each case, in compliance with applicable Information Privacy and Security Laws and consistent with industry standards related to the industry in which the third parties operate.

(c) The Business has not suffered or incurred: (i) during the past six years, a “breach of unsecured protected health information” or “security incident,” as such terms are defined by HIPAA, or (ii) during the past six years, a “breach” or “security breach” (or similar terms such as “breach of security of the system”), as defined by any Information Privacy and Security Laws other than HIPAA, in the case of (i) and (ii) involving any Personal Information owned, transmitted, used, stored, received, or controlled by or on behalf of Seller. During the past six years, there have been no Actions conducted or, to the Knowledge of Seller, asserted, and to the Knowledge of Seller no Actions are pending, against Seller by any Person (including any Governmental Authority) alleging violation of Information Privacy and Security Laws, and to the Knowledge of Seller, no such Actions have been threatened. During the past six years, Seller has not received any written notices from the U.S. Department of Health and Human Services Office for Civil Rights, Department of Justice, Federal Trade Commission, or the Attorney General of any state, or any equivalent foreign Governmental Authority, relating to any such violations. Seller is not or has not during the past three years been required under any PII Consent to notify any Person, including any Governmental Authority, of the loss, or unauthorized or unlawful access, use or disclosure, of any Personal Information of such Person.

(d) Business Employees who have access to Personal Information have received training with respect to compliance with Information Privacy and Security Laws as required under Information Privacy and Security Laws.

(e) Seller has performed security risk assessments that materially meet (as applicable): (i) the standards set forth at 45 C.F.R. § 164.308(a)(1)(ii)(A)-(B) and an assessment as required by 45 C.F.R. 164.306(d)(3), taking into account the factors set forth in 45 C.F.R. 164.306(a), (b), and (c) and created and maintained documentation of the foregoing assessments in accordance with 45 C.F.R. 164.316; and (ii) all other Information Privacy and Security Laws (collectively, the “Security Risk Assessments”), and Seller has implemented reasonable security measures necessary to mitigate or remediate, to reasonable and appropriate levels in accordance with Information Privacy and Security Laws and prevailing industry standards in which the Business operates, all risks and vulnerabilities identified in every Security Risk Assessment as being of “high,” “critical” or any similar level of severity.

(f)   Seller’s (i) collection, storage, processing, transfer, sharing and destruction of Personal Information in connection with the transactions contemplated by this Agreement and (ii) execution, delivery and performance of this Agreement and the Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, materially comply with Seller’s Privacy Policies and materially comply in all respects with Information Privacy and Security Laws.

(g) The IT Assets are maintained and in good working condition to effectively perform all computing, information technology, and data processing operations reasonably necessary for the operations of the Business. There are no substantial alterations, modifications, or updates to the IT Assets intended or required currently or, to the Knowledge of Seller, that will be required in the near future for the operations of the Business. Seller has taken reasonable steps and implemented reasonable safeguards to: (i) protect the IT Assets from any disabling codes or instructions, spyware, Trojan horses, worms, trap doors, backdoors, Easter eggs, logic bombs, time bombs, cancelbots, viruses, or other software or programming routines that permit or cause (or are intended to permit or cause) unauthorized access to, or disruption, impairment, modification, recordation, misuse, transmission, disablement, or destruction of, the IT Assets, (ii) maintain the integrity and continued operations of the IT Assets, and (iii) provide for the remote site back up of data and information material to IT Assets (including such data and information that is stored on magnetic or optical media in the Ordinary Course of Business) in a reasonable attempt to avoid disruption or interruption to the Business. To the Knowledge of Seller, there has been no failure, breakdown, or continued substandard performance of any IT Assets that has caused a material disruption or interruption to the operation of the Business.

3.18 Tax Matters.

(a) Seller and Seller Parent have filed all income and other material Tax Returns that they were required to file with respect to the Business or that relate to the Acquired Assets or the Assumed Liabilities, and all such Tax Returns are true, correct and complete in all material respects. Seller and Seller Parent have paid all Taxes with respect to the Business or that relate to the Acquired Assets or the Assumed Liabilities due and payable or claimed by any Governmental Authority to be due and payable (whether or not shown on any Tax Return) by them.

(b) All amounts required to be withheld by Seller or Seller Parent with respect to amounts paid or owing to any Person (including from employees for income Taxes and social security and other payroll Taxes) and all sales and use Taxes, value-added Taxes and ad valorem Taxes (including personal property taxes) required to be collected by Seller or Seller Parent, in each case with respect to the Business or that relate to the Acquired Assets or the Assumed Liabilities, have been collected or withheld and paid or remitted to the applicable Governmental Authorities, and all Tax Returns required with respect thereto (including IRS Forms W-2 and 1099) have been properly completed and timely filed with the applicable Governmental Authority.

(c) None of the Acquired Assets are subject to any Liens for Taxes, other than Liens for Taxes not yet due and payable.

(d) No transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code.

(e) None of the Acquired Assets are (i) required to be treated as being owned by another Person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, (ii) subject to Section 168(g)(1)(A) of the Code, (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code, or (iv) “tax-exempt use property” within the meaning of Section 168(h) of the Code.

3.19 Labor Matters.

(a) Neither Seller nor Seller Parent is, or has been in the past three years, a party to any collective bargaining or other similar labor agreement with respect to any Business Employees, nor, to the Knowledge of Seller, are there, nor have there been in the past three years, any organizational efforts, such as union organizing campaigns, or labor organization certifications or recognition, with respect to the formation of a new collective bargaining unit presently being made or, to the Knowledge of Seller, threatened involving the Business Employees. There are, and in the past three years have been, no strikes, slowdowns, lockouts, pickets, work stoppages or material labor disputes pending or, to the Knowledge of Seller threatened against Seller or Seller Parent with respect to the Business.

(b) There are, and in the past three years have been no unfair labor practice charges or complaints, or other grievances, against Seller or Seller Parent threatened or pending before the National Labor Relations Board, the Equal Employment Opportunity Commission, the Department of Labor or any other Governmental Authority. Neither Seller nor Seller Parent is a party to or otherwise bound by any consent decree with or citation from any Governmental Authority relating to employees or employee practices with respect to the Business.

(c) Within the past four years, Seller and Seller Parent have each been in material compliance with all applicable Laws pertaining to employees, employment matters, employment practices and termination of employment, to the extent related to current Business Employees, including all such applicable Laws and decrees and orders of any court or Governmental Authority applicable to the Business relating to terms and conditions of employment, wages, salary, overtime, hours, breaks, eligibility for and payment of overtime compensation, worker classification (including classification of employees as “exempt” or “nonexempt” and classification of independent contractors), child labor, immigration, equal opportunity, employment discrimination and harassment, retaliation, employment eligibility, immigration, disability rights, fair labor practices, unemployment insurance, affirmative action, leaves of absence (including paid sick leave), civil rights, occupational safety and health, workers’ compensation, and the collection and payment of withholding of Social Security Taxes and similar Taxes, except as would not reasonably be likely to result in any material Liability to Buyer. Seller and Seller Parent operate and have operated the Business for the four years preceding the date of this Agreement in compliance with all applicable wage and hour, worker classification Laws. Each Business Employee is (i) a United States citizen, (ii) a United States national, (iii) a lawful permanent resident of the United States, or (iv) an alien authorized to work in the United States either specifically for Seller or for any United States employer.

(d) Neither Seller nor Seller Parent is a party to a settlement agreement, tolling agreement, non-disparagement agreement, confidentiality agreement, non-disclosure agreement, separation agreement, resolution agreement or any contract or provision similar to any of the foregoing, in the prior six years with a current or former officer, Business Employee or independent contractor of the Business that releases and settles specific allegations asserted by such former officer, Business Employee or independent contractor relating to discrimination (including age, gender, race, religion or any other legally protected category), sexual harassment or sexual misconduct by any officer or executive level employee of Seller or Seller Parent; provided, that for the sake of clarity, agreements which include releases of general applicability shall not be considered allegations relating to discrimination, harassment, or sexual misconduct for purposes of this Agreement. To the Knowledge of Seller, in the last three years, no allegations, complaints, charges or claims (formal or informal) of discrimination (including age, gender, race, religion or any other legally protected category), sexual harassment, sexual misconduct, or similar behavior have been made or threatened against any officer, director, manager, or supervisory-level employee of Seller or Seller Parent or any executive level employee of Seller or Seller Parent that have not been resolved without further actual or potential Liability to Buyer.

(e) Seller and Seller Parent have complied in all material respects with all applicable Laws with respect to the COVID-19 Pandemic and has not received any written notice asserting any material employment-related liability with respect to the COVID-19 Pandemic.

(f) Section 3.19(f)(i) of the Disclosure Schedules lists each of the Business Employees, including whether such employee works primarily or exclusively for the Business and such employee’s: (i) employee ID number, (ii) employing entity, (iii) job title or position, (iv) location (city, state), (v) address, (vi) salary or other rate of base pay, if applicable, (vii) other compensation targets or arrangements currently in place for 2023 (including bonus target, incentive compensation target, deferred compensation, and commissions arrangements), (viii) date of hire, (ix) status as an exempt or non-exempt employee under the Fair Labor Standards Act and any similar wage and hour law, (x) status as a full-or part-time employee, (xi) status as an active or inactive employee (and, if on leave, the nature of the leave and the expected return date, if known) and (xii) severance entitlement under existing agreements, if any. Section 3.19(f)(ii) of the Disclosure Schedules lists all individual consultants currently hired by Seller or Seller Parent to perform services for the Business, the services provided by each individual, their rate of pay, their location, the date when they began their assignment with Seller or Seller Parent, and the estimated completion date of their services, if any.

3.20 Telephone Numbers. Section 3.20 of the Disclosure Schedules sets forth a true, complete and correct list of telephone and facsimile numbers used exclusively in the Business to contact the Assigned Locations.

3.21 WARN Act. Except as set forth on Section 3.21 of the Disclosure Schedules, within the past three years, Seller has not implemented any relocation, plant closing, mass layoff of employees, or taken any action that, either alone or in the aggregate that will require Buyer or any of its Affiliates to give notice or otherwise comply with WARN or any similar foreign, state or local Law.

3.22 Financial Statements.

(a) Section 3.22 of the Disclosure Schedules sets forth the following financial statements of the Business: (i) the unaudited balance sheets of the Business as of December 31, 2022 and 2021 and the related unaudited statements of income for each of the 12-month periods then ended, (ii) the unaudited balance sheet of the Business as of January 31, 2023 (the “Balance Sheet Date”) and the related unaudited statement of income for the one-month period then ended, and (iii) the audited consolidated balance sheets of Seller Parent as of July 31, 2022, and 2021 and the related audited consolidated statements of operations, income, stockholders’ equity and cash flows for each of the 12-month periods then ended and the 12-month period ended July 31, 2022 (collectively, the “Financial Statements”). The Financial Statements (including any notes thereto) have been prepared from and in accordance with the books and records of Seller in accordance with GAAP applied on a consistent basis throughout all the periods involved, and fairly present, in all material respects, the financial condition and results of operations of the Business and changes in financial condition for the periods specified. The Financial Statements are consistent with the books of account and minute books of Seller, are complete and correct in all material respects, have been maintained in accordance with applicable Laws, and accurately and fairly reflect, in reasonable detail, the activities of Seller with respect to the Business.

(b) Seller Parent maintains a standard system of accounting established and administered in accordance with GAAP and a system of internal controls that are effective in providing assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of Seller’s assets and properties, (ii) provide assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Seller and the Business are being made only in accordance with appropriate authorizations of management and the board of directors of Seller, and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Seller’s assets and properties.

(c) All final data that Seller has provided to Buyer with respect to historical test utilization, Current Procedural Terminology (“CPT”) codes, payor CPT detail, requisition volumes, rental payments, cash collections, and full time employees is true, accurate, and complete in all material respects.

3.23 Motor Vehicles. Section 3.23 of the Disclosure Schedules sets forth a true, complete and correct list of all the motor vehicles that are primarily used or held for use in connection with the Business, including the manufacturer, model and year of each vehicle, and all such motor vehicles are owned (and not leased) by Seller and there are no outstanding loans on any such motor vehicles. Neither Seller nor Seller Parent is party to any lease agreement, installment contract or other Contract with respect to any motor vehicles primarily used or held for use in connection with the Business.

3.24 Absence of Undisclosed Liabilities. Neither Seller nor Seller Parent has material obligations or Liabilities of any nature with respect to the Business other than: (a) those reflected on or adequately reserved against in the Financial Statements in accordance with GAAP; and (b) those incurred in the Ordinary Course of Business since the Balance Sheet Date that are not material in amount or significance or did not arise in connection with a breach of Contract or Permit, breach of warranty, tort or infringement or violation of Law (without giving effect to the proviso in the definition thereof).

3.25 Information Supplied. None of the information supplied or to be supplied by Seller or Seller Parent for inclusion or incorporation by reference in the proxy statement relating to the Stockholder Meeting (such proxy statement, as amended or supplemented from time to time, the “Proxy Statement”) will, at the date it is first mailed to Seller Parent’s stockholders or at the time of the Stockholder Meeting or, if amended or supplemented, at the time of any amendment or supplement thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Seller or Seller Parent with respect to statements made or incorporated by reference therein based solely on information supplied in writing by or on behalf of Buyer specifically for inclusion in any of the foregoing documents and is approved by Buyer for inclusion or incorporation by reference therein.

3.26 Environmental Matters.

(a) Except as set forth on Section 3.26(a) of the Disclosure Schedules, each of Seller and Seller Parent (with respect to the Business) is and has been, for the past five years, in compliance in all material respects with all Environmental Laws and has no material liability under Environmental Laws or with respect to Hazardous Substances.

(b) (i) Except as set forth on Section 3.26(b)(i) of the Disclosure Schedules, each of Seller and Seller Parent (with respect to the Business) has timely applied for, obtained and maintains all Permits required under Environmental Laws for the operation of the Business as currently operated; (ii) except as set forth on Section 3.26(b)(ii) of the Disclosure Schedules, Seller has not received any written notice proposing to revoke, suspend or materially modify the terms of any such Permits; and (iii) Section 3.26(b)(iii) of the Disclosure Schedules sets forth a true and complete list of all such Permits, all of which are valid and in full force and effect.

(c) Except as set forth on Section 3.26(c) of the Disclosure Schedules, in the past five years, or earlier for matters that remain unresolved, neither Seller nor Seller Parent (with respect to the Business) has received or, to the Knowledge of Seller, been threatened with any request for information from a Governmental Authority, or any notice, order, summons, complaint, demand or letter from any Person, and there is no Action pending, or to the Knowledge of Seller, threatened, alleging, in either case, that Seller (with respect to the Business) is or has been in material violation of or subject to material Liability under Environmental Laws or with respect to Hazardous Substances.

(d) Except as set forth on Section 3.26(d) of the Disclosure Schedules, there has been no Release of Hazardous Substances at, on, under or from any real property currently owned, operated, or leased by Seller or Seller Parent (with respect to the Business), and to Seller’s Knowledge, there has been no Release of Hazardous Substances at, on, under or from any real property formerly owned, operated, or leased by Seller or Seller Parent (with respect to the Business), in each case that has resulted in or would reasonably be expected to result in material Liability for Seller or Seller Parent under any Environmental Law or with respect to Hazardous Substances.

(e) Neither Seller nor Seller Parent (with respect to the Business) has arranged, by contract, agreement or otherwise, for the transportation, treatment or disposal of Hazardous Substances at any location except as would not reasonably be expected to result in material Liability pursuant to Environmental Laws.

(f)   Seller has made available all environmental assessments, reports, compliance audits prepared within the last five years, and all other material documents in Seller’s or Seller Parent’s possession or under their control related to the environmental condition of any real property currently or formerly owned, operated or leased by Seller or Seller Parent (with respect to the Business) or Seller’s and Seller Parent’s (with respect to the Business) compliance with Environmental Laws.

3.27 Employee Benefits.

(a) Section 3.27(a) of the Disclosure Schedules sets forth a true and complete list, as of the date of this Agreement, of each material Parent Plan. With respect to each material Parent Plan, Seller or Seller Parent has made available to Buyer true and complete copies (to the extent applicable) of (i) the plan document or a written description thereof (or, if appropriate, a form thereof), including any amendments thereto, (ii) the most recent IRS determination or opinion letter received by Seller, (iii) the most recent summary plan description, and (iv) each insurance or group annuity contract or other funding vehicle.

(b) Each Parent Plan complies in all material respects with applicable Laws and the terms thereof. Each Parent Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and there are no existing circumstances or any events that have occurred that could reasonably be expected to cause the loss of any such qualification status of any such Parent Plan.

(c) No Parent Plan is subject to Section 302 or Title IV of ERISA or Section 412 of the Code. No Parent Plan provides benefits or coverage in the nature of health, life or disability insurance or similar benefits following retirement or other termination of employment, other than coverage or benefits (i) required to be provided under Part 6 of Title I of ERISA or Section 4980(B)(f) of the Code, or any other applicable Law, or (ii) the full cost of which is borne by the employee or former employee (or any of their beneficiaries).

(d) Except as set forth on Section 3.27(d) of the Disclosure Schedules, neither the execution of this Agreement nor the consummation of the transactions contemplated by the Transaction Documents will, either alone or in combination with another event, (i) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any Business Employee under any Parent Plan, or (ii) result in any Business Employee who is a “disqualified individual” receiving any “excess parachute payment” (each such term as defined in Section 280G of the Code). No Parent Plan provides for the gross-up or reimbursement of Taxes for any Business Employee under Sections 4999 or 409A of the Code, or otherwise.

3.28 Intellectual Property.

(a) Section 3.28(a) of the Disclosure Schedules sets forth a true and complete list of all registered or material Intellectual Property used in the conduct of the Business, separated by (i) Intellectual Property that is owned by Seller or Seller Parent or its subsidiaries, and (ii) Intellectual Property that is licensed to Seller or Seller Parent, excluding where the Intellectual Property is incorporated into personal property, such as laboratory or clinical equipment, kits, or assays, and used pursuant to a written license (collectively “Licenses”).

(b) Except as set forth in Section 3.28(b) of the Disclosure Schedules, Seller or Seller Parent owns or has valid licenses to use (which licenses are set forth in Section 3.28(a) of the Disclosure Schedules or do not need to be listed based on the exclusion set forth in Section 3.28(a)) all material Intellectual Property used in the conduct of the Business (the “Business Intellectual Property”), free and clear of all Liens other than Permitted Liens. To Seller’s Knowledge, neither Seller’s nor Seller Parent’s conduct of the Business infringes on the Intellectual Property of any Person.

(c) Except as set forth in Section 3.28(c) of the Disclosure Schedules or with respect to any Excluded Assets, neither Seller nor Seller Parent pays or receives any sales-related (either on revenue or a per-unit basis) royalty to or from anyone with respect to any Business Intellectual Property, nor has Seller or Seller Parent licensed or sublicensed anyone to use any Business Intellectual Property for use in a business that may reasonably be considered competitive to the Business.

(d) The Business Intellectual Property constitutes, and the Acquired Assets (along with the rights granted under the Intellectual Property Agreement and rights to Intellectual Property incorporated into personal property excluded from the scheduling obligations of Section 3.28(a) of the Disclosure Schedules pursuant to Section 3.28(b)) include, all of the Intellectual Property necessary or material to conduct the Business. To Seller’s Knowledge, none of the Business Intellectual Property is owned by any other Person without a valid and enforceable right of Seller or Seller Parent to use and possess such Business Intellectual Property. None of the Business Intellectual Property is subject to any Lien, other than Permitted Liens.

(e) Except as set forth in Section 3.28(e) of the Disclosure Schedules or in the Intellectual Property Agreement, (i) all rights of the Business in and to the material Business Intellectual Property will be unaffected by the transactions contemplated by the Transaction Documents, and (ii) through the Acquired Assets and the Intellectual Property Agreement, Buyer will have rights immediately after the Closing that are in all material respects similar to the rights exercised by the Business prior to Closing.

(f) Except as set forth in Section 3.28(f) of the Disclosure Schedules, neither Seller nor Seller Parent has given nor received any written notice of any pending conflict with, or infringement of the rights of others with respect to any Business Intellectual Property, and to the Knowledge of Seller, no Person has infringed, misappropriated or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Business Intellectual Property.

(g) All trade secrets, confidential information or know-how owned by or purported to be owned by Seller or Seller Parent and exclusively used in the Business have been maintained in confidence in accordance with protection procedures substantially similar to those customarily used by comparable companies in the same industry as Seller and Seller Parent to protect rights of like importance. All of Seller’s or Seller Parent’s employees or consultants who have contributed to or participated in the conception or development of any material Business Intellectual Property or material Intellectual Property exclusively used in the Business that are purported to be owned by Seller or Seller Parent have executed and delivered to Seller or Seller Parent an agreement assigning all proprietary rights to Seller or Seller Parent and restricting such Person’s rights to use or disclose such proprietary information.

(h) Seller has provided to Buyer copies of all standard form agreements used by Seller and Seller Parent in the last three years that contain assignments or licenses of Intellectual Property or otherwise relate to Business Intellectual Property.

(i) Section 3.28(i) of the Disclosure Schedules lists all open source computer code contained or used in any product or service of the Business and describes (i) the applicable software name and version number, (ii) the licensor, (iii) the license under which such code was obtained, (iv) whether such code was modified by or for the Business and (v) whether such code was distributed by or for the Business. No product or service of the Business is subject to any Contract that would require Seller to divulge to any Person any source code owned or purported to be owned by Seller or Seller Parent that is part of any product or service of the Business.

3.29 Accounts Receivable; Accounts Payable. All accounts and notes receivable reflected on the Financial Statements and all accounts and notes receivable arising subsequent to the Financial Statements and prior to the Closing Date, have arisen or will arise in the Ordinary Course of Business out of bona fide sales and deliveries of goods, performance of services or other business transactions, and, to the Knowledge of Seller, represent or will represent legal, valid, binding and enforceable obligations to Seller or Seller Parent, as applicable. Except as set forth in Section 3.29 of the Disclosure Schedules, all accounts payable related to (a) the rent, utilities and other services of the Business provided at the Assigned Locations, (b) Business motor vehicle licenses and registrations, and (c) all obligations related to the Business’s IT Assets (including hardware and software) are current within 30 days of the due date.

3.30 Affiliate Transactions. Except as set forth in Section 3.30(a) of the Disclosure Schedules, no manager, member, officer, director, or Affiliate of Seller or Seller Parent or, to the Knowledge of Seller, any immediate family member (as defined in Item 404 of the Exchange Act (17 CFR § 229.4040)) of any such individual or any entity in which any such Person or individual owns any controlling beneficial interest, is a party or has been a party to any Contract, commitment or transaction with Seller or Seller Parent involving the Business, the Acquired Assets or the Assumed Liabilities, or has any interest in any Assumed Liability or Acquired Asset or in any other property used by Seller or Seller Parent in the Business. Section 3.30(b) of the Disclosure Schedules lists all intercompany transactions between or among Seller, Seller Parent and their Affiliates involving the Business (including any transactions involving the Business, on one hand, and the Excluded Business, on the other hand).

3.31 No Other Representations or Warranties. Except for the representations and warranties made by Seller and Seller Parent in this Article III, neither Seller nor Seller Parent makes any other express or implied representation or warranty with respect to Seller, Seller Parent or their respective Affiliates, businesses (including the Business), operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, or any estimates, projections, forecasts and other forward-looking information or business and strategic plan information, notwithstanding the delivery or disclosure to Buyer or any of its Affiliates or Representatives of any documentation, forecasts or other information (in any form or through any medium) with respect to any one or more of the foregoing, and such other representations and warranties are hereby disclaimed. Except for the representations and warranties expressly set forth in Article IV, Seller and Seller Parent each hereby acknowledges that Buyer has not made and is not making any other express or implied representation or warranty with respect to Buyer, its Affiliates or their respective businesses or operations. Notwithstanding the foregoing, nothing in this Agreement limits any claim, right or remedy that a Person may have against another Person for Fraud.

Article IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller:

4.1 Organization, Standing and Power. Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, has the requisite power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted.

4.2 Authority. Buyer has all requisite corporate power and authority to execute and deliver the Transaction Documents to which it is, or will be, a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and the other Transaction Documents to which Buyer is, or will be, a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action, and no other action on the part of Buyer are necessary to authorize this Agreement or the other Transaction Documents or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery thereof by Seller and Seller Parent, constitutes the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, and similar Laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). When each other Transaction Document to which Buyer is a party is entered into, such Transaction Document will be duly executed and delivered by Buyer. When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), each such Transaction Document will constitute a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by general equity principles (regardless of whether enforcement is sought in a proceeding in equity or at law).

4.3 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement and the other Transaction Documents by Buyer does not, and the performance of this Agreement and the Transaction Documents by Buyer will not (i) conflict with or violate the certificate of incorporation or bylaws of Buyer, (ii) conflict with or violate any Laws in effect as of the Effective Date and applicable to Buyer or by which any of its properties are bound, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or required payment under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on, any of the properties or assets of Buyer, in each case of clauses (i) through (iii) above, with such exceptions as would not reasonably be expected to prevent Buyer from consummating the transactions contemplated by this Agreement or the other Transaction Documents.

(b) The execution and delivery of this Agreement and the other Transaction Documents by Buyer does not, and the performance of this Agreement and the other Transaction Documents by Buyer and the consummation of the transactions contemplated hereby and thereby will not require Buyer to obtain any Consent, Permit or order of, or to make any filing with or notification to, or procure other action by, any Person based on any Laws, except as required under the HSR Act and for any such consent, permit or order, or filing or notification which failure to obtain or make would not reasonably be expected to prevent Buyer from consummating the transactions contemplated by this Agreement.

4.4 Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of Buyer, for which Seller or any of its Affiliates could have any liability or responsibility whatsoever.

4.5 Litigation. There is no Action or Governmental Order pending, or to the knowledge of Buyer, threatened, against or by Buyer that would reasonably be expected to affect Buyer’s ability to consummate the transactions contemplated by this Agreement or perform its obligations under the Transaction Documents to which it is a party.

4.6 Information Supplied. None of the information supplied or to be supplied by Buyer for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed and at the time of the Stockholder Meeting, and if either is amended or supplemented, at the time of any amendment or supplement thereto, to Seller Parent’s stockholders or at the time of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.7 No Other Representations or Warranties. Except as expressly set forth in this Article IV or as may be set forth in any other Transaction Document, Buyer makes no representation or warranty, express or implied, at law or in equity, with respect to Buyer, its Affiliates, its businesses or financial condition or any of its assets, liabilities or operations or any other matter, and any such other representations or warranties are hereby disclaimed. Buyer acknowledges that (a) it has received access to certain books and records, facilities, equipment, Contracts and other assets of Seller and Seller Parent related to the Business, and (b) that Buyer and its Affiliates and representatives have had an opportunity to meet with the management of Seller and Seller Parent to discuss the Business. Buyer has conducted its own independent investigation, review, analysis and evaluation of the Business to assist Buyer in making an informed decision with respect to the purchase of the Acquired Assets and the Business, the assumption of the Assumed Liabilities and the execution of the Transaction Documents and, with respect to the transactions contemplated by this Agreement, has relied on the results of such investigation and the representations and warranties of Seller and Seller Parent in Article III and as set forth in any other Transaction Document. Except for the representations and warranties expressly set forth in Article III and as set forth in any other Transaction Document, Buyer hereby acknowledges that neither Seller nor Seller Parent has made or is making any other express or implied representation or warranty with respect to Seller, Seller Parent or their respective Affiliates, business (including the Business) or operations. Notwithstanding the foregoing, nothing in this Section 4.7 or elsewhere in this Agreement limits any claim, right or remedy that a Person may have against another Person for Fraud. Buyer specifically disclaims that it is relying upon or has relied upon any other representations or warranties that may have been made by Seller, Seller Parent or any other Person, and acknowledges and agrees that Seller and Seller Parent has specifically disclaimed and does hereby specifically disclaim any such other representation or warranty.

Article V
CONDUCT OF BUSINESS PENDING THE CLOSING

5.1 Interim Operating Covenants. During the period beginning on the Effective Date and ending on the earlier of the Closing Date, or the termination of this Agreement (such period, the “Interim Period”), except (a) as provided for in this Agreement, (b) as required by applicable Law or GAAP, or (c) to the extent that Buyer shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), each of Seller and Seller Parent shall (x) conduct the Business in the Ordinary Course of Business (which shall include conducting the Business in accordance with any Material Contract to which Seller is a party as of the Effective Date, and which has been made available to Buyer) and (y) use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of the Business and to preserve the rights, franchises, goodwill and relationships of the employees, customers, suppliers, regulators and others having business relationships with Seller and Seller Parent with respect to the Business. Nothing contained in this Section 5.1 shall impose any restriction on, or impose obligations of Seller or Seller Parent with respect to, the Excluded Business (including, for the avoidance of doubt, selling or continuing to operate any segment of the Excluded Business, subject to the other terms and conditions of this Agreement and the Amended STAT Services Agreement and the Transition Services Agreement (if any)) or the Excluded Assets (but only to the extent such Excluded Assets do not relate to the Business or the performance of services under, and solely for the duration of, the Amended STAT Services Agreement or, if later, the duration of the Transition Services Agreement (if any)). In addition, and subject to the foregoing, solely with respect to the Business (including the Excluded Assets that relate to the Business or the performance of services under the Amended STAT Services Agreement) during the Interim Period, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller and Seller Parent shall:

(i) not sell, lease, transfer, license, pledge, dispose of, assign, or otherwise encumber or subject to any Lien (other than any Permitted Lien) any of the Acquired Assets or any rights thereto, other than inventory in the Ordinary Course of Business and Liens (other than Permitted Liens) with respect to Debt that will be paid off at the Closing pursuant to Section 2.8(a)(iv), provided that Seller Parent shall promptly notify Buyer of any Debt that is incurred after the Effective Date and that is secured by Liens on the Acquired Assets;

(ii) comply with all Laws applicable to the Business, the Acquired Assets and the Assumed Liabilities;

(iii) keep in full force and effect the Insurance Policies (or replacement insurance materially comparable in amount and scope to insurance currently carried by Seller and Seller Parent with respect to the Business);

(iv) preserve and maintain in effect all material Permits necessary to carry on the Business as currently conducted or for the ownership and use of the Acquired Assets and Assigned Locations;

(v) not cancel, compromise, waive, or release any material right or claim, other than in the Ordinary Course of Business;

(vi) not grant any license or sublicense of any rights under or with respect to any Business Intellectual Property other than in the Ordinary Course of Business;

(vii) not make or authorize any change in any of Seller Parent’s charter or bylaws to the extent such amendment or change would prevent, impede or delay the Stockholder Approval, the consummation of the transactions contemplated hereby or otherwise adversely affect the Acquired Assets or the Assumed Liabilities;

(viii) not issue, sell, or otherwise dispose of any of the equity securities of Seller, or grant any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of Seller’s equity securities;

(ix) not make any increase in the base compensation or target bonus of any of the Business Employees, except in the Ordinary Course of Business or as may be required by any Law or Contract;

(x) other than with respect to the Lease Extensions, not amend, change, supplement, waive or terminate any Material Contract or any other Contract that is an Assigned Contract, except for renewals in the Ordinary Course of Business;

(xi) not to enter into, amend, change, supplement, waive or terminate any Material Contract or any other Contract that is an Assigned Contract (A) that would reasonably be expected to have an adverse effect on the Business or any of the Acquired Assets or the Assumed Liabilities, or (B) pursuant to which any Person (other than Buyer and its Affiliates) is first granted, or that otherwise first subjects Buyer or any of its Affiliates to, (1) any covenants or provisions restricting competition or prohibiting any of them from freely engaging in the Business or otherwise restricting the conduct of the Business or use of the Acquired Assets in any market, geographic area or other jurisdiction, (2) any “most favored nation” or “best pricing” terms or any type of exclusivity, special discount, right of first refusal, first notice or first negotiation with respect to any of the Acquired Assets, or (3) any license, covenant not to sue, immunity or other similar right with respect to or under any of the Acquired Assets;

(xii) enforce any and all non-solicitation agreements or other agreements containing restrictive covenants with respect to each Business Employee; provided that neither Seller Parent nor Seller shall enforce any such provisions against Buyer or any Business Employee with respect to the transactions expressly contemplated by this Agreement;

(xiii) not make any material change in its methods of accounting or accounting principles or practices used in the Business (including with respect to reserves);

(xiv) not commence, negotiate, settle, pay, discharge or satisfy any Action (A) primarily relating to the Business or any of the Acquired Assets or the Assumed Liabilities or (B) which may impact the Business or any of the Acquired Assets or the Assumed Liabilities;

(xv) not acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization, in each case if such transaction has an adverse effect on the Business or any of the Acquired Assets or the Assumed Liabilities;

(xvi) not terminate or close any facility or operation used in the Business, including any of the Assigned Locations;

(xvii) settle or compromise any Action in respect of material Taxes; enter into any Contract in respect of material Taxes with any Governmental Authority; or amend any Tax Return, in each case, with respect to the Acquired Assets or the Business and to the extent such action would reasonably be expected to result in any increase in the Liability for Taxes of Buyer or its Affiliates;

(xviii) not take or omit to take any action which has, individually or in the aggregate, a Material Adverse Effect;

(xix) not acquire any real property; and

(xx) not agree, whether in writing or otherwise, to do any of the foregoing.

5.2 No Negotiation.

(a) Except as permitted by this Section 5.2, during the Interim Period, each of Seller and Seller Parent shall not, and each of Seller and Seller Parent shall instruct and cause its directors, officers, employees and other Representatives not to (i), directly or indirectly, solicit, initiate, knowingly encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any Confidential Information to, any other Person (other than Buyer) regarding any merger, consolidation, business combination or similar transaction involving Seller or Seller Parent that would include all or any part of the Business or the sale, directly or indirectly, of any of the Acquired Assets or any portion of the Business (any of the above, an “Alternative Transaction”) or any proposal or offer that would reasonably be expected to lead to an Alternative Transaction, (ii) engage in, participate in or otherwise continue any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to, or take any other action to knowingly facilitate the making of, any proposal or offer that constitutes, or would reasonably be expected to lead to, any Alternative Transaction, or (iii) enter into or agree to enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to any Alternative Transaction, other than any Acceptable Confidentiality Agreement. Seller Parent and Seller shall, and Seller Parent and Seller shall cause its and their respective Representatives to, immediately cease and cause to be terminated any discussions and negotiations with any person conducted heretofore with respect to any Alternative Transaction, or proposal or offer that would reasonably be expected to lead to any Alternative Transaction. Seller Parent will promptly inform the individuals and entities referred to in the preceding sentence of the obligations undertaken in this Section 5.2. Seller Parent will promptly request from each Person that has executed a confidentiality agreement in connection with its consideration of making an Alternative Transaction within the past two years to return or destroy (as provided in the terms of such confidentiality agreement) all confidential information concerning the Business and promptly terminate all physical and electronic data access previously granted to such person. Seller Parent shall promptly (but in no event later than 24 hours after any directors or executive officers of Seller Parent become aware of the occurrence of any of the events set forth in clauses (A)-(C) below and, in any event, within 72 hours) notify Buyer if (A) any Alternative Transaction or any indication of interest, proposal or offer with respect to an Alternative Transaction is received by, (B) any non-public information is requested in connection with any Alternative Transaction from, or (C) any discussions or negotiation with respect to an Alternative Transaction are sought to be initiated or continued with, it, or any of its Representatives, indicating, in connection with such notice, the name of such person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Buyer reasonably informed, on a reasonably current basis, of the status and material terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations.

(b) Notwithstanding anything to the contrary in Section 5.2(a), at any time prior to receipt of the Stockholder Approval, Seller or Seller Parent may furnish information to, and negotiate or otherwise engage in discussions with, any Person who delivers a bona fide written inquiry, proposal or offer from any Person or group (other than Buyer or its Affiliates) relating to, in a single transaction or series of related transactions, an Alternative Transaction, that was not solicited after the date of this Agreement, if and so long as (i) the board of directors of Seller Parent determines in good faith after consultation with its outside legal counsel that (x) the failure to take such action would reasonably be expected to breach the directors’ fiduciary duties under applicable Law, (y) such a proposal is, or would reasonably be expected to lead to, an Alternative Transaction that is more favorable from a financial point of view to Seller Parent’s stockholders than the transactions contemplated by this Agreement and (z) is reasonably likely to be consummated on the terms proposed, taking into account all legal, regulatory, financial, timing, financing and other aspects of such proposal and of this Agreement (a “Superior Proposal”), (ii) there has been no material breach of Section 5.2(a) in connection with such Alternative Transaction, (iii) Seller Parent has provided at least 24 hours prior written notice to Buyer of its intention to furnish information to, and negotiate or otherwise engage in discussions with, any Person and (iv) Seller Parent has provided Buyer with a copy of written inquiry, proposal or offer; provided, however, that Seller Parent (x) will not take any such action without first entering into an Acceptable Confidentiality Agreement with such Person notwithstanding Section 5.2(a), and (y) will concurrently (and in any event within 24 hours) provide to Buyer any non-public information concerning the Business provided to such other Person which was not previously provided to Buyer.

(c) Seller Parent agrees that it will keep Buyer reasonably informed, on a prompt basis, of the status and material terms of any such proposals or offers and the current basis of the status and details (including any material developments) in respect of any such discussions or negotiations and that it will deliver to Buyer a summary of any material changes to any such proposals or offers and all nonpublic information being furnished to such Person.

(d) Except as set forth in this Section 5.2(d), neither the board of directors of Seller Parent nor any committee thereof shall (i) withdraw, modify or qualify, or publicly propose to withdraw, modify or qualify, the Board Recommendation, (ii) recommend the approval or adoption of, or approve or adopt, declare advisable, or publicly propose to recommend, approve, adopt or declare advisable, any Alternative Transaction, (iii) publicly take a neutral position or no position with respect to an Alternative Transaction at any time beyond ten Business Days after receipt of such Alternative Transaction by Seller Parent or any public announcement by the party that made the Alternative Transaction proposal, (iv) fail to publicly reaffirm the Board Recommendation within five Business Days of a reasonable written request by Buyer to make such public reaffirmation or (v) make any public statement in connection with the Stockholders Meeting that is inconsistent with the Board Recommendation (any action described in this clause being referred to as an “Adverse Recommendation Change”). Notwithstanding anything in this Agreement to the contrary, at any time prior to the receipt of the Stockholder Approval (and in no event after the receipt of the Stockholder Approval), the board of directors of Seller Parent may effect an Adverse Recommendation Change and, subject to compliance with this Section 5.2 and Section 8.4, terminate this Agreement if and only if the board of directors of Seller Parent receives an unsolicited Alternative Transaction that the board has determined to be a Superior Proposal and further determines in good faith after consultation with its outside legal counsel that such action is reasonably likely to be required in order for the directors to comply with their fiduciary duties under applicable Law. Prior to effecting such Adverse Recommendation Change, Seller Parent shall provide Buyer with five (5) Business Days’ prior written notice advising Buyer of its intention to effect an Adverse Recommendation Change, and specifying in reasonable detail the material terms and conditions of, and the identity of any Person proposing, such Superior Proposal, and Seller Parent shall, during such time and if requested by Buyer, engage in good faith negotiations with Buyer to amend this Agreement (x) such that such Superior Proposal would no longer constitute a Superior Proposal or (y) in a manner that obviates the need to effect an Adverse Recommendation Change, as applicable. Notwithstanding any Adverse Recommendation Change, if this Agreement is not otherwise terminated by any Party in accordance with the terms hereof, this Agreement shall be submitted to Seller Parent stockholders at the Stockholders Meeting for the purpose of voting on adopting this Agreement, and nothing contained herein shall be deemed to relieve Seller Parent of such obligation. From the date of this Agreement until the Closing Date, Seller Parent shall not terminate, amend, modify or waive any provision of any “standstill” or similar agreement to which Seller Parent is a party and shall use its reasonable best efforts to enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including by seeking injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof, except, in each case, to the extent the board of directors of Seller Parent determines in good faith, after consultation with outside counsel, that taking such action would result in a violation of the fiduciary duties of the board of directors of Seller Parent under applicable Law.

(e) Nothing contained in this Section 5.2 or elsewhere in this Agreement shall prohibit Seller Parent from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to its stockholders if the board of directors of Seller Parent determines in good faith (after consultation with and receiving advice of its outside counsel) that failure to do so would result in a violation of its fiduciary duties under applicable Law; provided, however, that any disclosure made pursuant to clause (i) or (ii) of this Section 5.2(e) (other than any disclosure made in connection with an Adverse Recommendation Change permitted by Section 5.2(d)) shall be deemed to constitute an Adverse Recommendation Change unless the board of directors of Seller Parent shall expressly publicly reaffirm the Board Recommendations in such disclosure. For avoidance of doubt, it shall not constitute an Adverse Recommendation Change for the board of directors of Seller Parent to make a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act.

5.3 Governmental Approvals and Consents.

(a) Seller Parent and Buyer shall, to the extent required by any applicable Law and, if so required, in no event later than ten Business Days following the Effective Date, file or cause their respective ultimate parents to file, with the Federal Trade Commission (“FTC”) and the Department of Justice (“DOJ”) the notification and report form required for the transactions contemplated by this Agreement and any supplemental information requested in connection therewith pursuant to the HSR Act. Seller Parent and Buyer shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission which is necessary under the HSR Act. Seller Parent and Buyer shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and shall comply promptly with any such inquiry or request. Seller Parent and Buyer shall use their commercially reasonable efforts to obtain any clearance required under the HSR Act for the transactions contemplated by this Agreement.

(b) The parties shall each cooperate reasonably with one another in connection with resolving any inquiry or investigation by the Governmental Authority relating to the transactions contemplated hereby. Without limiting the foregoing, each party shall (i) promptly inform the other party of any written or oral communication received from the Governmental Authority relating to the transactions contemplated hereby (and if in writing, furnish the other party with a copy of such communication); (ii) respond as promptly as practicable to any request from the Governmental Authority for information, documents or other materials in connection with the transactions contemplated hereby; (iii) provide to the other party, and permit the other party to review and comment in advance of submission, considering in good faith the views of the other party, and incorporate the other party’s reasonable comments, all proposed correspondence, filings, and written communications to the Governmental Authority with respect to the transactions contemplated hereby, provided that such material (A) may be redacted as necessary (1) to comply with contractual arrangements, (2) to address legal privilege concerns or (3) to remove references concerning the valuation of the parties or (B) designated as “outside counsel only,” which materials and the information contained therein shall be given only to outside counsel and previously-agreed outside economic consultants of the recipient and will not be disclosed by such outside counsel or outside economic consultants to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials; and (iv) not participate in any substantive meeting, communication, or discussion with the Governmental Authority in respect of investigation or inquiry concerning the transactions contemplated hereby unless it consults with the other party in advance and, except as prohibited by applicable Law or the FTC or DOJ, gives the other party the opportunity to attend and participate therein. Neither Buyer nor Seller Parent shall stay, toll, or extend any applicable waiting period under the HSR Act without the advance written agreement of other Party, and Buyer shall not pull or refile any filing made under the HSR Act without advance notice to Seller Parent. Each of Buyer and Seller shall use commercially reasonable efforts to certify compliance with an additional information or documentary material issued by a Governmental Entity under 15 U.S.C. Sect. 18a(e) and in conjunction with the transactions contemplated by this Agreement (a “Second Request”), pursuant to the HSR Act as soon as practicable after receipt of such Second Request.

(c) Notwithstanding anything to the contrary contained in this Agreement, nothing in this Agreement will require or obligate Buyer or any of its Affiliates to (and in no event shall any representation, warranty or covenant of Buyer contained in this Agreement be breached or deemed breached as a result of the failure of Buyer to take any of the following actions): (i) agree to or otherwise become subject to any limitations on (A) the right of Buyer effectively to control or operate its business (including the Business after the Closing) or assets (including the Acquired Assets) or (B) the right of Buyer to exercise its full rights of ownership of its business (including the Business after the Closing) or assets (including the Acquired Assets); (ii) agree or be required to sell or otherwise dispose of, hold separate (through the establishment of a trust or otherwise), or divest itself of all or any portion of the business, assets or operations of Buyer or any of its Affiliates; or (iii) otherwise take any steps to avoid or eliminate any impediment that may be asserted under any Competition Law. In regard to any Governmental Authority, neither Seller Parent nor Seller shall, without Buyer’s prior written consent in Buyer’s sole discretion, discuss or commit to any divestiture transaction, or discuss or commit to alter any of their businesses or commercial practices in any way, or otherwise discuss, take or commit to take any action that limits Buyer’s freedom of action with respect to, or Buyer’s ability to retain any of the businesses, product or service lines or assets of, the Business or otherwise limits Buyer’s ability to receive the full benefits of this Agreement.

(d) Buyer shall lead all communications, strategy and efforts to obtain all necessary clearances, actions or non-actions and consents from Governmental Authorities under Competition Laws in connection with the transactions contemplated hereby and any litigation matters relating to the Competition Laws, subject to good faith consultations with Seller Parent and the inclusion of Seller Parent at meetings with Governmental Authorities with respect to any discussion related to the transactions contemplated hereby under the Competition Laws.

(e) Seller Parent and Buyer shall each pay 50% of any filing fees payable by under the HSR Act.

(f) Each Party hereto shall, as promptly as possible, use its commercially reasonable efforts to obtain, or cause to be obtained, all other Consents and orders from all Governmental Authorities and make, or cause to be made, all filings required by Law to be made by it to consummate the transactions contemplated hereby that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents. Each Party shall cooperate with each other Party and its Affiliates in promptly seeking to obtain all such other Consents and orders that the other is required by Law to make. The Parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required Consents and orders that the other is required by Law to make.

5.4 Information Technology; Assistance with Customer Transition.

(a) At the Effective Date and monthly thereafter until the Closing Date, Seller shall deliver to Buyer, consistent with applicable Law, the Client Setup Data in the form of Annex 3.7(a)(i) with all fields accurately updated and completed for all customers of the Business as of each such date (including to reflect any new customer accounts gained since the previous date of delivery). Seller shall, until the Closing Date, update on a monthly basis the information provided in Section 3.7(a)(iv) of the Disclosure Schedules with all fields accurately updated and completed as of each such date (including to reflect any new customer accounts gained since the previous date of delivery). During the Interim Period, consistent with applicable Law, Seller and Seller Parent shall reasonably cooperate with Buyer, provide Buyer reasonable access to, and shall make its employees reasonably available for, general informational and client pre-planning meetings as well as arranging for introductory visits with any and all Customers that Buyer reasonably requests as soon as reasonably practicable after the Effective Date, and Seller and Seller Parent shall promptly provide information and access, consistent with applicable Law, reasonably requested by Buyer for the express and limited purpose of facilitating Buyer’s integration activities with respect to the Business from and after the Effective Date, including facilitating the technical development of customer interfaces for Buyer’s LIS (as defined below) as promptly as practicable on and after the Effective Date, deactivating existing lines as may be mutually agreed upon and when reasonably necessary, facilitation of Buyer dropping off supplies for Buyer’s use from and after the Closing, and performing such other activities as are reasonably necessary in order to transition the Business from Seller to Buyer effective from and after the Closing. Buyer shall use commercially reasonable efforts to seek any such reasonable access contemplated in this Section 5.4 in a manner that does not unreasonably interfere with the day-to-day operation of the business of Seller, Seller Parent or their Affiliates.

(b) Without limiting the foregoing, promptly after the Effective Date, subject to Competition Laws and the terms of any “clean team” agreement among the Parties governing the sharing of competitively sensitive information, Seller Parent and Seller shall reasonably cooperate as reasonably requested by Buyer in connection with the building, configuration, completion and testing of the customer interfaces (as may be mutually agreed upon) with Buyer’s LIS that will allow the ordering of tests and reporting of test results (the “Interface Configuration”) after the Closing. Buyer shall use commercially reasonable efforts to complete such Interface Configuration in a manner as to not unreasonably interfere with the day-to-day operations of Seller, Seller Parent or their Affiliates. The Parties acknowledge that the process of building, configuring, completing and testing these interfaces is an iterative, collaborative process and agree to reasonably cooperate in completing the interfaces as promptly as reasonably practicable. If Buyer believes that Seller is not timely performing its obligations under this Section 5.4(b), Buyer shall promptly notify Seller of the same in a reasonably detailed written notice.

(c) The Parties hereby agree that Kurt Wanner and Nicole Carlson, on behalf of Buyer, and Richard Paladino, on behalf of Seller (each such individual, an “IT Designee”) will serve as project leads and primary contact persons with respect to completion of the Interface Configuration (the “LIS Project”) and all other integration matters related to the IT Assets. The IT Designees will meet (in person, via teleconference or video conference) no less than weekly (unless otherwise reasonably requested by Buyer) to discuss the LIS Project and reasonably cooperate and provide status updates to Buyer with respect to the completion of the LIS Project or any amendments or modifications to the Interface Configuration on a weekly basis until such LIS Project is complete, or upon such other timeframes as mutually agreed to by the Parties. Seller’s IT Designee shall serve as a point of contact and coordination for all IT Asset-related questions and issues relating to Buyer’s integration activities with respect to the Business from and after the Effective Date, including with respect to any related activities as are reasonably necessary in order to transition the Business from Seller to Buyer effective from and after the Closing. The IT Designee shall have the authority to, and Seller shall cause the IT Designee to, provide (i) Buyer Group with access to the Assigned Locations, Customers, vendors and information that is reasonably requested by Buyer in connection with the transition of the Business from Seller to Buyer effective from and after the Closing and (ii) vendors of Buyer Group with access to the Assigned Locations within five Business Days following Buyer’s request therefor, for the express and limited purpose of completion of the LIS Project, provided that this shall be subject to applicable Law.

(d) During the Interim Period, Seller shall promptly conduct reasonable knowledge transfer and training sessions for Buyer’s employees with respect to Seller’s compendium and Customer connectivity solutions known to and used by Seller in connection with the Business.

(e) During the Interim Period, Seller shall provide Buyer reasonable access to, and shall make its employees reasonably available for, general informational meetings, and Seller shall provide information reasonably requested to facilitate Buyer’s integration activities including facilitation of Buyer dropping off supplies, and performing such other related activities as are reasonably necessary in order to transition the Acquired Assets and Assumed Liabilities from Seller to Buyer, effective from and after the Closing. Buyer shall use commercially reasonable efforts to complete such integration activities in a manner as to not unreasonably interfere with the day-to-day operations of Seller, Seller Parent or their Affiliates.

(f) During the Interim Period, Seller shall use commercially reasonable efforts to clear title to, and obtain any documents and other records required to transfer title to, all motor vehicles included in the Acquired Assets such that all such motor vehicles can be transferred to Buyer, free and clear of all Liens other than Permitted Liens, on the Closing Date.

5.5 Retention of Records and Specimens. Seller shall engage a third-party to ensure that all records, films, slides, blocks, tissue and other specimens required to be maintained by Seller with respect to the Business are retained and available in the manner and for the timeframe required by applicable Laws. Seller shall inform Buyer as to where such records and specimens are maintained prior to the Closing Date (and if any change to such location or arrangement occurs following the Closing Date) and shall ensure that such third-party provides access to Buyer to such records and specimens within one week of a valid request or as otherwise required by applicable Laws.

5.6 Preparation of Proxy Statement; Stockholder Meeting.

(a) Seller Parent shall, in consultation with Buyer, prepare and file with the SEC as promptly as practicable, and in any event within 20 Business Days after the Effective Date, a preliminary version of the Proxy Statement to be sent to Seller Parent’s stockholders in connection with the Stockholder Meeting. Seller Parent shall not file the Proxy Statement (or any preliminary version thereof) with the SEC without first providing Buyer and its counsel a reasonable opportunity to review and comment thereon, and Seller Parent shall give reasonable and good faith consideration to all additions, deletions or changes suggested by Buyer or its counsel; provided that no disclosure relating specifically to non-public information about Buyer or its Affiliates may be made without Buyer’s prior approval. Seller Parent shall include in the Proxy Statement the Board Recommendation. If, prior to the expiration of the ten (10) day waiting period provided in Rule 14a-6 under the Exchange Act, Seller Parent does not receive either (i) comments from the SEC on the preliminary Proxy Statement or (ii) notice from the SEC that it will review the preliminary Proxy Statement, then Seller Parent shall file definitive proxy materials (including the definitive Proxy Statement) with the SEC and cause the definitive Proxy Statement to be mailed to Seller Parent’s stockholders as soon as reasonably practicable, and in any event not later than two (2) Business Days after the expiration of such waiting period. Seller Parent shall use commercially reasonable efforts to resolve all SEC comments, if any, with respect to the Proxy Statement as promptly as practicable after receipt thereof. Promptly following confirmation by the SEC that the SEC has no further comments, Seller Parent shall cause the definitive Proxy Statement to be filed with the SEC and mailed to Seller Parent’s stockholders. Seller Parent shall be responsible for 100% of the fees, costs and expenses associated with the preparation, filing and mailing of the Proxy Statement.

(b) Each of Seller, Seller Parent and Buyer shall promptly furnish all information concerning such Person and its Affiliates to the other, and provide such other assistance, as may be reasonably requested by such other Party to be included therein and will otherwise reasonably assist and cooperate with the other in the preparation, filing and distribution of the Proxy Statement and the resolution of any comments to either received from the SEC.

(c) Seller Parent shall (i) notify Buyer promptly of the receipt of any comments, whether written or oral, from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and (ii) supply Buyer with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to such filings. Prior to responding to any comments from the SEC or its staff, Seller Parent shall consult with Buyer and provide Buyer and its counsel a reasonable opportunity to review and comment on any written response thereto, and Seller Parent shall give reasonable and good faith consideration to all additions, deletions or changes suggested by Buyer or its counsel.

(d) Except as provided in Section 5.6(c), no amendment or supplement to the Proxy Statement shall be made by Seller or Seller Parent without the prior approval of Buyer (which shall not be unreasonably withheld, conditioned or delayed).

(e) Seller Parent will take all action necessary in accordance with applicable Law, its organizational documents and the rules of the NYSE to establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholder Meeting”) as promptly as reasonably practicable following the mailing of the Proxy Statement to Seller Parent’s stockholders, for the purpose of obtaining the Stockholder Approval. Notwithstanding anything to the contrary in this Agreement, Seller Parent shall convene, subject to Section 5.6(f), and hold the Stockholder Meeting as soon as practicable (but in no event more than 60 days) following the mailing of the Proxy Statement to Seller Parent’s stockholders or on such other date elected by Seller Parent with Buyer’s prior written consent (which shall not to be unreasonably withheld, conditioned or delayed). Seller Parent shall use its reasonable best efforts to solicit proxies to obtain the Stockholder Approval.

(f) Seller Parent shall cooperate with and keep Buyer informed upon Buyer’s reasonable request regarding its solicitation efforts and voting results following the dissemination of the Proxy Statement to Seller Parent’s stockholders. Seller Parent shall be permitted to postpone or adjourn the Stockholder Meeting (after consultation with Buyer) if, but only if, (i) as of the time that the Stockholder Meeting is originally scheduled (as set forth in the Proxy Statement), there are holders of an insufficient number of shares of Seller Parent’s common stock present or represented by proxy at the Stockholder Meeting to constitute a quorum at the Stockholder Meeting, (ii) Seller Parent has determined in good faith (after consultation with outside legal counsel) that it is required by applicable Law or Governmental Order to postpone or adjourn the Stockholder Meeting, (iii) Seller Parent is requested to postpone or adjourn the Stockholder Meeting by the SEC or its staff or (iv) with the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed).

5.7 Interim Period Operations. Nothing contained in this Agreement shall give any Party, directly or indirectly, the right to control or direct the operations of the other Party prior to the Closing. Prior to the Closing, each Party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Affiliates’ respective businesses and operations.

5.8 Assigned Locations. Schedule 5.8 (the “Assigned Real Property List”) sets forth the following: (a) the patient service center locations that Buyer will acquire under this Agreement (the “Assigned Locations”), (b) the Assigned Real Property Leases related to such Assigned Locations that will be Assigned Contracts under this Agreement and (c) the Assigned Real Property Leases for which Buyer is requesting or will request a renewal, extension or amendment (each such renewal, extension or amendment, a “Lease Extension”). Buyer's requested terms and conditions of a Lease Extension will be those that are reasonably necessary to ensure that the leases for the Assigned Locations have rental terms and rental rates that are at fair market value, in each case as may be required, for compliance purposes and other applicable regulatory requirements. In addition Seller shall take such actions with respect to the Assigned Locations as described on Schedule 5.8. Seller shall use commercially reasonable efforts to seek an assignment of lease in a form and substance of the Assignment and Assumption of Lease, a landlord disclosure letter and lessor IRS Form W-9 for each Assigned Real Property Lease and any Consents, Lease Extensions or other documentation required to assign to Buyer the Assigned Real Property Leases and/or enter into any Lease Extension with the applicable landlord for each applicable Leased Real Property requested by Buyer as promptly as practicable after the Effective Date and in any event prior to the Closing Date. Each Consent and Lease Extension related to a Real Property Lease for an Assigned Location shall be in form and substance reasonably acceptable to Buyer and Seller shall provide Buyer and its Representatives with an opportunity to review and comment on all Consents, Lease Extensions and other documents related to the Assigned Locations and with periodic updates regarding the status of any required Consents or Lease Extensions.

5.9 Transfer of Warranties. As of the Closing Date, to the extent assignable, Seller shall be deemed (to the extent legally permissible) to have assigned to Buyer all of its right, title and interest in and to such warranties (express and implied) that continue in effect with respect to any of the Acquired Assets, and to have nominated Buyer as Seller’s true and lawful attorney to enforce such warranties against such manufacturers, and Seller shall execute and deliver such specific assignments of such warranty rights as Buyer may reasonably request.

5.10 Seller Activities. Prior to the expiration of the term of the Amended STAT Services Agreement (or, if later, the term of the Transition Services Agreement (if any)), Seller and Seller Parent shall not sell or transfer (whether by sale of assets, assignment, rental or otherwise) to any Person any Excluded Asset (including STAT laboratories and any real property of Seller or an Affiliate located in Farmingdale, NY that is not an Assigned Location) that could reasonably be expected to be used by Seller and Seller Parent in connection with providing the STAT Services unless such Person acquires all or substantially all of the Excluded Business and expressly assumes all of the obligations of Seller and Seller Parent under the Amended STAT Services Agreement. Following the expiration of the term of the Amended STAT Services Agreement (or, if later, the term of the Transition Services Agreement (if any)), Seller and Seller Parent may sell or transfer (whether by sale of assets, assignment, rental or otherwise) to any Person any Excluded Asset (including STAT laboratories and any real property of Seller or an Affiliate located in Farmingdale, NY), subject to Section 7.14.

5.11 Notice of Developments. From the date of this Agreement until the Closing Date, Seller will give Buyer reasonably prompt notice upon becoming aware, and shall in any event give such notice no later than 48 hours of becoming aware, of (a) any material development that would cause the satisfaction of the conditions set forth in Article VI to not be met at the Closing, (b) any material development related to any Assigned Location (including with respect to the operations at such Assigned Location, any Assigned Real Property Lease for such Assigned Location or any Material Permit used or held for use in connection with such Assigned Location or the operation of the Business in connection with such Assigned Location) and/or (c) any material development with respect to the sales representatives and the senior-level managers of the Business listed in Schedule 5.11, including the resignation (or notification of an intent to resign) or termination of any such sales representatives or senior-level managers of the Business.

Article VI
CLOSING CONDITIONS

6.1 Seller’s and Seller Parent’s Closing Conditions. The obligations of Seller and Seller Parent to effect the transactions contemplated by this Agreement (other than the Final Contemplated Transactions) shall be subject to the satisfaction and fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by Seller and Seller Parent:

(a) Compliance with Agreements and Covenants. Buyer shall have performed and complied in all material respects with each of the covenants, obligations, and agreements contained in this Agreement to be performed and complied with by Buyer on or prior to the Closing Date.

(b) Representations and Warranties. Each of (i) the representations and warranties of Buyer contained in Section 4.1 (Organization, Standing and Power; No Subsidiaries), Section 4.2 (Authority), Section 4.3(a)(i) (No Conflict; Required Filings and Consents) and Section 4.4 (Brokers or Finders) shall be true and correct in all respects on and as of the Effective Date and shall also be true and correct in all respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (in each case, other than de minimis inaccuracies) and (ii) the other representations and warranties of Buyer contained herein shall be true and correct in all respects on and as of the Effective Date and shall also be true and correct in all respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except in the case of clause (ii) where the failure of such other representations and warranties to be so true and correct, individually or in the aggregate, does not, and would not reasonably be expected to, prevent Buyer from consummating the transactions contemplated by this Agreement.

(c) Closing Documents. Buyer shall have delivered to Seller duly executed (if applicable) counterparts to the documents and the deliveries as set forth in Section 2.8(b).

6.2 Buyer’s Closing Conditions. The obligations of Buyer to effect the transactions contemplated under this Agreement shall be subject to the satisfaction and fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by Buyer:

(a) Compliance with Agreements and Covenants. Each of Seller and Seller Parent shall have performed and complied in all material respects with each of the covenants, obligations, and agreements contained in this Agreement to be performed and complied with by Seller and Seller Parent, as applicable, on or prior to the Closing Date.

(b) Representations and Warranties. Each of (i) the representations and warranties of Seller and Seller Parent contained in Section 3.5(f) through Section 3.5(g) (Legal Compliance), Section 3.8(a) (Good Title and Use of Assets), the second sentence of Section 3.8(b) (Good Title and Use of Assets), the first sentence of Section 3.28(b) (Intellectual Property) and the second sentence of Section 3.28(d) (Intellectual Property) shall be true and correct in all material respects on and as of the Effective Date and shall also be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), (ii) the remainder of the Fundamental Representations shall be true and correct in all respects on and as of the Effective Date and shall also be true and correct in all respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, and (iii) the other representations and warranties of Seller and Seller Parent contained herein shall be true and correct in all respects on and as of the Effective Date and shall also be true and correct in all respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), except in the case of clause (iii) where the failure of such other representations and warranties to be so true and correct, individually or in the aggregate, does not, and would not reasonably be expected to, have a Material Adverse Effect. Notwithstanding anything to the contrary herein, to the extent any Schedule or any section of the Disclosure Schedule is amended, supplemented, qualified or modified in any way prior to the Closing, (i) the condition set forth in this Section 6.2(b), (ii) the certificate delivered pursuant to Section 2.8(a)(ii) and (iii) any indemnification obligations arising under or in connection with Section 9.1(a)(i) shall each be with respect to the applicable representations and warranties as amended, supplemented, qualified or modified by any such Schedule or section of the Disclosure Schedule, as applicable.

(c) Closing Documents. Seller and Seller Parent, as applicable, shall have delivered to Buyer duly executed (if applicable) counterparts to the documents and the deliveries as set forth in Section  2.8(a).

(d) NYS Form AU-196.10. Buyer shall not have received Form AU-197.2 from the NYS Department of Taxation and Finance in response to Buyer’s filing of Form AU-196.10 pursuant to Section 7.5(e).

(e) Material Adverse Effect. Since the Effective Date, there shall not have occurred and be continuing any Material Adverse Effect.

(f) Seller and Seller Parent Actions. Seller and Seller Parent shall have delivered to Buyer:

(i) a certificate of the Secretary of each of Seller and Seller Parent certifying, as complete and accurate as of the Closing, (A) attached copies of the bylaws of such Person, (B) attached copies of all requisite resolutions of such Person’s board of directors and stockholders approving the execution, delivery and performance of each Transaction Document to which such Person is a party and the obligations of such Person hereunder and thereunder with a statement that such resolutions are in full force and effect as of the Closing Date, and (C) certifying to the incumbency of the officers of such Person executing any Transaction Document; and

(ii) a certificate of status with respect to each of Seller and Seller Parent, issued by the State of New York, showing that such Person is in good standing in such jurisdiction, dated within ten Business Days prior to the Closing Date.

6.3 Conditions to Obligations of All Parties to Consummate the Closing. The obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of the following conditions:

(a) No Governmental Order or Pending Actions. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and that prevents or prohibits the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, and no Governmental Authority shall have instituted any Action (which remains pending at the Closing Date) which seeks to enjoin or prohibit the consummation of the transactions contemplated by this Agreement or the other Transaction Documents (collectively, a “Restraint”). For the avoidance of doubt, the receipt of a letter from the Federal Trade Commission (FTC) or the U.S. Department of Justice’s Antitrust Division (DOJ) similar to the content of the form letter announced and disclosed by the FTC on August 3, 2021 shall not be deemed to be a “Restraint” for the purposes of this Agreement, nor shall it be used as, or deemed to be, the basis for concluding that any Closing condition is not, or will not be, satisfied for the purposes of this Article VI.

(b) HSR Clearance. Any and all waiting periods applicable to the transactions contemplated by this Agreement and the other Transaction Documents under the HSR Act shall have expired or been terminated.

(c) Stockholder Approval. The Stockholder Approval shall have been obtained in accordance with applicable Law.

Article VII
ADDITIONAL AGREEMENTS

7.1 Covenant to Satisfy Conditions. Subject to the terms and conditions hereof, each Party shall use its commercially reasonable efforts to take all action required of it to satisfy the conditions set forth in Article VI, and otherwise to fulfill its obligations under the terms of this Agreement and to facilitate the consummation of the transactions contemplated hereby.

7.2 Confidentiality Agreement.

(a) The Parties acknowledge that Seller Parent and Buyer have previously executed that certain Confidentiality Agreement, dated as of November 22, 2022 (the “Confidentiality Agreement”), which shall continue in full force and effect in accordance with its terms except as expressly modified by this Agreement. For clarity, to the extent there is any conflict between the terms of the Confidentiality Agreement and the terms of this Agreement, the terms of this Agreement shall control.

(b) Notwithstanding anything contained herein to the contrary, effective as of the Closing, all Confidential Information of Seller and Seller Parent included in the Acquired Assets or otherwise related to the Business will be deemed to be Confidential Information of Buyer and will be subject to the protections set forth herein and in the Confidentiality Agreement for the benefit of Buyer. Each of Seller and Seller Parent agrees that if the transactions contemplated by this Agreement are consummated, from and after the Closing, it shall, and it shall direct its Affiliates, directors, officers, partners, members and advisors to keep all such Confidential Information strictly confidential, and use such Confidential Information (including the terms and conditions of this Agreement) only for the purposes of fulfilling its obligations hereunder and for no other purpose whatsoever. Each Party shall be liable for all actions taken by its Affiliates, directors, officers, partners, members, Representatives and advisors that are inconsistent with this Section  7.2, and which are known by such Party at such time, as if the actions taken by any such Person were the actions of such Party.

(c) To the extent either Party is required to disclose any materials, documents, correspondences or information provided to it by the other Party, such Party will provide the disclosing Party with prompt notice of any such request or requirement so that the disclosing Party may seek a protective order or other appropriate remedy (and, if the disclosing Party seeks such an order, the receiving Party (or its applicable Affiliates) agrees to provide such cooperation as the disclosing Party shall reasonably request).

7.3 Trading Prohibitions. Each Party hereby acknowledges that as a result of disclosures by the Parties contemplated under this Agreement, each Party and its Affiliates may, from time to time, have material, non-public information concerning the other Party and other Persons. Each Party confirms that it and its Affiliates are aware and it has advised its Representatives that (a) the United States securities Laws may prohibit a Person who has material, non-public information from purchasing or selling securities of any company to which such information relates, and (b) material non-public information shall not be communicated to any other Person except as permitted herein.

7.4 Public Statements and Internal Communications. Except as may be required by applicable Law or the rules and regulations of any national securities exchange or national securities quotation system, the Parties shall consult with each other and obtain the prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) of the other Party prior to issuing any press release or any written public statement with respect to this Agreement, the other Transaction Documents, or the transactions contemplated hereby or thereby, and shall not issue any such press release or written public statement prior to such consultation and obtaining such prior written consent; provided that, the Party issuing the press releases or statements may proceed without such comments or consent if such comments or consent are not timely provided. The Parties further agree that they will work together in good faith to develop a communications plan which shall memorialize the timing and manner in which messages related to this Agreement will be communicated to Seller’s employees and Customers.

7.5 Taxes.

(a) Each Party shall reasonably cooperate in the preparation, execution, and filing of all returns, questionnaires, applications or other documents regarding any property transfer or gains, sales, use, value added, business and occupancy, stock transfer and stamp Taxes, any transfer, recording, registration and other fees or any similar Taxes that become payable in connection with the transfer of Acquired Assets pursuant to this Agreement (“Transaction Taxes”). Seller shall file all Tax Returns with respect to such Transaction Taxes consistent with the principles and allocation set forth in Section 2.6 and pay any such Transaction Taxes and Buyer shall promptly reimburse Seller for one-half of such Transaction Taxes. For the avoidance of doubt, any sales and use Taxes payable in connection with the transactions contemplated by this Agreement shall be payable by Seller in connection with the first applicable sales or use Tax Return due after the relevant payment date. The Parties shall cooperate in good faith to minimize any such Transaction Taxes and complete any tax forms to qualify the transactions contemplated by this Agreement for reduction of or exemption from any otherwise applicable Transaction Taxes.

(b) Seller shall be solely responsible for and shall pay, without any cost to Buyer, any and all Taxes assessed against or payable by Seller or Seller Parent, arising from the operation of Seller or Seller Parent, the Business, the Assumed Liabilities or the Acquired Assets (in each case regardless of whether the filing of any Tax Return with respect thereto or payment of any amount in respect thereof is filed, paid or due prior to, on or after the Closing Date, as applicable) or relating to the Excluded Assets or Excluded Liabilities. Liability for all real property Taxes, personal property Taxes and similar ad valorem obligations (the “Apportioned Obligations”) levied with respect to the Business, the Acquired Assets and the Assumed Liabilities (individually or in the aggregate) for any Tax period beginning on or before the Closing Date and ending after the Closing Date (a “Straddle Period”) shall be apportioned between Seller and Buyer based on the number of days of such Straddle Period included in the Tax period ending on the Closing Date (a “Pre-Closing Tax Period”) and the number of days of such Straddle Period included in the Tax period beginning after the Closing Date (a “Post-Closing Tax Period”). Seller shall be liable for the proportionate amount of such Apportioned Obligations that is attributable to the Pre-Closing Tax Period and Buyer shall be liable for the proportionate amount of such Apportioned Obligations that is attributable to the Post-Closing Tax Period.

(c) Buyer, Seller and their respective Affiliates shall provide each other with such assistance as may reasonably be requested in connection with the preparation of any Tax Return, application for exemption or refund of Tax, audit or other examination by any Governmental Authority relating to Liabilities for Taxes, or action, suit, proceeding, claim, arbitration or investigation relating to Liability for Taxes, in all cases to the extent in connection with the Acquired Assets or the Business. Such assistance shall include (upon the request of Seller or Buyer, as applicable) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Subject to Section 7.5(b), Seller and Seller Parent will prepare and timely file all Tax Returns and pay all Taxes owed in respect of the Acquired Assets and the Business for all Tax periods ending on or prior to the Closing Date including any Tax preparation fees. Buyer will prepare and timely file all other Tax Returns that are required to be filed in respect of the Acquired Assets or the Business, including any Tax preparation fees. Seller will pay any Apportioned Obligations with respect to the Business, the Acquired Assets and the Assumed Liabilities that are due and payable on or prior to the Closing Date (including any Tax preparation fees), and bill Buyer for any part of that amount apportioned to Buyer pursuant to Section 7.5(b) (including the proportionate amount of any Tax preparation fees). Buyer will pay such Apportioned Obligations with respect to the Business, the Acquired Assets and the Assumed Liabilities that are due and payable after the Closing Date and bill Seller for any part of that amount apportioned to Seller pursuant to Section 7.5(b) (including the proportionate amount of any Tax preparation fees).

(d) Notwithstanding anything herein to the contrary, Buyer shall be entitled to deduct and withhold from any consideration otherwise payable pursuant to this Agreement, such amounts as may be required to be deducted and withheld with respect to the making of such payment under applicable Law; provided that Buyer shall use commercially reasonable efforts to notify Seller or the applicable payee in advance if it determines that any amounts are required to be withheld from any consideration otherwise payable hereunder (other than any amounts treated as compensation) and shall use commercially reasonable efforts to cooperate in obtaining any available exemptions or reductions from such withholding. To the extent that amounts are so deducted or withheld and paid over to the applicable Governmental Authority or other appropriate Person, such amounts will be treated for all purposes of this Agreement as having been paid hereunder.

(e) At least 10 days prior to the Closing, Buyer shall file Form AU-196.10 with the NYS Department of Taxation and Finance.

7.6 Pre-Closing and Post-Closing Information; Employee Accessibility. During the Interim Period, and upon reasonable advance notice received from Buyer, Seller shall (a) afford Buyer Group reasonable access during normal business hours to Seller’s properties, personnel, facilities, contracts, books and records, and other documents and data, in each case solely relating to the Business or the Acquired Assets, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of Seller, (b) furnish to Buyer Group copies of all such Contracts, books and records, and other existing documents and data, in each case solely relating to the Business, the Acquired Assets or Assumed Liabilities, that Buyer Group may reasonably request, (c) furnish Buyer Group with such additional financial, operating, and other relevant data and information, in each case solely relating to the Business, the Acquired Assets or the Assumed Liabilities, as Buyer Group may reasonably request, and (d) otherwise cooperate and assist, to the extent reasonably requested by Buyer Group, with Buyer Group’s investigation of the properties, assets and financial condition of Seller and its Affiliates solely to the extent related to the Business; provided that such access or disclosure (x) shall be subject, in the case of competitively sensitive information, to any “clean-room” arrangements agreed between the Parties, and (y) may be restricted by Seller to the extent, in its reasonable judgment, may be required to preserve any applicable attorney-client privilege, to comply with any applicable Law, or to comply with any confidentiality obligation with any third party. Buyer Group will hold any such information that is non-public in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement.

7.7 Bulk Sales Laws. The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Acquired Assets to Buyer.

7.8 Reconciliation. If, following the Closing, any Excluded Assets or Excluded Liabilities related to such Closing are inadvertently transferred or assumed, respectively, from Seller to Buyer or otherwise, or Buyer collects or receives any remittances, payments, mail or other communications relating to any such Excluded Asset, then Seller and Buyer shall execute, deliver and record (where appropriate) any and all instruments or other documents of transfer, conveyance and assignment, or amend or correct any such existing instruments or documents, and take such other action as Seller or Buyer may reasonably request, as may be reasonably necessary or advisable to effect or evidence the transfer of such Excluded Assets or Excluded Liabilities to Seller (or to any Person as directed by Seller) in accordance with the terms of this Agreement, and to thereafter deliver as soon as reasonably practicable after receipt of such Excluded Assets, and any remittances, payments, mail or other communications relating thereto, and such Excluded Liabilities to Seller. If, following the Closing, any Acquired Assets or Assumed Liabilities are inadvertently retained by Seller, Seller Parent or their Affiliates, or Seller, Seller Parent or their Affiliates collect or receive any remittances, payments, mail or other communications relating to any such Acquired Asset, then Seller, Seller Parent or their Affiliate and Buyer, as applicable, shall execute, deliver and record (where appropriate) any and all instruments or other documents of transfer, conveyance and assignment, or amend or correct any such existing instruments or documents, and take such other action as Seller or Buyer may reasonably request, as may be reasonably necessary or advisable to effect or evidence the transfer of such Acquired Assets or Assumed Liabilities to Buyer (or to any Person as directed by Buyer) in accordance with the terms of this Agreement, and to thereafter deliver as soon as reasonably practicable after receipt of any remittances, payments, mail or other communications relating to the Acquired Assets to Buyer. Seller hereby authorizes Buyer from and after the Closing Date to receive and open all mail and other communications received by Buyer which relate to the Business following the Closing or to the Acquired Assets, and to act with respect to such communications in such manner as Buyer may elect, and, if such communications do not so relate to the Business following the Closing or to the Acquired Assets, to forward them promptly to Seller. Subject to Section  7.10, Seller hereby authorizes Buyer from and after the Closing Date to endorse without recourse the name of Seller on any checks or other instruments of payment received by Buyer on account of any services rendered by Buyer to a Customer after the Closing Date; provided, however, that if any such check or other instrument of payment is provided in settlement of a dispute, then Buyer shall not be permitted to endorse the name of Seller on such instrument without Seller’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

7.9 Employees.

(a) Not less than two weeks prior to the Closing Date, Buyer shall notify Seller of those Business Employees to whom Buyer or an Affiliate of Buyer shall offer employment effective as of the Closing Date. Business Employees to be offered employment by Buyer must be employed by Seller or Seller Parent as of the Closing and must meet the standards of employment applicable to Buyer’s employees generally, as Buyer reasonably determines in its sole discretion (each, an “Offered Employee”). Any Offered Employee who accepts and commences active employment with Buyer effective as of the Closing Date shall be referred to herein as a “Hired Employee”, with such employment to be conditioned upon the consummation of the transactions contemplated by the Transaction Documents; provided, however, that with respect to any Offered Employee who is not actively employed at the time such offers are made because such employee is on a leave of absence (other than regularly scheduled vacation) (the “Leave of Absence Employees”), Buyer shall be under no obligation to make an offer to any such Leave of Absence Employees unless and until such Leave of Absence Employee returns to active employment on or within 12 months following the Closing Date; and provided, further, that, notwithstanding anything in this Agreement to the contrary, Buyer shall have no Liability with respect to any Leave of Absence Employee unless such employee returns to active employment on or within 12 months of the Closing Date and accepts Buyer’s offer of employment within such time; and provided, further, that Buyer shall not use any such leave of absence as cause to modify, alter, or change any proposed offer of employment to the detriment of such Leave of Absence Employee. All Hired Employees, other than Leave of Absence Employees, shall be employed on a substantially uninterrupted basis by Buyer as of the Closing Date.

(b) As of the Closing Date each Hired Employee who is actively at work as of the Closing Date shall receive from Buyer, until the first anniversary of the Closing Date, salary, bonus, severance and employee benefit plan opportunities that are substantially comparable to the salary, bonus, severance and employee benefits provided to similarly situated employees of Buyer.

(c) Subject to Information Privacy and Security Laws and other applicable Laws, Seller will make available to Buyer, at least six weeks prior to the Closing, the following true, accurate, and complete information regarding each Business Employee: (i) name and employee ID number, (ii) employing entity, (iii) salary or other rate of base pay, if applicable, (iv) other compensation (including bonus target, incentive compensation target, deferred compensation, and commissions arrangements), (v) severance and employee benefit plan opportunities, (vi) status as an exempt or non-exempt under the Fair Labor Standards Act and any similar wage and hour law, (vii) status as a full-or part-time employee, (viii) job title or position, (ix) status as an active or inactive employee (and, if on leave, the nature of the leave and the expected return date, if known), (x) work authorization, if not a citizen or permanent resident, (xi) address, and (xii) whether such Business Employee is primarily or exclusively working for the Business. Unless Buyer otherwise consents in writing, every two weeks following the delivery of the information pursuant to the preceding sentence Seller shall provide Buyer with written notice of any updates to the Business Employee information provided pursuant to the preceding sentence and Buyer and Seller shall in good faith mutually agree upon the form of a written communication to be provided by Buyer to the applicable Business Employees describing the offer process; provided, that Buyer shall allow access to the information requested in this Section 7.9(c) only those Representatives of Buyer who need to know such information for purposes of making employment offers to the Business Employees.

(d) Seller, Seller Parent and Buyer intend that the transactions contemplated by this Agreement shall not result in a severance of employment of any Hired Employee for purposes of any benefit plan maintained by Seller or Seller Parent (“Seller Plans”), that the Hired Employees shall have continuous and uninterrupted employment immediately before, on, and immediately after the Closing Date, and Buyer, Seller and Seller Parent shall use reasonable efforts to ensure the same. For purposes of eligibility to participate, vesting, benefit accruals and level of benefits (except as otherwise specifically provided below) under any benefit plan maintained by Buyer and/or its Affiliates providing benefits to any Hired Employee after the Effective Date, each Hired Employee shall be credited with his or her years of service with Seller and its Affiliates (and any predecessors) prior to the Closing Date, to the same extent as such Hired Employee was (or would have been) entitled, before the Effective Date, to credit for such service under Seller Plans; provided, however, that such service need not be recognized (i) to the extent that such recognition would result in any duplication of benefits for the same period of service, (ii) for any purpose under any defined benefit retirement plan, retiree welfare plan, equity-based incentive plan or long-term incentive plan (including any cash balance plan or employee stock purchase plan of Buyer or its Affiliates), (iii) to the extent not recognized by Seller or Seller Parent for similar purposes, (iv) for purposes of any plan, program or arrangement (A) under which similarly situated employees of Buyer and its Affiliates do not receive credit for prior service or (B) that is grandfathered or frozen, either with respect to level of benefits or participation, or (v) discretionary contributions under Buyer’s employees’ retirement savings plan. To the extent that Buyer maintains a similar Employee Plan providing health and welfare benefits, for each Hired Employee, Buyer and/or its Affiliates shall take commercially reasonable steps waive any applicable waiting periods, pre-existing conditions or actively-at-work requirements and shall give such employees credit under the new coverages or benefit plans for deductibles, co-insurance and out-of-pocket payments that have been paid during the year in which each Hired Employee begins participation in the applicable Employee Plan. With respect to vacation benefits, effective as of the Closing Date, Buyer shall credit any Hired Employee with up to ten days of accrued, but unused, vacation time under any benefit plan maintained by Buyer and/or its Affiliates providing similar benefits after the Effective Date. Any credit of vacation days provided to Hired Employees pursuant to the foregoing sentence shall be at Seller’s expense and taken into account in the calculation of the Vacation Rollover Amount. Seller shall be solely responsible, and Buyer shall have no obligations whatsoever for, any amounts accrued or payable to any current or former employees (including Hired Employees), including accrued vacation for which Buyer is not providing credit for any period relating to the service with Seller or Seller Parent, as applicable, at any time on or prior to the Closing Date or due to termination by Seller or its Affiliates on or prior to the Closing Date.

(e) If, as a result of the transactions contemplated by this Agreement, Seller or any of its Affiliates are required before, on or after the Closing to provide notice of any employment loss to any Business Employee or other Person under the WARN Act or any foreign, state or local laws, regulations or ordinances related to plant closings, relocations, mass layoffs or employment losses, Seller shall provide, or arrange for the provision of, all such required notices and make any required payments within the time periods required by applicable Law (collectively, “WARN Laws”). Seller shall provide Buyer with a reasonable opportunity to review and comment upon all such notices before the notices required by WARN Laws are provided to affected employees, governmental agencies or other Persons. Seller shall bear any and all obligations and Liability under the WARN Laws resulting from employment losses arising in connection with the transactions contemplated in this Agreement, including without limitation the provision or failure to provide notice requirements, including any required notices to Hired Employees, and make any required payments under the WARN Laws. Buyer shall use its commercially reasonable efforts to assist Seller and Seller Parent in mitigating all such obligations and Liabilities under WARN Laws.

(f) The provisions of this Section 7.9 are solely for the benefit of the Parties, and no provision of this Section 7.9 is intended to, or shall, constitute the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise, or result in any current or former director, employee, consultant of Seller or Seller Parent or any other individual associated therewith being regarded for any purposes as a third party beneficiary of this Agreement or have the right to enforce the provisions hereof.

7.10 Accounts Receivable. Seller shall retain all accounts receivable arising out of the operation of the Business and specimens processed by Seller prior to the Closing (subject to collection consistent with past practices), plus accounts receivable from the Add-On Testing Services, and Buyer shall retain all accounts receivable arising out of the operation of the Business and specimens processed by Buyer on or after the Closing. After the Closing, Buyer and Seller shall promptly forward to the other Party any funds which are received by such Party but relate to the accounts receivable of the other Party. Notwithstanding anything to the contrary stated herein, neither Party shall have any responsibility to collect any of the other Party’s accounts receivable; provided, that Buyer shall use commercially reasonable efforts to cooperate with and assist Seller and its Affiliates and Representatives in the prompt collection of all accounts receivable owing to Seller.

7.11 Data Room. Promptly following the Closing, Seller shall deliver to Buyer (at Buyer’s expense) a DVD, CD, flash drive or similar electronic storage medium containing the documents in the “data room” created and maintained by Seller and hosted by Venue by DFIN in connection with Buyer’s review of the Business (the “Data Room”).

7.12 R&W Policy. At or prior to the Closing, Buyer shall obtain and conditionally bind coverage under the R&W Policy. Buyer shall pay or cause to be paid, all costs and expenses related to the R&W Policy, including the total premium, underwriting costs, brokerage commissions, and other fees and expenses under the R&W Policy. The R&W Policy shall provide that the insurer of such policy shall waive its rights to bring any claim against Seller or its Affiliates by way of subrogation, claim for contribution or otherwise (other than in the case of Fraud), and Seller and its Affiliates shall be express third party beneficiaries of such provision.

7.13 Buyer Non-Solicitation. If this Agreement is terminated pursuant to Article VIII, Buyer agrees that, except as expressly permitted by this Agreement or with the prior written consent of Seller, during the Nonsolicit Period, Buyer shall not, directly or indirectly through one or more of its Affiliates, do any one or more of the following: cause, induce or solicit, or attempt to cause, induce or solicit any of the employees, officers, or directors of Seller to terminate such Person’s employment relationship with Seller, Seller Parent or any of their Affiliates; provided, however, that nothing contained herein shall be deemed to prohibit Buyer or any of its Affiliates from (a) conducting any general solicitation or general advertisement of employment opportunities (including through the use of employment agencies or the internet) not specifically targeted at any such Persons, (b) hiring any such Person who responds to any such general solicitation or general advertising, (c) contact or solicitations (or resulting employment or engagement) made by any of Buyer’s or its Affiliate’s employees, agents or independent contractors who are not aware of the transactions contemplated by this Agreement, this Agreement or the restrictions contained herein, and who are not directed or encouraged to make such contact or solicitations by Buyer’s employees, agents or independent contractors who have knowledge of the transactions contemplated by this Agreement, this Agreement or the restrictions contained herein, or (d) contact with or the solicitation or hiring of any director or officer who independently initiates employment discussions with Buyer, its Affiliates, or their employees agents or independent contractors. As used in this Section 7.13, “Nonsolicit Period” shall mean the 18 month period following the termination of this Agreement pursuant to Article VIII. Upon termination of this Agreement pursuant to Article VIII, Section 7.13 shall supersede and replace similar terms set forth in the Confidentiality Agreement.

7.14 Restrictive Covenants.

(a) Except as set forth on Schedule 7.14(a), for a period of five years after the Closing Date (the “Restricted Period”), Seller and Seller Parent hereby covenant and agree that they shall not, directly or indirectly through one or more of their Affiliates or Representatives, (i) engage, invest in, own, manage, operate, finance, control, advise, render services to, be employed by any Person (including direct competitors of Buyer) engaged in any business or activity that competes with the Business as conducted on the Effective Date or on the Closing Date in the States of New York, New Jersey and Connecticut; (ii) use any names licensed to Buyer in any business that competes with the Business; or (iii) use the trade names “Enzo Clinical Labs” or “Enzo Labs” or any other confusingly similar trade name that combines the names “Enzo” and “labs” in connection with any business of any kind.

(b) During the Restricted Period, Seller and Seller Parent hereby covenant and agree that they shall not, directly or indirectly through one or more of their Affiliates or Representatives cause, induce or solicit, or attempt to cause, induce or solicit, (i) any Person who is or was an employee (including any temporary or leased employees), consultant or independent contractor of the Business on, or during the 12 months prior to, the Closing Date; or (ii) any Person who is or was an employee (including any temporary or leased employees), consultant or independent contractor of Buyer or any of its Affiliates at any time during the Restricted Period with whom Seller or Seller Parent (as applicable) has or has had contact (or with respect to whom Seller or Seller Parent obtains or obtained confidential information) during the Restricted Period to (A) terminate such Person’s employment or consulting relationship with Buyer or any of Buyer’s Affiliates; (B) in any way interfere with the relationship between such Person and Buyer or any of its Affiliates; or (C) hire, retain, employ or otherwise engage, or attempt to hire, retain, employ or otherwise engage, such individual as an employee, independent contractor or otherwise, unless (x) such individual’s employment with Buyer has been involuntarily terminated by Buyer or its Affiliate or (y) such individual’s employment has been voluntarily terminated by such employee not less than 12 months prior to any solicitation from Seller or Seller Parent or any of its Affiliates.

(c) During the Restricted Period, Seller and Seller Parent hereby covenant and agree that they shall not, directly or indirectly through one or more of their Affiliates or Representatives: (i) solicit, induce or otherwise cause, or attempt to solicit, induce or otherwise cause, any customer, supplier, licensor, licensee or any prospective customer, supplier, licensor or licensee that has been contacted or targeted for contact by Seller or Seller Parent on or before the Closing Date, or any other Person that had, has or is expected to have a business relationship with Seller or Seller Parent, to (A) terminate, curtail or otherwise modify its relationship with the Business or (B) engage in business with a competitor of the Business; or (ii) interfere in any way with the relationship between the Business and any of its customers, suppliers, licensors, licensees or any such prospective customers, suppliers, licensors or licensees that have been contacted or targeted for contact by the Business on or before the Closing Date, or any other Person engaged in a business relationship with the Business; provided, that nothing in this Section 7.14 shall prohibit Seller or Seller Parent from soliciting any such existing or prospective customer, supplier, licensor or licensee solely with respect to the Excluded Business.

(d) No Party shall make any disparaging statement, either orally or in writing, regarding the other Parties, the Business, or any products or services thereof, or any Affiliates or Representatives of the Parties or the Business; provided that such prohibited statements do not include statements that are made for the purpose of protecting or enforcing their rights or interests hereunder or defending against any claim brought by either Party hereunder, and the Parties shall not be prohibited from making any truthful statements in any Action, or as otherwise required by applicable Law. Further, nothing herein shall be deemed to limit competitive speech or commercial comparisons regarding services or products of the Parties following the expiration of the Restricted Period.

(e) Seller and Seller Parent, by their respective execution of this Agreement, hereby agree that this Section 7.14, including the provisions relating to duration, geographical area and scope, is reasonable and necessary to protect and preserve Buyer’s legitimate business interests and the value of the Business, and to prevent an unfair advantage from being conferred on Seller or Seller Parent.

(f) If any provision of this Section 7.14 is held to be excessively broad as to duration, geographical area, scope, activity or subject, for any reason, such provision shall be modified, by limiting and reducing it, so as to be enforceable to the extent allowed by applicable Law.

(g) Seller and Seller Parent, by their respective execution of this Agreement, hereby acknowledge that any breach of this Section 7.14 may result in serious and irreparable injury to Buyer, Buyer could not be adequately compensated by monetary damages alone, and Buyer’s remedy at law would not be adequate. Therefore, Seller and Seller Parent hereby acknowledge and agree that, in the event of a breach of this Section 7.14, Buyer shall be entitled to seek, without proof of actual damages, in addition to any other remedy at law or in equity to which Buyer may be entitled, to equitable relief against Seller or Seller Parent, including temporary restraining orders and preliminary and permanent injunctions to restrain Seller or Seller Parent from such breach and to compel compliance with the obligations of Seller and Seller Parent.

(h) In the event that all or substantially all of the Excluded Business is acquired by any Person or Persons other than Buyer or its Affiliates, whether in one transaction or a series of transactions and whether by merger, stock sale, sale of assets or otherwise, in lieu of the restrictions on competition set forth in Section 7.14(a) being applicable to such Person or any of its Affiliates (other than Seller and Seller Parent), Seller and Seller Parent shall ensure that any such Person and any of its Affiliates or their respective Representatives does not directly or indirectly have access to or use any Confidential Information retained by Seller and Seller Parent concerning Buyer or the Business (including data, books or records or other information related thereto), and no Acquired Assets or Confidential Information retained by Seller and Seller Parent concerning Buyer or the Business (including data, books or records or other information related thereto) is accessed or used directly or indirectly by such Person or any of its Affiliates or their respective Representatives, for the purposes of conducting any activities that would be prohibited by Section 7.14(a) or Section 7.14(b) if conducted by Seller or Seller Parent.

7.15 Payor Arrangements(a). If and to the extent that any Governmental Program, any Private Program or any other payor, makes any claims or any offsets, withholds funds from Buyer, or requires Buyer to refund any payments for services rendered on or after the Closing Date, due to overpayments, duplicate payments, fraud, incorrect billing, retroactive denials or for any other reason relating to any action or inaction of Seller or its Affiliates in connection with the operation of the Business prior to the Closing Date (whether known or unknown as of the Closing) or pursuant to the Add-On Testing Services or STAT Services, Seller shall fully compensate Buyer for any Losses incurred and also satisfy any claims of Medicare, Medicaid, or such other payor.

7.16 Transition Services. If requested by Buyer no later than five Business Days prior to the Closing Date, Seller shall enter into an agreement(s) with Buyer to provide transition services reasonably necessary to allow Buyer to transition any remaining Customers of the Business to Buyer (if any Interface Configurations have not been completed five Business Days prior to the Final Transaction Expiration Date such that not all Customers of the Business can be transitioned to Buyer on or before the Closing Date) or to provide Buyer with access to any Assigned Locations not transferred to Buyer on the Closing Date, in each case, for up to six months following the Closing. Such transition services shall be provided to Buyer pursuant to a transition services agreement in a form to be mutually agreed (acting reasonably) by Buyer and Seller (the “Transition Services Agreement”) prior to the Closing Date.

Article VIII
TERMINATION

8.1 Termination by Mutual Consent. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing by the mutual written agreement of Buyer, Seller and Seller Parent.

8.2 Termination by Seller or Buyer. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned by Seller, Seller Parent, on one hand, or Buyer, on the other hand, upon written notice to the other parties if:

(a) the Closing shall not have occurred at or before 11:59 p.m. (New York City time) on the date that is 210 days after the Effective Date (the “Outside Date”); provided, that

(i) if, as of 11:59 p.m. (New York City time) on the Outside Date a Specified Circumstance exists and each of the conditions set forth in Section 6.3 (other than the conditions set forth in Sections 6.3(a) and (b)) and Section 6.1 (other than any requirement of receipt of a certificate regarding compliance with any such condition), in each case other than with respect to a Specified Circumstance, is satisfied or has been waived, then Buyer may, by providing written notice thereof to Seller at or prior to 11:59 p.m. (New York City time) on the Outside Date, extend the Outside Date to 270 days after the Effective Date and such date shall become the “Outside Date” for all purposes of this Agreement; provided further that if, on such extended Outside Date, a Specified Circumstance still exists but all other conditions to the Closing either have been satisfied or waived or would be satisfied if the Closing were to occur on such date, then Buyer may, by providing written notice thereof to Seller at or prior to 11:59 p.m. (New York City time) on the extended Outside Date, extend the Outside Date to 365 days after the Effective Date and such date shall become the “Outside Date” for all purposes of this Agreement;

provided, however, that the right to terminate this Agreement pursuant to this Section 8.2(a) shall not be available to any Party if: the failure of such Party (or any Affiliate of such Party) to perform any of its obligations under this Agreement has been a principal cause of or resulted in the failure of the Closing to occur on or before such date;

(b) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited;

(c) the Stockholder Meeting (including any postponements and adjournments thereof) shall have concluded without the Stockholder Approval having been obtained by reason of the failure to obtain the required vote of the holders of shares of Seller Parent’s common stock; or

(d) any Governmental Authority of competent jurisdiction shall have issued a Governmental Order permanently restraining or enjoining the consummation of the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

8.3 Termination by Buyer. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing by Buyer upon written notice to Seller if (a) there has been a material breach by Seller or Seller Parent of any representation, warranty or covenant contained in this Agreement which breach, if curable prior to the Outside Date, has not been cured within the earlier of (x) ten Business Days following notice of the breach from Buyer to Seller and (y) the period of time that remains between the date such written notice is provided and the Outside Date, which would result in the failure of any of the conditions set forth in Section 6.2 or Section 6.3 and Buyer has not waived such condition in writing; provided, however, that Buyer may not terminate this Agreement pursuant to this Section 8.3 if Buyer is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement (or if any representations or warranties of Buyer have become, after the Effective Date, and at that time remain, untrue) such that it would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.3; or (b) at any time prior to obtaining the Stockholder Approval, in the event that (x) the board of directors of Seller Parent shall have failed to include the Board Recommendation in the Proxy Statement or shall have effected an Adverse Recommendation Change or (y) Seller or Seller Parent shall have breached Section 5.2 in any material respect.

8.4 Termination by Seller. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing by Seller upon written notice to Buyer (a) if there has been a material breach by Buyer of any representation, warranty or covenant contained in this Agreement which breach, if curable prior to the Outside Date has not been cured within the earlier of (x) ten Business Days following notice of the breach from Seller to Buyer and (y) the period of time that remains between the date such written notice is provided and the Outside Date, which would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.3 and neither Seller nor Seller Parent has waived such condition in writing; provided, however, that Seller may not terminate this Agreement pursuant to this Section 8.4 if either Seller or Seller Parent is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement (or if any representations or warranties of Seller or Seller Parent have become after the Effective Date, and at that time remain, untrue) such that it would result in the failure of any of the conditions set forth in Section 6.2 or Section 6.3, or (b) at any time prior to obtaining the Stockholder Approval, in order to enter into a binding agreement for a Superior Proposal, if prior to or concurrently with such termination, Seller or Seller Parent pays the Seller Termination Fee pursuant to Section 8.6(a), provided that such Superior Proposal was not solicited in violation of Section 5.2.

8.5 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the transactions contemplated by this Agreement pursuant to this Article VIII, no Party (or any of its directors or officers) shall have any liability or further obligation to any Party, except (a) with respect to Section 2.3(f) through 2.3(h), Section  7.2, Section 7.4, Section 7.5, Section 7.13, this Section  8.5, Section 8.6 and Article X, and (b) except as set forth in Section 2.3(h), that termination of this Agreement will not preclude a Party from bringing a claim against any other Party for a breach arising prior to such termination pursuant to the terms and conditions set forth herein, and nothing herein will relieve any Party from liability for any material breach of this Agreement, subject to any limitations on liability or remedies set forth in this Agreement.

8.6 Termination Fee.

(a) Seller Parent shall pay to Buyer $5,000,000 (the “Seller Termination Fee”) if (x) this Agreement is terminated pursuant to Section 8.3(b) or Section 8.4(b), or (y) (i) after the date of this Agreement, and prior to the termination of this Agreement, a proposal for an Alternative Transaction shall have been made to Seller Parent or Seller, or an intention (whether or not conditional) to make a proposal for an Alternative Transaction was publicly announced or otherwise became publicly known; (ii) thereafter, this Agreement is terminated (A) by Buyer or Seller pursuant to Section 8.2(a) or Section 8.2(c), or (B) by Buyer pursuant to Section 8.3(a); and (iii) within twelve (12) months after such termination, Seller enters into a definitive agreement to effect an Alternative Transaction or consummates an Alternative Transaction.

(b) In the event that this Agreement is terminated by Buyer or Seller pursuant to Section 8.2(c), Seller Parent shall pay to Buyer all of the reasonable and documented out-of-pocket expenses incurred by Buyer and its Affiliates in connection with this Agreement and the transactions contemplated thereby up to a maximum of $5,000,000 (the “Expense Reimbursement”). In no event shall Seller or Seller Parent pay both the Seller Termination Fee and the Expense Reimbursement.

(c) The amounts due pursuant to this Section 8.6 shall be paid within two (2) Business Days after termination of this Agreement in immediately available funds in lawful currency of the United States of America to the account designated by Buyer.

(d) If Seller Parent fails to promptly pay any amounts due pursuant to this Section 8.6 and, in order to obtain such payment, Buyer commences a suit that results in a final and non-appealable judgment against Seller Parent, for payment of amounts owed pursuant to this Section 8.6, then Seller Parent shall pay to Buyer its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees) in connection with such suit, together with interest on such amount at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date that such amounts were required to be paid to the date of actual payment; provided, that if such suit results in a final and non-appealable judgment against Buyer, then Buyer shall pay to Seller Parent its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees) in connection with such suit, together with interest on such amount at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date that such amounts were required to be paid to the date of actual payment. Any amount payable pursuant to this Section 8.6 shall be paid by wire transfer of immediately available funds prior to or on the date such payment is required to be made under this Section 8.6.

(e) The Parties acknowledge and agree that the agreements contained in this Section 8.6 are an integral part of this Agreement, and that, without these agreements, the parties would not enter into this Agreement. Each of the Parties further acknowledges that the payment of the amounts specified in this Section 8.6 is not a penalty, but, in each case, is liquidated damages in a reasonable amount that will compensate such Party in the circumstances in which such amounts are payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, which amount would otherwise be impossible to calculate with precision. In no event shall Seller Parent be required to pay the Seller Termination Fee in connection with the termination of this Agreement more than once.

(f) Notwithstanding anything to the contrary set forth in this Agreement or any other Transaction Document, but subject to Section 10.8, each of the Parties acknowledges and agrees that in the event the Seller Termination Fee or the Expense Reimbursement is paid to Buyer in circumstances in which such amounts are payable pursuant to this Section 8.6 payment of the Seller Termination Fee or the Expense Reimbursement, as applicable, pursuant to this Section 8.6 (and any costs, expenses and interest payable by Seller Parent to Buyer pursuant to Section 8.6(d)) shall constitute the sole and exclusive monetary remedy of Buyer, and its Affiliates and former, current or future stockholders, directors, officers, employees, agents or Representatives, against Seller Parent, and its Affiliates and former, current or future stockholders, directors, officers, employees, agents or Representatives (“Related Parties”), for all Losses and damages in respect of this Agreement, the transactions contemplated by this Agreement, any breach of any covenant or agreement or otherwise in respect of this Agreement, or the failure to consummate the transactions contemplated hereby, and upon payment the amounts due pursuant to this Section 8.6, neither Seller Parent nor its Related Parties, shall have any further liability or obligation relating to or arising out of this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby (except that the Parties will remain subject to the Confidentiality Agreement and any covenants or obligations that expressly survive the termination of this Agreement), and none of Buyer or its Related Parties shall seek to recover any other damages or seek any other remedy, whether based on a claim at law or in equity, in contract, tort or otherwise, with respect to any Losses suffered in connection with this Agreement or the transactions contemplated hereby (except with respect to the Confidentiality Agreement and any covenants or obligations that expressly survive the termination of this Agreement). For the avoidance of doubt, this Section 8.6(f) applies only in the event of a valid termination under this Article VIII. Notwithstanding the foregoing, nothing in this Section 8.6(f) shall relieve either Party or its Related Parties from liability for damages arising from Fraud by the other Party or its Related Parties.

(g) While Buyer may pursue a grant of specific performance or other equitable relief under Section 10.8 and payment of the Seller Termination Fee or Expense Reimbursement as applicable, pursuant to this Section 8.6, under no circumstances shall Buyer be permitted or entitled to receive both a grant of specific performance or other equitable relief and the payment of the Seller Termination Fee or the Expense Reimbursement, as applicable, in connection with the termination of this Agreement (except with respect to the Confidentiality Agreement and any covenants or obligations that expressly survive the termination of this Agreement).

Article IX
INDEMNIFICATION

9.1 Indemnification by the Parties.

(a) Indemnification by Seller. From and after the Closing, subject to Section  9.2, Seller shall indemnify and defend Buyer against, and shall hold Buyer and its Affiliates and their respective directors, officers, employees, Representatives and assigns (collectively, the “Buyer Indemnified Parties”) harmless from and against, and shall reimburse the Buyer Indemnified Parties for, any and all Losses which the Buyer Indemnified Parties shall suffer or incur or shall have imposed upon them in connection with, based upon, related to or arising out of:

(i) any breach of or inaccuracy in any representation or warranty made by Seller or Seller Parent in this Agreement or in any Schedule or certificate delivered pursuant to this Agreement, as of the Effective date or as of the Closing Date;

(ii) any Excluded Liabilities or Excluded Assets or the Excluded Business;

(iii) any breach or default of, or failure by Seller or Seller Parent to perform, any covenant, agreement or obligation to be performed by Seller or Seller Parent pursuant to this Agreement; and

(iv) (A) any Taxes of Seller, Seller Parent or any Affiliate of Seller or Seller Parent that Buyer was required to withhold from any payments hereunder and which Buyer did not withhold and (B) any Taxes Seller or Seller Parent are responsible for pursuant to Section  7.5(a), Section 7.5(b), or Section 7.5(c).

(b) Indemnification by Buyer. From and after the Closing, subject to Section 9.2, Buyer shall indemnify and hold harmless Seller and its Affiliates and their respective directors, officers, employees, Representatives and assigns (collectively, the “Seller Indemnified Parties”) from and against any and all Losses which the Seller Indemnified Parties shall suffer or incur or shall have imposed upon them in connection with, based upon, related to or arising out of:

(i) any breach of or inaccuracy in any representation or warranty made by Buyer in this Agreement or in any Schedule or certificate delivered pursuant to this Agreement, as of the Effective Date or as of the Closing Date;

(ii) any Assumed Liabilities;

(iii) any breach or default of, or failure by Buyer to perform, any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement or any document delivered by Buyer in connection with this Agreement; and

(iv) any Taxes Buyer is responsible for pursuant to Section 7.5(a), Section 7.5(b) or Section 7.5(c).

9.2 Procedure for Indemnification Claims – Third Party Claims.

(a) Promptly after receipt by a Person entitled to indemnification under Section 9.1 (the “Indemnitee”) of notice of the commencement of any Action against it, such Indemnitee will, if a claim is to be made against a Party obligated to indemnify under such section (the “Indemnitor”), give notice within 20 days to the Indemnitor of the commencement of such Action, but the failure to notify the Indemnitor will not relieve the Indemnitor of any liability that it may have to any Indemnitee, except to the extent that the Indemnitor demonstrates that it is actually prejudiced by the Indemnitee’s failure to give such notice, except that in no event may an Indemnitee make a claim for indemnification after the expiration of the applicable survival period in accordance with Section 9.5.

(b) If any Action is brought against an Indemnitee and it gives notice to the Indemnitor of the commencement of the Action, the Indemnitor will be entitled to participate in such Action and to assume the defense of such Action with counsel satisfactory to the Indemnitee at the Indemnitor’s expense, if Indemnitor so notifies Indemnitee within 20 days after the Indemnitor receives notice of such Action; provided, however that the Indemnitor may not assume the defense of an Action if the Indemnitor is also a party to such Action and the Indemnitee determines in good faith that joint representation would be inappropriate. Notwithstanding the foregoing, no Indemnitor shall have the right to assume the defense of any third party claim (i) that is asserted directly or indirectly on behalf of a Person that is a current or prospective customer, third party payor or supplier of an Indemnitee, or (ii) if the third party claim (A) seeks non-monetary relief, (B) involves criminal or quasi criminal allegations, (C) involves a claim of which the Indemnitee reasonably believes an adverse determination would be materially detrimental or injurious to the Indemnitee, (D) involves a claim which, upon petition by the Indemnitee, the appropriate court or arbitrational body rules that the Indemnitor failed or is failing to vigorously prosecute or defend, or (E) involves a claim in an amount which, together with previous and pending claim amounts, would exceed the Purchase Price. In the event that the Indemnitee shall in good faith determine that the Indemnitee may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnitor in respect of such third party claim, the Indemnitee shall have the right, but not the obligation, at all times to take over and assume control over the defense, settlement, negotiations or proceedings relating to any such third party claim; provided that if the Indemnitee does so take over and assume control, the Indemnitee shall not settle such third party claim without the prior written consent of the Indemnitor, not to be unreasonably withheld, conditioned or delayed. In the event that the Indemnitor assumes the defense of any third party claim, subject to this Article IX, it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such third party claim in the name and on behalf of the Indemnitee. The Indemnitee shall have the right, at its own cost and expense, to participate in the defense of any third party claim with counsel selected by it subject to the Indemnitor’s right to control the defense thereof. If the Indemnitor elects not to compromise or defend such third party claim or fails to promptly notify the Indemnitee in writing of its election to defend as provided in this Agreement, the Indemnitee may, subject to this Section 9.2(b), pay, compromise, defend such third party claim and seek indemnification for any and all Losses based upon, arising from or relating to such third party claim. If the Indemnitor assumes the defense of an Action, no compromise or settlement of such claims may be effected by the Indemnitor without the Indemnitee’s consent unless (1) there is no finding or admission of any violation of any Law or order of any Governmental Authority or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnitee, and (2) the sole relief provided is monetary damages that are paid in full by the Indemnitor, and (3) the Indemnitee will have no liability or obligation with respect to any compromise or settlement of such claims effected without its consent, and such compromise or settlement provides for a complete, unconditional release in customary form from all obligations and liabilities of the Indemnitee with respect to such claim. With respect to any third party claim subject to indemnification under this Article IX, both the Indemnitee and the Indemnitor, as the case may be, shall use commercially reasonable efforts keep the other Person fully informed in all material respects of the status of such third party claim and any related proceedings at all stages thereof where such Person is not represented by its own counsel.

9.3 Procedure for Indemnification Claims – Other Claims. In the event of a claim for indemnification under this Article IX not based upon a third party claim (which is addressed in Section 9.2), the Indemnitor shall have 30 Business Days from receipt of Indemnitee’s prompt written notice of such claim for indemnification (which notice shall specify in reasonable detail the basis of such claim and be accompanied by supporting documentation sufficient to permit the Indemnitor to evaluate such claim) to respond to such claim. If the Indemnitor has timely disputed the claim, in whole or in part with respect to such claim as provided above, the Indemnitor and the Indemnitee shall proceed in good faith to negotiate a resolution of such dispute for 60 days following receipt of the dispute notice by the Indemnitee, and if not resolved through such negotiations within such 60-day period, either party shall be entitled to pursue resolution of such dispute by litigation in accordance with this Agreement. Following the final resolution of the merits and amounts of such claim (whether by mutual agreement or litigation in accordance with this Agreement), the Indemnitor shall pay the amount of such Losses due and owing to the Indemnitee on demand.

9.4 Nature of Payments. Any indemnification payments made pursuant to this Article IX shall be treated for Tax purposes as an adjustment to the Purchase Price, including for purposes of Section 2.6, unless otherwise required by applicable Laws.

9.5 Survival. The representations and warranties of Seller and Seller Parent contained in this Agreement or in any certificate delivered at the Closing pursuant hereto shall survive the Closing for a period of 15 months; provided, however, that (a) the representations and warranties of Seller and Seller Parent contained in Section 3.5(f) through Section 3.5(g) (Legal Compliance), Section 3.8(a) (Good Title and Use of Assets), the second sentence of Section 3.8(b) (Good Title and Use of Assets), the first sentence of Section 3.28(b) (Intellectual Property), the second sentence of Section 3.28(d) (Intellectual Property), Section 3.1 (Organization, Standing and Power; No Subsidiaries), Section 3.2 (Authority), Section 3.3(b)(i) (No Conflict; Required Filings and Consents) and Section 3.15 (Brokers or Finders) (collectively, the “Fundamental Representations”) shall survive the Closing until the later of: (i) the sixth anniversary of the Closing Date and (ii) the expiration of the applicable statute of limitations, plus 90 days and (b) the representations and warranties of Seller and Seller Parent contained in Section 3.18 (Tax Matters) shall survive the Closing until the expiration of the applicable statute of limitations, plus 90 days. The representations and warranties of Buyer shall survive the Closing for a period of 15 months following the Closing Date. The covenants and agreements contained in this Agreement which by their terms are to be performed prior to the Closing shall survive the Closing for a period of 6 months after the Closing Date and the covenants and other agreements contained in this Agreement which by their terms or as stated contemplate performance in whole or in part after the Closing shall survive the Closing for the period contemplated by its terms or as stated expressly or until fully performed or fulfilled. Any action based on a breach of representations and warranties made herein must be brought on or before such representations and warranties terminate in accordance with the preceding sentences of this Section 9.5 or forever be barred, regardless of whether a longer statute of limitations may exist by Law; provided, however, that if an action or claim is brought on or before such representations and warranties terminate, such action or claim shall survive until final settlement or judgment. The limitations in this Section 9.5 shall not apply in the case of Fraud.

9.6 Limitations on Liability; Order of Recourse; Recovery from Escrow Account.

(a) Notwithstanding anything to the contrary contained in this Agreement:

(i) Seller shall not have any indemnity obligation under Section 9.1(a)(i) unless and until the Losses incurred by the Buyer Indemnified Parties with respect to any matter or series of related matters for which indemnification is to be provided under Section 9.1(a)(i) exceed $584,000 (the “Deductible”), in which case Seller shall be liable for all Losses with respect to such matter or matters in excess of such amount (subject to all other applicable requirements and limitations herein); provided that the foregoing limitation shall not apply to any claim based on any inaccuracy in or breach of Fundamental Representation or the representations and warranties of Seller and Seller Parent in Section 3.18 (Tax Matters);

(ii) except with respect to any claim by a Buyer Indemnified Party based on any inaccuracy in or breach of Fundamental Representations or the representations and warranties of Seller in Section 3.18 (Tax Matters), the aggregate liability of Seller under Section 9.1(a)(i) in excess of the Deductible shall not exceed $584,000 (the “Cap”);

(iii) except with respect to any claim by a Buyer Indemnified Party based on any inaccuracy in or breach of Fundamental Representations or the representations and warranties of Seller and Seller Parent in Section 3.18 (Tax Matters), any claim for indemnification under Section 9.1(a)(i) shall be satisfied (A) first, from the Escrow Fund in the Escrow Account, or if the Escrow Fund has been exhausted or is otherwise insufficient or unavailable to fully satisfy such claim, from Seller directly, until the retention under the R&W Policy in excess of the Deductible has been satisfied, and (B) second, from the R&W Policy;

(iv) with respect to any claim by a Buyer Indemnified Party with respect to any Fundamental Representation or the representations and warranties of Seller and Seller Parent in Section 3.18 (Tax Matters) or pursuant to Section 9.1(a)(iv), subject to the other limitations set forth herein, the Buyer Indemnified Parties shall be entitled to satisfy the Losses therefrom (A) first, from the Escrow Fund in the Escrow Account, or if the Escrow Fund has been exhausted or is otherwise unavailable or insufficient to fully satisfy such claim, from Seller directly, until the retention under the R&W Policy has been satisfied, (B) second, from the R&W Policy if and to the extent recovery thereunder is available, and (C) third, from the Escrow Fund in the Escrow Account, or if the Escrow Fund has been exhausted or is otherwise unavailable or insufficient to fully satisfy such claim, from Seller directly up to the amount of the Purchase Price; and

(v) with respect to any claim by a Buyer Indemnified Party pursuant to Section 9.1(a)(ii) through Section 9.1(a)(iv) Buyer shall be entitled to satisfy the Losses therefrom from the Escrow Fund in the Escrow Account, or if the Escrow Fund has been exhausted or is otherwise unavailable or insufficient to fully satisfy such claim, from Seller directly.

(b) On or before the Business Day after the 15-month anniversary of the Closing Date (the “Release Date”), Buyer shall notify Seller in writing of the amount of all claims made by the Buyer Indemnified Parties pursuant to this Article IX that have been validly asserted, but not fully and finally resolved prior to such date in accordance with this Article IX (such unresolved claims being referred to as the “Unresolved Claims” and such aggregate amount being referred to as the “Unresolved Claims Amount”). Promptly after the Release Date, Buyer and Seller shall jointly instruct the Escrow Agent to release to Seller from the Escrow Fund in accordance with the Escrow Agreement the portion of the Escrow Fund, if any, in excess of the sum of (i) the amount, if any, that Buyer and Seller have instructed the Escrow Agent to disburse from the Escrow Account that has not actually been disbursed as of such date, and (ii) the Unresolved Claims Amount as of the Release Date.

(c) Following the release from the Escrow Fund in Section 9.6(b), if any Unresolved Claim is finally resolved, then Buyer and Seller shall, within ten Business Days after the final resolution of such Unresolved Claim and the delivery to the Buyer Indemnified Party of the amount to be delivered to the Buyer Indemnified Party from the Escrow Fund (and/or directly from Seller, as applicable) pursuant to this Article IX, Buyer and Seller shall jointly instruct the Escrow Agent to disburse from the Escrow Account to Seller, the portion of the Unresolved Claims Amount retained in the Escrow Account in respect of such Unresolved Claim in excess of the amount determined to constitute Losses with respect to Unresolved Claim, if any; provided, that in no event shall the aggregate amount disbursed to Seller with respect to any Unresolved Claim exceed the amount, if any, that Buyer and Seller have instructed the Escrow Agent to disburse from the Escrow Account but that has not actually been disbursed as of such date; provided, further, that, to the extent that any such release to Seller would result in the Escrow Fund at such time not being sufficient with respect to all other Unresolved Claims, if any, then the Escrow Agent shall continue to retain the portion of the Escrow Amount as Buyer reasonably determines in good faith may be the maximum amount payable to any Buyer Indemnified Party under the terms of this Article IX in respect of any such Unresolved Claims until resolution thereof. The procedures set forth in this Section 9.6(c) shall be reiterated for each Unresolved Claim until all amounts in the Escrow Fund have either been paid to the Buyer Indemnified Parties or released to Seller.

(d) Any Indemnitee that becomes aware of any Losses for which it seeks indemnification hereunder shall be required to use commercially reasonable efforts to mitigate such Losses consistent with the common law doctrine of mitigation of damages and an Indemnitor shall not be liable for any Losses to the extent that it is attributable to the Indemnitee’s failure to so mitigate; provided, that an Indemnitee’s obligation to mitigate shall not include any obligation or requirement that such Indemnitee or any of his or its Affiliates assume or incur any liability.

(e) From and after the Closing Date, subject to the terms and limitations set forth in this Agreement, Seller Parent, as a primary obligor and not as a surety, hereby absolutely, unconditionally and irrevocably guarantees to Buyer the complete and prompt payment (and not of collection) and performance of, and compliance by Seller of all of Seller’s obligations under this Agreement (the “Guaranteed Obligations”). Seller Parent acknowledges and agrees that its guaranty is full, absolute and unconditional and is in no way conditioned or contingent upon any attempt to collect from Seller. Seller Parent understands that Buyer is relying on this guarantee in entering into this Agreement. Seller Parent hereby waives, for the benefit of Buyer, to the fullest extent permitted by applicable Law, any defenses or benefits that may be derived from or afforded by Law that limit the liability of or exonerate guarantors or sureties, including those which would otherwise require any election of remedies by Buyer (other than payment of the applicable Guaranteed Obligations) and further waives any right to require Buyer to proceed against Seller with respect to any of the applicable Guaranteed Obligations.

9.7 Calculation of Losses. For purposes of determining any inaccuracy or breach of any representation or warranty and calculating the amount of any Loss with respect thereto, such representation or warranty shall be read without giving effect to any qualifications as to materiality, Material Adverse Effect or similar materiality qualifications. In no event will any party be entitled to recover or make a claim for indemnification under this Article IX for any amounts in respect of punitive damages other than those paid or required to be paid to a third party.

9.8 Insurance Proceeds. If a claim for indemnification is made by any Indemnitee pursuant to this Article IX in respect of any Losses that are covered by such Indemnitee’s insurance policies (including any tail insurance policy), the amount of Losses shall be reduced by any third party insurance proceeds actually received by the Indemnitee from a third party, net of the cost of recovery (including reasonable attorneys’ fees) and any retroactive premium adjustments or other increased insurance costs resulting therefrom; provided, however, that the Indemnitee shall have sole and absolute discretion to determine whether (a) to submit or pursue a claim for damages with the insurer under the applicable insurance policy and (b) in the case of a denial of coverage or issuance of reservation of rights, whether to challenge such denial or issuance.

9.9 Exclusive Remedies. After the Closing, the provisions of this Article IX shall constitute the sole and exclusive remedy (other than (a) with respect to Fraud, (b) injunctive relief or specific performance as contemplated by Section 10.8, (c) with respect to the covenants and agreements that by their respective terms anticipate performance following the Closing Date and (d) as otherwise set forth in this Agreement or any other Transaction Documents) of the Parties against each other with respect to any breach or non-fulfillment of any representation, warranty, agreement, covenant, condition or any other obligation contained in this Agreement or in any certificates or similar documents delivered pursuant to this Agreement. In furtherance of the foregoing, except for claims arising from Fraud, each Party hereby waives, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action (including rights of contributions, if any) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against Seller, Seller Parent or any of their respective Affiliates or Buyer or any of its Affiliates, as the case may be, arising under or based upon any Law. The obligations of the Parties set forth in this Section 9.9 shall be conditioned upon the Closing having occurred.

Article X
GENERAL PROVISIONS

10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed provided to a Party (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Electronic mail addresses of the Parties shall be exchanged prior to the execution of this Agreement. Notices and other communications to a Party shall be addressed as follows:

If to Seller or Seller Parent:

Enzo Biochem, Inc.
81 Executive Blvd., Suite # 3
Farmingdale, NY 11735
Attn:	Hamid Erfanian; Matthew Kupferberg
Email:	HErfanian@enzo.com; MKupferberg@enzo.com

With a copy to (which shall not constitute notice):

McDermott Will & Emery LLP
One Vanderbilt Avenue
New York, NY 10017
Attn:	Robert H. Cohen; Meir Lewittes
Email:	rcohen@mwe.com; mlewittes@mwe.com

If to Buyer to:

Laboratory Corporation of America Holdings
531 South Spring Street
Burlington, NC 27215
Attn:	Chief Legal Officer
Email:	vaarts@labcorp.com

With a copy to (which shall not constitute notice):

Hogan Lovells US LLP
390 Madison Avenue
New York, NY 10017
Attention:	Michael J. Silver and Gabrielle M. Witt
Email:	michael.silver@hoganlovells.com
gabrielle.witt@hoganlovells.com

10.2 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

10.3 Rules of Construction. The Parties agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement, and therefore waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document. Unless otherwise qualified, all references in this Agreement that provide that information, documents or materials have been “made available to Buyer”, “delivered to Buyer” or “provided to Buyer,” and phrases of similar import, means that such information, document or material was made available for Buyer’s review in the Data Room, prior to 5:00 P.M. Eastern Time on the Business Day prior to the Effective Date.

10.4 Entire Agreement. This Agreement (including the documents and instruments referred to herein and the exhibits and schedules attached hereto and thereto) and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings (both written and oral), among the Parties, or any of them, with respect to the subject matter hereof.

10.5 Jurisdiction; Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and enforced in accordance with, the internal laws of the State of Delaware, including its statutes of limitations. Any legal action or other proceeding brought for the enforcement of this Agreement or because of an alleged breach, dispute, default or misrepresentation regarding any provision of this Agreement shall be brought exclusively in the state and federal courts sitting in The City of New York, Borough of Manhattan, and any appellate courts from any appeal thereof, and each Party irrevocably submits to the jurisdiction of each such courts in any such proceeding, and waives any objection it may now or after the Effective Date have to venue or to convenience of forum. The Parties hereto agree that any of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement of the Parties hereto irrevocably to waive any objections to venue or to convenience of forum. Process in any such proceeding may be served on any Party hereto anywhere in the world.

10.6 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.6.

10.7 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is deemed unenforceable, such provision shall be deemed to be reformed and modified to the minimum amount required to make such provision enforceable.

10.8 Equitable Relief. The Parties hereto agree that irreparable damage would occur in the event that any Party fails to consummate the transactions contemplated by this Agreement in accordance with the terms of this Agreement and that the Parties shall be entitled to specific performance in such event, in addition to any other remedy at law or in equity. The Parties hereto agree that, in the event of any breach or threatened breach by another Party of any covenant or obligation contained in this Agreement, including the obligation of the Parties to consummate each Closing as required hereunder, the non-breaching Party shall be entitled to obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. In circumstances where a Party is obligated to consummate the transactions contemplated by this Agreement and such transactions have not been consummated, each of the Parties expressly acknowledges and agrees that the other Party shall have suffered irreparable harm, that monetary damages will be inadequate to compensate such other Party, and that such other Party shall be entitled to seek specific performance of such Party’s obligation to consummate such transactions. The Parties further agree that neither the other Party, nor any other Person, shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.8, and both Parties irrevocably waive any right they may have to require the obtaining, furnishing or posting of any such bond or similar instrument. No exercise of a remedy available to a Party shall be deemed an election excluding any other remedy available to such Party (any such claim by any other Party being hereby waived).

10.9 Expenses. Except as otherwise expressly provided herein, each Party shall pay their own costs and expenses relating to this Agreement and the other Transaction Documents, the negotiations leading up to this Agreement, and the performance of this Agreement and the other Transaction Documents.

10.10 Assignment. No Party may assign or delegate any rights or obligations set forth in this Agreement without the prior written consent of the other Party, except that Buyer may assign any of its rights and delegate any of its obligations under this Agreement (a) to any Affiliate of Buyer or (b) in connection with the sale of all or substantially all of the assets of or any business combination transaction involving Buyer. No assignments shall relieve the assigning Party of any of its obligations hereunder. This Agreement shall be binding upon the Parties and their respective successors and permitted assigns.

10.11 No Third Party Beneficiaries. Except as set forth in Article IX, this Agreement is for the sole benefit of Seller, Seller Parent and Buyer and their respective successors and permitted assigns, and is not for the benefit of any third party. Except as set forth in Article IX, nothing contained in this Agreement is intended to relieve or discharge the obligations or liability of any third party to Seller, Seller Parent or Buyer, nor shall this Agreement give any third party any right of subrogation or action or any other rights over or against Seller, Seller Parent or Buyer.

10.12 Further Assurances and Records. From time to time after the Closing, each Party, at the request of the other Party, and without further consideration, shall sign and deliver or cause to be signed and delivered such other instruments of transfer and take such other actions as reasonably may be requested by the other in order further to effectuate the consummation of the transactions contemplated by this Agreement. In addition, the Parties acknowledge that there may be occasions in the future when a Party or Affiliates of a Party will need access to certain documentation of the other in order to prepare financial statements, Tax Returns or other reports to third parties, or in order to facilitate audits or legal proceedings, comply with Laws or Permits or otherwise conduct its affairs in a proper manner. Accordingly, the Parties shall exercise their respective reasonable efforts to achieve the purposes of this Section 10.12; provided, that such access or disclosure may be restricted by Seller to the extent, in its reasonable judgment, may be required to preserve any applicable attorney-client privilege, to comply with any applicable Law, or to comply with any confidentiality obligation with any third party.

10.13 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing signed by Buyer, Seller and Seller Parent. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by Seller Parent (if such waiver is made by Seller or Seller Parent) or Buyer (if such waiver is made by Buyer) nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

10.14 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a certain action or condition constitutes a default under a certain covenant, the fact that such action or condition is permitted by another covenant shall not affect the occurrence of such default, unless expressly permitted under an exception to such initial covenant. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation and warranty hereunder.

10.15 Attorney-Client Privilege and Conflict Waiver. McDermott Will & Emery LLP (“Seller Counsel”) has represented Seller and Seller Parent in connection with the transactions contemplated by this Agreement and the other Transaction Documents. Buyer agrees and acknowledges that neither it nor its Affiliates or Representatives will seek to have Seller Counsel disqualified from representing Seller, Seller Parent or their respective Affiliates or Representatives in any dispute (whether in contract or tort) that may arise between Seller, Seller Parent, or any of their respective Affiliates or Representatives, on the one hand, and Buyer or its Affiliate or Representatives, on the other hand, based upon, arising out of or related to this Agreement or the other Transaction Documents or any of the transactions contemplated hereby or thereby (including in relation to the Business, the Acquired Assets, the Assumed Liabilities, the Excluded Assets or the Excluded Liabilities), in whole or in part, and Seller or Seller Parent shall have the right to decide whether or not to waive any attorney-client privilege that may apply to any communications between Seller or Seller Parent, on the one hand, and Seller Counsel, on the other hand. Buyer further agrees that, as to all pre-Closing privileged or otherwise protected materials relating to the Business, the Acquired Assets, the Assumed Liabilities, the Excluded Assets or the Excluded Liabilities, or relating to Seller, Seller Parent and their Affiliates, including materials protected by the attorney-client privilege, work product, the expectation of client confidence and all other rights to any applicable privilege or immunity are hereby deemed the sole property of Seller, Seller Parent or such Affiliate, as applicable, and shall only be controlled, reviewed, utilized or otherwise accessed by thereby and shall not pass to or be claimed by Buyer on any ground, including waiver.

10.16 Counterparts. This Agreement may be executed and delivered in counterpart signature pages executed and delivered via electronic mail, and any such counterpart executed and delivered via electronic mail will be deemed an original for all intents and purposes.

SIGNATURES ON NEXT PAGE

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed as of the Effective Date.

BUYER:

LABORATORY CORPORATION OF AMERICA HOLDINGS

By:	/s/ Sandra D. van der Vaart
Name:	Sandra D. van der Vaart
Title:	Executive Vice President, Chief Legal Officer, Chief Compliance Officer and Secretary

SELLER:

ENZO CLINICAL LABS, INC.

By:	/s/ Hamid Erfanian
Name:	Hamid Erfanian
Title:	Chief Executive Officer

SELLER PARENT:

ENZO BIOCHEM, INC.

By:	/s/ Hamid Erfanian
Name:	Hamid Erfanian
Title:	Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

Schedule 1.1(b)(vi)

Schedule 1.1(b)(vi)

Prepaid Expenses

Schedule 1.1(b)(vx)

Laboratory-Related IT Assets

Schedule 1.1(o)

Assigned Contracts

Schedule 1.1(uuu)

Excluded Liabilities

Schedule 1.1(nnnnnn)

Permitted Liens

Schedule 2.6

Schedule 2.8(a)(iv)

Released Liens

Schedule 5.8

Schedule 5.11

Schedule 7.14(a)

Exhibit A

FORM OF ASSIGNMENT AND ASSUMPTION OF LEASE

Exhibit B

FORM OF ASSIGNMENT, ASSUMPTION AND BILL OF SALE

Exhibit C

FORM OF ESCROW AGREEMENT

Exhibit D

FORM OF INTELLECTUAL PROPERTY AGREEMENT